      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1996
                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               ENVOY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    TENNESSEE                                            62-1575729
           (STATE OR OTHER JURISDICTION                               (I.R.S. EMPLOYER
        OF INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                        15 CENTURY BOULEVARD, SUITE 600
                           NASHVILLE, TENNESSEE 37214
                                 (615) 885-3700
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  JIM D. KEVER
                        15 CENTURY BOULEVARD, SUITE 600
                           NASHVILLE, TENNESSEE 37214
                                 (615) 885-3700
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                 BOB F. THOMPSON                                    ROBERT W. SMITH, JR.
              BASS, BERRY & SIMS PLC                               PIPER & MARBURY L.L.P.
              FIRST AMERICAN CENTER                               36 SOUTH CHARLES STREET
            NASHVILLE, TENNESSEE 37238                           BALTIMORE, MARYLAND 21201
                  (615) 742-6200                                       (410) 539-2530

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / / ____________________

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------
                                                              PROPOSED        PROPOSED
                                                 AMOUNT        MAXIMUM         MAXIMUM
           TITLE OF EACH CLASS OF                TO BE     OFFERING PRICE     AGGREGATE         AMOUNT OF
         SECURITIES TO BE REGISTERED         REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2)   REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share.........   3,024,500      $30.00        $90,735,000         $31,288
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------

(1) Includes up to 394,500 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based upon the average of the high and low reported prices of the Registrant's Common Stock on The Nasdaq Stock Market's National Market on May 21, 1996.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION
                                2,630,000 SHARES                    MAY 24, 1996

                                 [ENVOY LOGO]
                                 COMMON STOCK
                              ------------------
   Of the 2,630,000 shares of Common Stock being offered hereby, 2,500,000 shares are being sold by ENVOY Corporation ("ENVOY" or the "Company") and 130,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. The Common Stock of the Company is traded on The Nasdaq Stock Market's National Market ("The Nasdaq Stock Market") under the symbol "ENVY." On May 21, 1996, the last reported sale price for the Common Stock on The Nasdaq Stock Market was $30.00 per share.
                               ------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                               ------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------
                             PRICE            UNDERWRITING           PROCEEDS            PROCEEDS TO
                              TO              DISCOUNTS AND             TO                 SELLING
                            PUBLIC             COMMISSIONS          COMPANY (1)         SHAREHOLDERS
- ---------------------------------------------------------------------------------------------------------
Per Share..........            $                    $                    $                    $
- ---------------------------------------------------------------------------------------------------------
Total(2)...........            $                    $                    $                    $
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------

(1) Before deducting expenses of the offering payable by the Company estimated at $500,000.

(2) The Company has granted the Underwriters a 30-day option to purchase up to 394,500 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public. If the option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."
                               ------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order, in whole or in part. It is expected that the delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
            , 1996.

ALEX. BROWN & SONS
   INCORPORATED
                   HAMBRECHT & QUIST

                                      J.C. BRADFORD & CO.

                                                              SOUTHCOAST CAPITAL
                                                                  CORPORATION

              THE DATE OF THIS PROSPECTUS IS             , 1996.

                             Front Inside Graphic

ENVOY provides the connectivity required to move information between participants in the health care industry.


Diagram showing the movement of information between the following participants in the health care industry to be represented by both text and an appropriate symbol: Employers, Hospitals, Laboratories, Payors, Pharmacies, and Physicians.


Selected Current and Potential Health Care EDI Information Exchanges


Employers       Hospitals              Laboratories        Payors                 Pharmacies            Physicians
- ---------       ---------              ------------        ---------              ----------            ----------
Enrollment      Claim Submission*      Claims*             Claims Adjudication*   Eligibility*          Eligibility
                                                                                                          (Medicaid/Managed Care)*
Regulatory
  Compliance    Remittance*             Referrals*         Patient Roster*        Claims Adjudication*  Referral Management*

                Just-in Time Inventory  Results Reporting  Enrollment             Electronic            Lab Order
                                                                                    Prescriptions

                Patient Census                             Preadmission           Formulary             Medical/Patient Records


* Indicates health care EDI exchanges currently offered by the Company.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ STOCK MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information appearing elsewhere or incorporated by reference in this Prospectus. Except as otherwise specified herein, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                                  THE COMPANY

     ENVOY is a leading provider of electronic data interchange ("EDI") services to participants in the health care market, including pharmacies, physicians, hospitals, dentists, billing services, commercial insurance companies, managed care organizations, state and federal governmental agencies and others. The Company provides health care EDI services on a real-time and batch-processing basis by utilizing proprietary computer and telecommunications software and microprocessor technology. ENVOY is one of the largest processors of electronic real-time pharmacy and commercial third-party payor batch transactions in the United States. ENVOY's transaction network is directly or indirectly connected to approximately 160,000 physicians, 30,000 pharmacies, 23,000 dentists, 3,300 hospitals and 550 payors.

     There are many types of transactions, information exchanges and other communications that occur between the principal participants in the health care industry. Presently, the majority of these transactions are paper-based and processed manually. As more payors, providers and purchasers of health care services are linked electronically, the Company believes that more health care transactions will be processed electronically and more types of non-claim information, such as prescriptions and laboratory orders and results, will be available for electronic transfer from party to party. The Company believes that private and governmental efforts to contain health care costs, the growth of managed care and the creation of various health care alliances, as well as other changes in the health care delivery mechanisms, will accelerate the transition to health care EDI.

     ENVOY's strategy is to maintain and enhance its leadership position in the health care EDI industry by (i) delivering value-added transaction processing services to its customers on a cost-effective basis, (ii) increasing the types of transactions that can be transmitted electronically, such as prescriptions and laboratory orders and results, and (iii) expanding its EDI network within the health care industry. In addition, the Company plans to selectively pursue acquisitions of other related health care information businesses. The Company believes that its reputation for providing quality and cost-effective services and products and its extensive EDI network enhance ENVOY's ability to attract and retain customers.

     In March 1996, ENVOY acquired National Electronic Information Corporation ("NEIC") as part of the ongoing effort to expand its health care EDI services. NEIC is one of the nation's largest clearinghouses of batch claims for commercial payors and processed approximately 85 million health care claims in 1995. The Company believes that the combination of NEIC's batch claim processing capabilities and ENVOY's real-time electronic transaction processing capabilities positions the Company to provide more comprehensive health care EDI solutions.

     The Company was incorporated in Tennessee in August 1994. The Company's executive offices are located at 15 Century Boulevard, Suite 600, Nashville, Tennessee 37214, and its telephone number is (615) 885-3700.

                                  THE OFFERING

Common Stock offered by the Company..............  2,500,000 shares
Common Stock offered by the Selling
  Shareholders...................................  130,000 shares
Common Stock to be outstanding after the
  offering.......................................  14,253,471 shares (1)
Use of proceeds..................................  To repay certain indebtedness and for general corporate purposes, including
                                                   working capital, and to finance potential
                                                   future acquisitions. See "Use of
                                                   Proceeds."
Nasdaq symbol....................................  ENVY

                      SUMMARY FINANCIAL AND OPERATING DATA
           (IN THOUSANDS, EXCEPT PER SHARE AND OTHER OPERATING DATA)

                                                                                             THREE MONTHS
                                              YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                      ---------------------------------------   ---------------------------------------
                                                                    PRO FORMA                     PRO FORMA   PRO FORMA
                                       1993      1994      1995      1995(2)     1995     1996     1995(2)     1996(2)
                                      -------   -------   -------   ---------   ------   -------  ---------   ---------
STATEMENTS OF OPERATIONS DATA:
  Revenues..........................  $13,979   $20,950   $25,205    $64,739    $6,923   $10,330   $15,695     $18,517
    Cost of revenues................    9,691    13,280    15,435     31,529     4,269     5,308     8,380       8,125
    Selling, general and
      administrative................    4,416     5,901     8,243     23,667     2,123     2,992     5,682       5,991
    Depreciation and amortization...    1,228     1,990     2,468     24,144       560     2,319     5,947       6,328
    Merger and facility integration
      costs.........................    --        --        --         --         --      32,584     --          --
  Operating loss....................   (1,356)     (221)     (941)   (14,601)      (29)  (32,873)   (4,314)     (1,927)
  Loss from continuing
    operations before income taxes
    and loss in investee............   (1,349)     (192)     (224)   (17,664)      (19)  (33,279)   (5,345)     (3,047)
  Loss in investee(3)...............    --        --       (1,776)    (1,800)     (218)     (435)     (242)       (435)
  Loss from continuing operations...     (835)     (119)   (2,000)   (19,464)     (267)  (22,508)   (5,617)     (3,942)
  Loss per common share from
    continuing operations...........  $ (0.07)  $ (0.01)  $ (0.18)   $ (1.67)   $(0.02)  $ (1.97)  $ (0.47)    $ (0.34)
  Weighted average common shares
    outstanding.....................   11,476    11,510    11,241     11,647    11,603    11,416    12,009      11,702
OTHER OPERATING DATA:
  Transactions (in millions)........    205.2     302.0     378.4      466.2      92.1     120.8     111.1       140.8

                                                                                               MARCH 31, 1996
                                                                                          ------------------------
                                                                                                           AS
                                                                                           ACTUAL      ADJUSTED(4)
                                                                                          --------     -----------
                                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital.......................................................................  $    183      $  35,533
  Assets................................................................................   107,931        143,281
  Long-term debt, including current portion and redeemable preferred stock..............    37,955          2,555
  Convertible subordinated debt.........................................................    10,000         10,000
  Preferred shareholders' equity........................................................    40,100         40,100
  Total shareholders' equity............................................................    39,451        110,201

- ---------------
(1) Excludes (i) 3,435,665 shares of Common Stock issuable upon the exercise of options, of which 1,187,165 shares were exercisable as of May 21, 1996, (ii) conversion of 3,730,233 shares of Series B Convertible Preferred Stock, no par value per share (the "Series B Preferred Stock"), into an equal number of shares of Common Stock, and (iii) conversion of the $10,000,000 principal amount 9% Convertible Subordinated Notes due 2000 (the "Convertible Notes") into approximately 950,570 shares of Common Stock at the current conversion price of $10.52 per share.

(2) Pro forma financial information reflects the acquisitions of Teleclaims, Inc. ("Teleclaims") and NEIC as if they had occurred on January 1, 1995. The acquisitions occurred on March 1, 1996 and March 6, 1996, respectively, and the actual operating results of the Company for the first quarter of 1996 reflect the impact of such acquisitions as of the respective acquisition dates. The pro forma presentation in this Prospectus excludes the one-time charge for acquired in-process technology of $30.7 million, the $4.2 million merger and facility integration costs and the related income tax benefit of $11.7 million from the pro forma statements of operations; however, the presentation in the notes to the Company's historical unaudited financial statements for the three months ended March 31, 1996 (the "Unaudited Financial Statements") includes the $30.7 million charge for acquired in-process technology, $1.9 million of merger and facility integration costs and the related income tax benefit of $11.7 million. See Notes C and D to the Unaudited Financial Statements and the Unaudited Pro Forma Financial Information included in this Prospectus.

(3) Reflects an impairment of the carrying value of the Company's investment in EMC* Express, Inc. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to the Company's audited financial statements (the "Audited Financial Statements").

(4) Adjusted to reflect the sale by the Company of 2,500,000 shares of Common Stock offered hereby assuming an offering price of $30.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

     The Company was incorporated in August 1994 as a wholly-owned subsidiary of ENVOY Corporation, a Delaware corporation which was formed in 1981 (the "Predecessor"). The Predecessor was formed to develop and market electronic transaction processing services for the financial services and health care markets. In June 1995, in order to facilitate the transfer of the financial services business to First Data Corporation ("First Data"), the assets and liabilities of the Predecessor associated with the health care business were transferred to the Company. The Company was spun-off to shareholders through a stock dividend distribution and the Predecessor was merged into First Data. The Company's financial statements included herein include financial information for the Predecessor through June 1995, with the financial services business shown as a discontinued operation.

                                  RISK FACTORS

     In addition to the other information included or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby. This discussion also identifies important cautionary factors that could cause the Company's actual results to differ materially from those projected in forward looking statements of the Company made by, or on behalf of, the Company.

     Limited Operating History; Substantial Net Loss. The electronic health care transaction processing industry is relatively new, and the Company's operating history is relatively limited. The Company has experienced substantial net losses, including a net loss of $22.5 million in its most recent fiscal quarter, and has an accumulated deficit of approximately $25.6 million as of March 31, 1996. Historically, operating losses incurred in the Company's health care transaction processing business were funded by earnings from the financial processing business which was sold in 1995. In order to achieve profitability, the Company must successfully implement its business strategy and increase its revenues, while controlling expenses. There can be no assurances as to when or if the Company will achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Recent Acquisition. In March 1996, ENVOY completed the acquisition of NEIC, a commercial clearinghouse for batch processing of health care claims. ENVOY acquired NEIC for $94.3 million, including the fees, expenses and other costs associated with the acquisition. In connection with the acquisition, the Company recognized in the first quarter of 1996 a one-time write off of acquired in-process technology of approximately $30.0 million and related deferred income tax benefit of approximately $11.4 million. The Company is amortizing $46.7 million of goodwill associated with the NEIC acquisition over a three year period, and such amortization will adversely affect the Company's results of operations for the balance of 1996 and the following two years. The acquisition of NEIC, with 1995 revenues of $37.4 million, created a significant expansion of the Company's overall business, and the Company has only recently begun the integration of NEIC into its business. There can be no assurance that ENVOY will be able to operate the acquired business on a profitable basis, integrate the acquisition with its existing business or achieve operating synergies necessary to make the acquisition successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Development of Electronic Processing in the Health Care Industry. The Company's strategy anticipates that electronic processing of health care transactions, including transactions involving clinical as well as financial information, will win market acceptance and that providers and third-party payors increasingly will use electronic processing networks for the processing and transmission of data. Electronic transmission of health care transactions is still developing, and complexities in the nature and types of transactions which must be processed has hindered to some degree the development and acceptance of electronic processing in this market. In addition, while the multiplicity of claims, forms and formats used by the many different third-party payors has fostered the development of electronic clearinghouses, the standardization of these claim formats, whether due to consolidation in the industry or otherwise, could reduce the use of clearinghouses, including electronic clearinghouses. There can be no assurance that continued conversion from paper-based transaction processing to electronic transaction processing in the health care market will occur or that, to the extent it does occur, health care providers and payors will use independent networks such as that being developed by the Company.

     Acquisition Strategy; Impact on Operating Results; Need for
Capital. ENVOY's strategy includes acquisitions of related health care information businesses and other companies complementary to its business. The success of any such acquisition will depend on many factors, including the Company's ability to identify suitable acquisition candidates, the purchase price, the availability and terms of financing, and management's ability to effectively integrate the acquired services, technologies or businesses into the Company's operations. Significant competition for acquisition opportuni-ties exists in the health care industry, which may significantly increase the costs of and decrease the opportunities for acquisitions. Although the Company is actively pursuing potential acquisitions, there can be no assurance that any acquisition will be consummated. No assurances can be given that the Company will be able to operate any acquired businesses profitably or otherwise successfully implement its expansion strategy. The Company may finance future acquisitions through borrowings or the issuance of debt or equity securities. Although the Company historically has obtained financing on reasonable terms, there can be no assurances that future lenders will extend credit, or extend credit on favorable terms. Further, any issuance of equity securities could have a dilutive effect on the holders of Common Stock. Such acquisitions may result in significant goodwill and increases in the amount of depreciation and amortization expense and could also result in write downs of purchased assets, all of which could adversely affect the Company's operating results in future periods.

     Competition. The Company faces significant competition in the health care sector of the electronic transaction processing market from companies that are similarly specialized and also from companies that are involved in other, more highly developed sectors of the electronic transaction processing market. The Company also faces competition from other companies, such as vendors of provider information management systems, which have added or may add their own proprietary transaction processing systems to existing or future products. Competition may be experienced in the form of pressure to reduce per transaction prices or eliminate per transaction pricing altogether. If electronic transaction processing becomes the standard for claims and information processing, a number of larger and better capitalized entities may elect to enter the industry and further increase competitive pricing pressures. Many of the Company's existing and potential competitors are larger and have significantly greater financial, marketing, technological and other resources than the Company. See "Business -- Competition."

     Availability of Direct Links. Certain third-party payors provide electronic data transmission systems to health care providers that establish a direct link between the provider and the payor, bypassing third-party processors such as the Company. Any significant increase in the utilization of direct links between health care providers and payors would have a material adverse effect on the Company's business, operating results and financial condition.

     Uncertainty and Consolidation in the Health Care Industry. The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care industry participants. Federal and state legislatures periodically consider programs to modify or amend the United States health care system at both the federal and state level. These programs may contain proposals to increase governmental involvement in health care, lower reimbursement rates or otherwise change the environment in which health care industry participants operate. Health care industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including investments in the Company's services and products. In addition, many health care providers are consolidating to create larger health care delivery organizations. This consolidation reduces the number of potential customers for the Company's services, and the increased bargaining power of these organizations could lead to reductions in the amounts paid for the Company's services. Industry developments are increasing the amount of capitation-based health care and reducing the need for providers to make claims for reimbursement for products or services. Other health care information companies, such as billing services and practice management vendors, which currently utilize the Company's services, have developed or acquired transaction processing and networking capabilities and may cease utilizing the Company's services in the future. The impact of these developments in the health care industry is difficult to predict and could have a material adverse effect on the Company's business, operating results or financial condition.

     Customer Concentration. No customer accounted for more than 10% of the Company's revenues during 1995 or the first quarter of 1996. However, on a pro forma basis, giving effect to the acquisitions of NEIC and Teleclaims as of January 1, 1995, the Company's top ten customers accounted for approximately 35% of revenues in 1995. Further consolidation in the health care industry is likely to increase customer concentration and may increase the Company's dependency on a limited number of customers. In addition, a significant portion of NEIC's revenues has been generated by five major insurance company payors who were shareholders of NEIC before its acquisition by the Company. Although each of these carriers has continued to use the Company's services after the acquisition, they have no minimum transaction commitment to the Company in the future and there can be no assurance that the volume of business generated by these payors will not decline or terminate. The loss of one or more significant customers could have a material adverse effect on the Company's business, operating results or financial condition.

     Evolving Industry Standards and Rapid Technological Changes. The market for the Company's services is characterized by rapidly changing technology, evolving industry standards and frequent introduction of new and enhanced services. The Company's success will depend upon its continued ability to enhance its existing services, to introduce new services on a timely and cost-effective basis to meet evolving customer requirements, to achieve market acceptance for new services and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company will be able to respond effectively to technological changes or new industry standards. Moreover, there can be no assurance that competitive services will not be developed, or that any such competitive services will not have an adverse effect upon the Company's operating results.

     Dependence on Technology; Risk of Infringement. The Company's ability to compete effectively depends to a significant extent on its ability to protect its proprietary information. The Company relies primarily on copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. The Company has not filed any patent applications with respect to its intellectual property. The Company generally enters into confidentiality agreements with its consultants and employees and generally limits access to and distribution of its technology, software and other proprietary information. Although the Company intends to defend its intellectual property, there can be no assurance that the steps taken by the Company to protect its proprietary information will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company is also subject to the risk of alleged infringement by it of intellectual property rights of others. Although the Company is not currently aware of any pending or threatened infringement claims with respect to the Company's current or future products, there can be no assurance that third parties will not assert such claims. Any such claims could require the Company to enter into license arrangements or could result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. Furthermore, litigation may be necessary to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition.

     Reliance on Data Centers. The Company's real-time electronic transaction processing services depend on its host computer system which is contained in a single data center facility. In addition, the Company's primary batch claims processing capacity is outsourced to one vendor that processes claims through a single computer center. The Company also operates a batch claims processing center which is contained in a single data center facility in Oklahoma City, Oklahoma for the processing of Blue Shield, Medicare and Medicaid claims. Although the Company is currently evaluating certain disaster recovery alternatives, neither the real-time host computer system nor the Oklahoma City batch claims center have a remote backup data center. There can be no assurance that a fire or other disaster affecting such data centers would not disable the Company's respective systems or otherwise have a material adverse effect on the Company's business, financial condition or results of operations. In addition, a disruption in service from the vendor providing batch claims processing services to the Company could have a material adverse effect on the Company's business, operating results or financial condition.

     Proposed Health Care Data Confidentiality Legislation. Legislation which imposes restrictions on third-party processors' ability to transmit certain patient data without specific patient consent has been introduced in the U.S. Congress. Such legislation, if adopted, could adversely affect the ability of third-party processors to transmit certain data, including treatment and clinical data, and could materially adversely affect the Company's future results.

     Litigation. In March 1996, in response to ENVOY's termination of its management contract and option agreement regarding EMC* Express, Inc., ENVOY was sued in the Superior Court of the State of California for the City and County of San Francisco. The suit asserts claims for breach of contract and negligent conduct. The plaintiff, StellarNet, Inc., seeks unspecified compensatory damages, plus attorneys fees and court costs. Loss of the pending litigation could have a material adverse effect on the Company's financial condition or results of operations. See "Business -- Litigation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Indemnification Obligations. The Company has certain indemnification obligations to First Data with respect to the distribution and merger transaction which was completed in June 1995. In the event First Data is entitled to indemnification under its contractual rights, the payment thereunder could have a material adverse effect on the Company's operating results and financial condition.

     Dependency Upon Key Executives. ENVOY's success depends upon the continued contributions of its senior management. The Company believes that its continued future success will also depend upon its ability to attract, motivate and retain highly-skilled technical, managerial and marketing personnel. The loss of the services of certain of the Company's executives or technical personnel or the inability to hire and retain qualified personnel could have an adverse effect upon the Company's business. There can be no assurance that ENVOY will continue to be successful in attracting and retaining the personnel it requires to successfully develop new and enhanced services and to continue to grow and operate profitably. See "Management."

     Certain Anti-takeover Provisions. The Charter, Bylaws, and Shareholders' Rights Plan of the Company, and Tennessee law contain certain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination involving ENVOY. Such provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board of Directors in connection with any such transaction. These provisions include a staggered Board of Directors, blank check preferred stock, super majority voting provisions, the issuance of stock purchase rights, and the application of Tennessee law provisions on business combinations. Certain of these provisions may discourage a future acquisition of the Company not approved by the Board of Directors in which shareholders might receive a premium value for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. In addition, the Board of Directors has the power to designate the issuance of up to 3,469,767 shares of preferred stock. The rights and preferences for any series or class may be set by the Board of Directors, in its sole discretion and without approval of the holders of the Company's Common Stock, and the rights and preferences of any such preferred stock may be superior to those of the Common Stock, thus adversely affecting the rights of the holders of Common Stock. Furthermore, there are currently authorized and outstanding 3,730,233 shares of Series B Preferred Stock. The Series B Preferred Stock has a liquidation preference to the Common Stock and has a class vote with respect to actions adverse to any rights of the Series B Preferred Stock and the creation of any other class or series of preferred stock senior to or pari pasu with the Series B Preferred Stock. See "Description of Capital Stock."

     Volatility of Stock Price; Absence of Dividends. From time to time, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in earnings estimated by analysts, changes in general conditions in the Company's industry or the economy or the financial markets or other developments affecting the Company could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. For the foreseeable future, it is expected that earnings, if any, generated from ENVOY's operations will be used to finance the growth of its business, and that no dividends will be paid to holders of the Common Stock.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is listed on The Nasdaq Stock Market under the symbol "ENVY." The following table sets forth, for the periods indicated, the high and low sale prices for the Common Stock as reported by The Nasdaq Stock Market. Prior to June 7, 1995, the day on which the Company's Common Stock was first publicly traded, there was no public market for the Common Stock.

                                                                             HIGH       LOW
                                                                            ------     ------
  1995
        Second Quarter (beginning June 7, 1995).........................    $ 9.50     $ 7.25
        Third Quarter...................................................     12.25       8.50
        Fourth Quarter..................................................     18.75       9.75
  1996
        First Quarter...................................................    $24.25     $17.13
        Second Quarter (through May 21, 1996)...........................     31.50      23.25

     On May 21, 1996, the last reported sale price for the Company's Common Stock on The Nasdaq Stock Market was $30.00 per share. At May 1, 1996, there were approximately 5,200 holders of the Company's Common Stock, including approximately 300 holders of record.

     The Company has never declared or paid a cash dividend on its Common Stock. It is the present policy of the Board of Directors to retain all earnings to support operations and to finance expansion; therefore, the Company does not anticipate declaring or paying cash dividends on the Common Stock in the foreseeable future. The declaration and payment of dividends in the future will be determined based on a number of factors, including, but not limited to, the Company's earnings, financial condition and requirements, restrictions in financing agreements and other factors deemed relevant by the Board of Directors. Pursuant to the Company's credit facilities, ENVOY is prohibited from the payment of any cash dividends on its outstanding Common Stock.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock offered by it hereby at an assumed price of $30.00 per share (the last reported sale price of the Company's Common Stock on May 21, 1996) are estimated to be $70.8 million ($82.0 million if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discounts and offering expenses payable by the Company. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

     The Company intends to use the net proceeds to (i) repay its $25.0 million term loan and all amounts outstanding under its $25.0 million revolving credit facility (collectively, the "Credit Facilities"), and (ii) for general corporate purposes, including funding the increased working capital requirements of the Company generated by its growth and for possible strategic acquisitions.

     The indebtedness under the Credit Facilities was incurred to finance a portion of the cash purchase price in the acquisition of NEIC. Borrowings under the revolving credit facility currently bear interest at 9.75% (the lenders' "Base Rate" as defined in the Credit Facilities plus 1.50%), and borrowings under the term loan currently bear interest at 8.43% (LIBOR as defined in the Credit Facilities plus 3%). The Credit Facilities mature March 31, 2000. At May 21, 1996, the borrowings under the term loan and revolving credit facility were $25.0 million and $10.9 million, respectively. Upon application of net proceeds of the offering to repay the Credit Facilities, the Company anticipates it will negotiate an amended credit agreement to provide for up to $50.0 million of available credit.

     Any proceeds not utilized to repay indebtedness or for the other above-described purposes will be invested in short-term, interest-bearing securities.

                                 CAPITALIZATION

     The following table sets forth the current indebtedness and capitalization of the Company as of March 31, 1996 and as adjusted to reflect the sale by the Company of the 2,500,000 shares of Common Stock offered hereby (at an assumed offering price of $30.00 per share) and the application of the estimated net proceeds received by the Company therefrom as described under "Use of Proceeds." The table should be reviewed in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                           MARCH 31, 1996
                                                                      ------------------------
                                                                       ACTUAL      AS ADJUSTED
                                                                      --------     -----------
                                                                           (IN THOUSANDS)
Current portion of long-term debt and redeemable preferred stock....  $  4,374      $   2,374
                                                                      ========        =======
Long-term debt, less current portion................................  $ 33,581      $     181
                                                                      --------        -------
9% Convertible Subordinated Notes...................................    10,000         10,000
                                                                      --------        -------
Shareholders' equity:
  Preferred Stock, no par value per share, 12,000,000 shares authorized; 3,730,233 shares of Series B Convertible Preferred
     Stock authorized, issued and outstanding (liquidation
     preference $40,100,000) (1)....................................    40,100         40,100
  Common Stock, no par value per share, 48,000,000 shares
     authorized; 11,705,071 shares issued and outstanding;
     14,205,071 shares issued and outstanding, as adjusted (2)......    17,813         88,563
  Additional Paid-in Capital........................................     7,155          7,155
  Accumulated deficit...............................................   (25,617)       (25,617)
                                                                      --------        -------
     Total shareholders' equity.....................................    39,451        110,201
                                                                      --------        -------
          Total capitalization......................................  $ 83,032      $ 120,382
                                                                      ========        =======

- ---------------
(1) Does not reflect 4,800,000 shares of Series A Preferred Stock which is authorized for issuance pursuant to the Company's Shareholders' Rights Plan, none of which is issued and outstanding. See "Description of Capital Stock" and the Notes to Financial Statements.

(2) Excludes (i) 3,454,065 shares of Common Stock issuable upon the exercise of options granted pursuant to the Company's existing stock option plan, of which 1,205,565 shares are exercisable, (ii) conversion of the 3,730,233 shares of Series B Preferred Stock into an equal number of shares of Common Stock, and (iii) conversion of the Convertible Notes into 950,570 shares of Common Stock at the current conversion price of $10.52 per share.

                             CERTAIN FINANCIAL DATA

     The certain financial data set forth below are derived from the Company's historical financial statements. The financial statements as of and for the fiscal year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors. The balance sheet as of December 31, 1994 and the statements of operations, shareholders' equity and cash flows for each of the fiscal years in the two year period ended December 31, 1994 were audited by Deloitte & Touche LLP, independent auditors. The certain financial information for the three months ended March 31, 1995 and 1996 is derived from the unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and the results of operations. See
Note 14 to the Audited Financial Statements and Notes C and D to the Unaudited Financial Statements. Operating results for the three-month period ended March 31, 1996 are not indicative of results for the full year. The certain historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto included elsewhere in this Prospectus, and the certain pro forma financial data should be read in conjunction with the Unaudited Pro Forma Financial Information included elsewhere in this Prospectus.

                                                   YEAR ENDED DECEMBER 31,                 THREE MONTHS ENDED MARCH 31,
                                           ---------------------------------------   -----------------------------------------
                                                                         PRO FORMA                       PRO FORMA   PRO FORMA
                                            1993      1994      1995      1995(1)     1995      1996      1995(1)     1996(1)
                                           -------   -------   -------   ---------   ------   --------   ---------   ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA(2):
Revenues.................................  $13,979   $20,950   $25,205   $ 64,739    $6,923   $ 10,330    $15,695     $18,517
  Cost of revenues.......................    9,691    13,280    15,435     31,529     4,269      5,308      8,380       8,125
  Selling, general and administrative....    4,416     5,901     8,243     23,667     2,123      2,992      5,682       5,991
  Depreciation and amortization..........    1,228     1,990     2,468     24,144       560      2,319      5,947       6,328
  Merger and facility integration
    costs................................    --        --        --         --         --       32,584      --          --
                                           -------   -------   -------   ---------   ------   --------   ---------   ---------
Operating loss...........................   (1,356)     (221)     (941)   (14,601 )     (29)   (32,873)    (4,314)     (1,927)
                                           -------   -------   -------   ---------   ------   --------   ---------   ---------
  Interest income........................        7        29       380        736        10         98         87         164
  Interest expense.......................    --        --         (513)    (4,649 )    --         (504)    (1,118)     (1,284)
  FDC management services fee(3).........    --        --          850        850      --        --         --          --
                                           -------   -------   -------   ---------   ------   --------   ---------   ---------
                                                 7        29       717     (3,063 )      10       (406)    (1,031)     (1,120)
                                           -------   -------   -------   ---------   ------   --------   ---------   ---------
Loss from continuing operations before
  income taxes and loss in investee(4)...   (1,349)     (192)     (224)   (17,664 )     (19)   (33,279)    (5,345)     (3,047)
Income tax benefit (provision)...........      514        73     --         --          (30)    11,206        (30)       (460)
Loss in investee(4)......................    --        --       (1,776)    (1,800 )    (218)      (435)      (242)       (435)
                                           -------   -------   -------   ---------   ------   --------   ---------   ---------
Loss from continuing operations..........     (835)     (119)   (2,000)  $(19,464 )    (267)   (22,508)   $(5,617)    $(3,942)
                                                                         ===========                     =========== ===========
Income (loss) from discontinued
  operations.............................    5,523     4,818    (2,401)                 169      --
                                           -------   -------   -------               ------   --------
Net income (loss)........................  $ 4,688   $ 4,699   $(4,401)              $  (98)  $(22,508)
                                           ========  ========  ========              ======   =========
Loss per common share from continuing
  operations.............................   $(0.07)   $(0.01)   $(0.18)    $(1.67 )  $(0.02)    $(1.97)    $(0.47)     $(0.34)
Weighted average common shares
  outstanding............................   11,476    11,510    11,241     11,647    11,603     11,416     12,009      11,702

                                                                                      DECEMBER 31,               MARCH 31,
                                                                             -------------------------------     ---------
                                                                              1993        1994        1995         1996
                                                                             -------     -------     -------     ---------
                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA(2):
Working capital of continuing operations.................................    $ 2,274     $ 7,523     $11,277     $    183
Assets of continuing operations(5).......................................     11,763      20,926      30,150      107,931
Long-term debt, including current portion and redeemable preferred
  stock..................................................................      --          1,120       --          37,955
Convertible subordinated debt............................................      --          --         10,000       10,000
Preferred shareholders' equity...........................................      --          --          --          40,100
Total shareholders' equity of continuing operations......................      8,299      17,156      15,335       39,451

- ---------------
(1) Pro forma financial information reflects the acquisitions of Teleclaims and NEIC as if they had occurred on January 1, 1995. The acquisitions occurred on March 1, 1996 and March 6, 1996, respectively, and the actual operating results for the first quarter of 1996 reflect the impact of such acquisitions from their respective acquisition dates. The pro forma presentation in this Prospectus excludes the one-time charge for acquired in-process technology of $30.7 million, the $4.2 million merger and facility integration costs and the related income tax benefit of $11.7 million from the pro forma statements of operations; however, the presentation in the notes to the Company's historical unaudited financial statements for the three months period ended March 31, 1996 includes the $30.7 million charge for acquired in-process technology, $1.9 million of merger and facility integration costs and the related income tax benefit of $11.7 million in the statement of operations. See notes C and D to the Unaudited Financial Statements and the Unaudited Pro Forma Financial Information included in this Prospectus.

(2) The financial services electronic processing business of the Predecessor was merged into First Data and has been accounted for as discontinued operations of the Company for accounting purposes. Certain reclassifications have been made to the statements of operations to reflect such operations as discontinued operations.

(3) Represents management fees received from First Data for the period June 7, 1995 through December 31, 1995 pursuant to the management services agreement. Management fees of $375,000 for the three months ended March 31, 1996 are classified in the revenues caption.

(4) Reflects an impairment of the carrying value of the Company's investment in EMC* Express, Inc. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to the Audited Financial Statements.

(5) As a result of the discontinued operations, total assets are not reflected in this table; however, total assets as of the balance sheet dates set forth above were: $49,701, $61,399, $30,150 and $107,931, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company provides electronic processing services primarily for the health care market. This includes submission for adjudication of insurance and other third-party reimbursement claims for pharmacies, physicians, hospitals and dentists and, since 1994, providing clearinghouse services for batch processing of medical and dental reimbursement claims.

     On June 6, 1995, the Company completed the sale through a merger of its financial transaction processing business to First Data. For accounting purposes, the health care transaction processing business is treated as continuing operations, while the financial transaction processing business is treated as discontinued operations.

     In March 1996, the Company acquired Teleclaims and NEIC (the "Acquired Businesses"). Both of these acquisitions were accounted for under the purchase method of accounting and, as a result, the Company has recorded the assets and liabilities of both companies at their estimated fair values with the excess of the purchase price over these amounts being recorded as goodwill. The financial statements for the first quarter of 1996 reflect the operations of the Acquired Businesses for the period after their respective dates of acquisition.

     Revenues are principally derived from (i) transaction processing services to the health care market which are generally paid for by the health care providers and (ii) commercial claim processing services provided to third-party payors which are usually paid for by the payors. Revenues are generally earned on a per transaction basis and are generally based upon the number of transactions processed rather than the transaction volume per customer. A small portion of the Company's revenues are derived from the sale and lease of point-of-service devices, customer support, on-site training and installation, and annual participation fees.

     The table below shows transactions processed by the Company for the periods represented.

                                                                            THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,             MARCH 31,
                                        -------------------------------     ------------------
                                         1993        1994        1995        1995       1996
                                        -------     -------     -------     ------     -------
                                                            (IN THOUSANDS)
Transactions..........................  205,210     301,999     378,392     92,091     120,754

     The total transactions reflected above include the transactions of the Acquired Businesses from the date of the acquisitions through the end of the first quarter of 1996. Had the acquisitions of the Acquired Businesses occurred as of the first day of the quarter ended March 31, 1996, total transactions in the first quarter of 1996 would have been 140.8 million, of which 27.9 million transactions would be attributable to the Acquired Businesses.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, the percentage relationship certain statement of operations items bear to revenues.

                                                        YEAR ENDED               THREE MONTHS
                                                       DECEMBER 31,            ENDED MARCH 31,
                                                 -------------------------     ----------------
                                                 1993      1994      1995      1995       1996
                                                 -----     -----     -----     -----     ------
Revenues.......................................  100.0%    100.0%    100.0%    100.0%     100.0%
  Cost of revenues.............................   69.3      63.4      61.2      61.7       51.4
  Selling, general and administrative
     expenses..................................   31.6      28.2      32.7      30.6       29.0
  Depreciation and amortization................    8.8       9.5       9.8       8.1       22.4
Operating loss.................................   (9.7)     (1.1)     (3.7)     (0.4)    (318.2)
Interest income................................    0.1       0.1       1.5       0.1        0.9
Interest expense...............................     --        --      (2.0)       --       (4.9)
Loss from continuing operations before income
  taxes and loss in investee...................   (9.7)     (0.9)     (0.9)     (0.3)    (322.2)
Income tax benefit (provision).................    3.7       0.3        --      (0.4)     108.5
Loss in investee...............................     --        --      (7.0)     (3.1)      (4.2)
Loss from continuing operations................   (6.0)%    (0.6)%    (7.9)%    (3.9)%   (217.9)%

THREE MONTHS ENDED MARCH 31, 1996 AS COMPARED WITH THREE MONTHS ENDED MARCH 31, 1995

     Revenues. Revenues for the quarter ended March 31, 1996 were $10.3 million, an increase of 49.2% or $3.4 million over the first quarter of 1995. The increase is primarily attributable to revenues from the Acquired Businesses, which contributed $3.3 million to revenues following their respective acquisitions. Additional factors contributing to the revenue growth in the first quarter were a 10.3% increase in ENVOY's pre-acquisition processing service revenue over the first quarter of 1995 and the First Data management fee of $375,000. Hardware sales were $178,000 in the first quarter of 1996 compared with $987,000 in the first quarter of 1995. The decrease is attributable to a large one-time hardware sale in the earlier period. The net result of these items was an increase in the Company's pre-acquisition total revenues of 2.6%.

     Cost of Revenues. Cost of revenues includes the cost of communications, computer operations, product development and customer support as well as the cost of hardware sales. In addition, the Acquired Businesses' cost of revenues includes payments to third parties for transaction processing volume. Cost of revenues in the first quarter of 1996 was $5.3 million compared to $4.3 million in the first quarter of 1995, an increase of 24.3%. The dollar increase is attributable to the inclusion of the Acquired Businesses' results coupled with increased transaction volume in the Company's pre-acquisition business. As a percent of revenues, cost of revenues was 51.4% in the first quarter of 1996 compared to 61.7% in the same period last year. This improvement is almost exclusively attributable to the inclusion of the Acquired Businesses' results which historically have experienced higher profit margins than those of ENVOY's pre-acquisition business.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses include marketing, finance, accounting and administrative costs. Selling, general and administrative expenses for the first quarter of 1996 were $3.0 million compared to $2.1 million in the first quarter of 1995, an increase of 40.9%. Selling, general and administrative expenses increased due to the inclusion of the Acquired Businesses and the additional costs incurred by ENVOY during the quarter in anticipation of the acquisitions. As a percentage of total revenues, selling, general and administrative expenses were 29.0% in the first quarter of 1996 compared to 30.6% in the first quarter of 1995.

     Depreciation and Amortization. Depreciation and amortization expense relates primarily to host computers, communications equipment, goodwill and other identifiable intangible assets. Depreciation and amortization expense for the first quarter of 1996 was $2.3 million compared to

$560,000 for the same period in 1995. The increase is primarily the result of the amortization of goodwill and other intangibles of $1.4 million related to the inclusion of the Acquired Businesses. Depreciation and amortization increased further as the result of the addition of host computer systems in connection with the expansion of the Company's transaction processing capabilities. The Company will amortize goodwill of $47.3 million associated with the Acquired Businesses over the three year period following the acquisition. In addition, ENVOY will amortize identified intangibles of $19.9 million over two to nine year time periods, as applicable. As a result of these items, the Company expects depreciation and amortization expense to increase in future periods.

     Merger and Facility Integration Costs. The Company recognized merger and facility integration costs in the first quarter of 1996 of $32.6 million. This represents a one-time charge of acquired in-process technology of $30.7 million and facility integration costs of $1.9 million. The Company anticipates it will incur additional facility integration costs of up to $2.0 million over the remaining three quarters of 1996.

     Net Interest Expense. ENVOY recorded net interest expense for the quarter ended March 31, 1996 of $406,000 compared to $10,000 of net interest income for the first quarter of 1995. The increase in interest expense is the result of increased borrowings under the Credit Facilities used to finance the purchase of the Acquired Businesses as well as interest associated with the Convertible Notes.

     Loss in Investee. The Company acquired 17.5% of the common stock of EMC* Express, Inc. ("EMC") in January 1995. In conjunction with the purchase of the stock of EMC, the Company entered into a management agreement which required the Company to fund certain operating costs of EMC. Notice was given to terminate this management agreement on January 31, 1996. During the first quarter of 1996, the Company recognized losses of $435,000 for funding certain of EMC operations through the termination date of March 31, 1996. The loss in investee in the first quarter of 1995 was $218,000. See Note E to the Unaudited Financial Statements and Note 4 of Notes to the Audited Financial Statements.

     Income Tax Benefit. The Company's income tax benefit in the first quarter of 1996 was $11.2 million compared with an income tax expense of $30,000 in the same period last year. The tax benefit recorded in the first quarter principally reflects a deferred income tax benefit associated with the $30.7 million charge for the write off of acquired in-process technology related to the Acquired Businesses.

FISCAL YEAR 1995 AS COMPARED WITH 1994

     Revenues. Total revenues for the year ended December 31, 1995 were $25.2 million, an increase of 20.3% or $4.3 million over 1994. Transactions processed for the year ended 1995 were 378.4 million compared to 302.0 million in 1994, an increase of 76.4 million or 25.3%. Processing services revenue represented 92.9% of total revenues in 1995 compared to 90.5% in 1994. The Company's primary source of transaction volume and processing service revenue in 1995 was its pharmacy business.

     Cost of Revenues. Cost of revenues in 1995 was $15.4 million or 61.2% of revenues compared to $13.3 million or 63.4% of revenues in 1994. The decrease as a percentage of total revenues was principally attributable to the increase in transaction volume and decreasing communication costs as a result of contract negotiations with telecommunications carriers.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended 1995 were $8.2 million compared to $5.9 million in 1994, an increase of 39.7%. As a percentage of total revenues, selling, general and administrative expenses were 32.7% in 1995 and 28.2% in 1994. The increase in selling, general and administrative expenses compared to 1994 is primarily the result of personnel increases in anticipation of growth of the Company's business, including temporary and outside services used to assist in the implementation of the transition to an independent company, and start-up costs associated with the marketing and outside sales functions.

     Depreciation and Amortization. Depreciation and amortization expense for 1995 was $2.5 million compared to $2.0 million in 1994. The increase is largely due to the addition of host computer systems in connection with the expansion of the Company's transaction processing capabilities.

     Operating Loss. The Company incurred an operating loss for 1995 of $941,000 compared to an operating loss for 1994 of $221,000. The loss was primarily the result of increases in depreciation resulting from the addition of the host computer systems, an increase in selling, general and administrative expenses, the impact of lower revenue per transaction in the Company's pharmacy business and, following the First Data merger, the absorption by the health care business of all of the general and administrative overhead.

     Interest and Other Income. The Company recorded interest income for the year ended 1995 of $380,000, representing interest earned on investments. Interest income for 1994 was $29,000. The Company also recorded income from First Data management services fees of $850,000 for the year ended 1995.

     Interest Expense. The Company recorded interest expense for the year ended 1995 of $513,000, as compared to no interest expense in 1994. Interest expense represents interest on the $10.0 million Convertible Notes issued to First Data in June 1995.

     Loss in Investee. The Company determined that it was probable as of December 31, 1995 that an impairment to its investment in EMC had occurred. Accordingly, the Company recorded a fourth quarter adjustment in the amount of $1.6 million to recognize an impairment in the carrying value of its investment and cumulative advances. During 1995, the Company recognized losses for its initial investment and option aggregating $820,000 and advances and equity losses of $956,000, or a total loss in the EMC investment of $1.8 million.

     Loss from Discontinued Operations. The Company recorded a loss from discontinued operations of $2.4 million in 1995, which was the result of $2.4 million in expenses related to the distribution of the Company's Common Stock and the First Data merger. These expenses consisted primarily of legal, accounting and financial advisor fees. The First Data transaction expenses for the year ended 1994 totaled $708,000, net of taxes.

FISCAL YEAR 1994 AS COMPARED WITH 1993

     Revenues. Total revenues for the year ended December 31, 1994 increased $7.0 million, or 49.9%, to $21.0 million as compared to 1993. The increase was a direct result of the increase in the number of transactions processed by the Company. Processing services revenue represented 90.5% of total revenues in 1994 compared to 95.1% in 1993.

     Cost of Revenues. Cost of revenues for 1994 increased $3.6 million or 37.0% from 1993. As a percentage of total revenues, cost of revenues decreased to 63.4% for 1994, down from 69.3% for 1993. The decrease was primarily the result of the inclusion in 1993 of certain start-up costs and costs incurred for building the basic infrastructure to compete in the health care transaction processing industry, as well as a greater number of transactions in the 1994 period to absorb certain fixed operating costs.

     Selling, General and Administrative. Selling, general and administrative expenses increased 33.6% in 1994 to $5.9 million from $4.4 million for 1993. As a percentage of total revenues, selling, general and administrative expenses decreased to 28.2% in 1994, as compared to 31.6% for 1993. The continued decline in selling, general and administrative expenses as a percentage of total revenues was primarily the result of the approximate 50% increase in total revenues.

     Depreciation and Amortization. Depreciation and amortization increased $762,000 in 1994, or 62.1%, over 1993. The increase was due primarily to the acquisition of host computer systems in connection with the expansion of the Company's transaction processing system.

     Operating Loss. The operating loss was $221,000 in 1994, as compared to an operating loss of $1.4 million for 1993. This reduction resulted from the more rapid increase in revenue as compared to operating costs and expenses.

     Income Taxes. The Company recognized an income tax benefit of $73,000 for 1994, as compared with a benefit of $514,000 for 1993. The tax benefits are a result of the Company's operating losses for the respective periods.

LIQUIDITY AND CAPITAL RESOURCES

     ENVOY has incurred operating losses in each year of its operation. The operating losses have resulted from ENVOY's substantial investment in its health care transaction processing business coupled with a disproportionate amount of overhead and fixed costs. Historically health care losses have been funded by earnings from the Company's more mature financial transaction processing business which had a substantially higher transaction volume and revenue base. The viability of ENVOY requires continued expansion of the number of transactions processed to generate greater revenue. While ENVOY believes that it is beginning to generate sufficient revenues to cover operating expenses and the costs of planned expansion, there can be no assurance that sufficient income will be generated from operations to cover such costs and expenses. ENVOY believes that the additional transaction volume from the Acquired Businesses, coupled with cost savings and operating synergies that ENVOY believes it may realize from the integration of the Acquired Businesses, will result in improved operating results; however there are no assurances that such cost savings or synergies will be realized or that profitability can be obtained or maintained.

     In June 1995, the Company issued the $10.0 million Convertible Notes to First Data. The entire $10.0 million principal amount of the Convertible Notes remains outstanding and is due in June 2000. The Convertible Notes are convertible at the election of the holders into shares of Common Stock. The current conversion price is equal to $10.52 per share.

     In March 1996, the Company completed the purchase of the Acquired Businesses. Teleclaims was acquired by the Company on March 1, 1996 for 73,242 shares of Common Stock. On March 6, 1996, ENVOY acquired NEIC for $94.3 million consisting of $86.2 million that was paid at closing to the stockholders of NEIC, $2.2 million to be paid to certain stockholders of NEIC on or after August 1, 1996 and certain other transaction and acquisition expenses of $5.9 million. The NEIC acquisition was financed through equity issuances of 333,333 shares of Common Stock for $5.0 million, 3,730,233 shares of Series B Preferred Stock for $40.1 million and a new credit facility of $50.0 million. The new credit facility provides financing through a $25.0 million term loan and a $25.0 million revolving line of credit. In addition to funding the merger consideration, the proceeds of the Credit Facilities were used to fund capital expenditures, merger expenses and working capital requirements.

     Loans made pursuant to the Credit Facilities bear interest at varying rates based on an index to the lender's prime rate or the 30, 60 or 90 day LIBOR. The Credit Facilities were subject to a one-time facility fee of $1.0 million and an annual administrative fee of $20,000. The revolving credit facility requires an annualized commitment fee of 0.375% of its average daily unused portion. The term loan is payable in quarterly installments varying in amount from $1.0 million to $2.25 million. The term loan is required to be prepaid with 100% of the net proceeds from any sales of assets in excess of $500,000 per year and 50% of the net proceeds of the issuance of any equity securities. The total amount outstanding under the Credit Facilities is due and payable in full on March 31, 2000. The Credit Facilities contain financial covenants applicable to ENVOY and its subsidiaries, including the debt/cash flow ratio, ratios of debt to capital and cash flow to interest expense and certain restrictions on capital expenditures.

     The Credit Facilities are secured by guarantees from all existing and future ENVOY subsidiaries and by security interests in all of the stock, promissory notes and other assets of ENVOY. The Company and its subsidiaries are subject to certain restrictions relating to payment of dividends and other distributions, asset acquisitions, incurrence of debt, investments, consolidations and mergers and other restrictive provisions. On March 31, 1996, the Company had a balance of $25.0 million outstanding under the term loan and $10.4 million outstanding under the revolving line of credit.

     ENVOY purchases additional computer hardware and software products from time to time as required by the growth of its customer base. ENVOY incurred capital expenditures of approximately $1.5 million in the first quarter of 1996, primarily for computer hardware and software products used for the expansion of the health care transaction processing function. The Company anticipates that its total capital expenditures for 1996, including amounts expended in the first quarter, will be approximately $5.0 million to $6.0 million.

     Management believes that the proceeds of this offering, debt financings, existing cash and cash equivalents, and cash provided by operations will be sufficient to meet ENVOY's operating and capital needs for the next 12 months.

ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("FAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. FAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995; therefore, the Company has adopted FAS 121 as of the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

     In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. FAS 123 is effective for transactions entered into in fiscal years beginning after December 15, 1995. The Company currently accounts for stock-based compensation awards under the provisions of Accounting Principles Board Opinion No. 25, as permitted by FAS 123, and intends to continue to do so.

IMPACT OF INFLATION

     Inflation has not had a significant impact on the Company's results of operations to date.

                                    BUSINESS

     ENVOY is a leading provider of EDI services to participants in the health care market, including pharmacies, physicians, hospitals, dentists, billing services, commercial insurance companies, managed care organizations, state and federal governmental agencies and others. The Company provides health care EDI services on a real-time and batch-processing basis by utilizing proprietary computer and telecommunications software and microprocessor technology. ENVOY is one of the largest processors of electronic real-time pharmacy and commercial third-party payor batch transactions in the United States. ENVOY's transaction network is directly or indirectly connected to approximately 160,000 physicians, 30,000 pharmacies, 23,000 dentists, 3,300 hospitals and 550 payors.

INDUSTRY BACKGROUND

     Throughout the 1980's, advances in computer software, telecommunications and microprocessor technology enabled the development of on-line, real-time systems that electronically capture and transmit information, replacing the recording and processing of transaction information on paper. In addition to offering greater convenience, these electronic systems reduce processing costs, settlement delays and losses from fraudulent transactions. The earliest and most significant advances in electronic transaction processing occurred in the financial services market, particularly in the areas of credit card authorization and settlement. The Company believes the evolution of electronic transaction processing in the financial services market has created the framework for automation of other markets such as health care still dominated by paper-based processing.

     There are many types of transactions, information exchanges and other communications that occur between the various participants in the health care industry, including patients, physicians, hospitals, pharmacies, dentists, billing services and payors. While electronic transaction processing for certain portions of the health care market has increased over the past few years, the majority of health care transactions continue to be paper-based and manually-processed. Existing EDI services in this market primarily consist of:
(i) on-line verification of eligibility for pharmacies, health care providers and third-party payors (both commercial and governmental) through direct network communications; (ii) referral management for providers and payors; and (iii) batch processing of health care reimbursement claims through a central clearinghouse.

     Health care providers initiate electronic transaction processing through dedicated point-of-service terminals, stand alone software or software integrated with the provider's management information system. Providers can verify patient eligibility or obtain authorization for services at the time of appointment or registration by transmitting patient data to the processor across a telecommunication line. The processor then interfaces with the payor to obtain an eligibility or authorization confirmation which is transmitted back to the provider. The submission of claims occurs by providers aggregating claims throughout the day and submitting them electronically to a clearinghouse in batch. Claims are sorted, formatted and edited by the clearinghouse, and are then forwarded electronically to the payor. The claim is processed by the payor and the adjudicated response is transmitted back to the provider. To the extent required, the payor then sends a check to the provider or, in certain circumstances, initiates an electronic funds transfer to the provider's account.

     The Company believes EDI transaction processing offers a number of benefits to payors and providers. The elimination or reduction of paper-based transactions significantly lowers claims processing costs of payors, and on-line encounter and referral information provides more efficient medical cost management for managed care organizations. In addition, payors are able to more easily detect fraud and screen for unusual utilization trends. From the health care providers' standpoint, information pertaining to eligibility, authorization and reimbursement can be more easily accessed and transmitted. By processing claims electronically, providers also reduce overhead costs and staff time and improve accounts receivable management.

     The first major departure from paper-based claims processing in the health care market occurred in the late 1980's in the pharmacy industry. Medicare and Medicaid payment reforms and cost saving initiatives by third-party commercial payors and large retail pharmacy chains led to a significant increase in electronic processing of pharmacy third-party claims. The development and use by pharmacies of practice management software products that include the capability of connecting with an electronic claims processing network also facilitated the movement to electronic claims processing.

     According to the Health Data Directory, approximately 80% of the 993 million and 1.1 billion third-party pharmacy claims processed in 1994 and 1995, respectively, were processed electronically. The Company believes that only a small percentage of nonclaim pharmacy transactions, such as the delivery of prescriptions by the physician to the pharmacist or formulary inquiries to pharmacy benefit managers, are delivered electronically through real-time on-line systems. The Company believes that there are opportunities to expand electronic processing to other areas in the pharmacy market. Also, as the population continues to grow and more benefit plans include prescription programs, the Company believes the demand for real-time processing of pharmacy transactions will continue to increase.

     In addition to pharmacies, other providers, including hospitals, physicians and dentists, transmit third-party reimbursement claims electronically, largely on a batch basis through claims clearinghouses. According to the Health Data Directory, approximately 35% of the 2.5 billion non-pharmacy health care claims processed in 1995 were processed electronically. The recent growth of managed care and governmental health care cost containment efforts have increased the use of real time transaction processing by hospitals and physicians. Certain state Medicaid programs permit providers to electronically verify Medicaid eligibility on a real-time basis, and certain managed care companies have encouraged their provider networks to utilize real-time EDI for authorizations, encounter reports and referrals. The Company believes that there are significant opportunities for further expansion of EDI transactions to the non-pharmacy sector of the health care market, both for claims processing as well as for clinical and other purposes.

STRATEGY

     ENVOY's strategy is to maintain and enhance its leadership position in the health care transaction processing industry. The key elements of this strategy include:

     Leverage current strengths in the real-time and batch claim processing segments. ENVOY intends to expand its real-time pharmacy and health care transaction processing and batch claims business through aggressive marketing. The Company will emphasize its extensive transaction network and range of health care EDI delivery platforms between payors and providers and high quality customer service. In addition, the Company will seek to leverage its transaction volume in order to be the low cost provider of health care EDI services.

     Pursue strategic acquisitions. The Company expects to continue to pursue acquisitions of other related health care information businesses in order to achieve greater economies of scale and to remain a cost effective provider of transaction processing services. In addition, the Company believes that as the currently fragmented health care transaction processing industry grows and consolidates, acquisition opportunities should arise for the Company as well as other market competitors and, thus, lead to the emergence of a few industry leaders. ENVOY believes that, among other opportunities, low volume processors may eventually seek to sell their portfolios of physician and hospital customers to higher volume electronic transaction processors such as ENVOY.

     Increase the types of transactions and data that are electronically transmitted by and among various health care industry participants. The Company believes that much of the information that flows from and among each of the various participants in the health care market can be transmitted electronically with greater efficiency and cost effectiveness. The Company intends to expand its health care EDI business to include electronic prescriptions, lab orders, lab results and other transactions. The Company has recently introduced software which enables providers and payors to electronically exchange transactions such as remittance advice, patient rosters, electronic fund transfers, patient statements and E-mail.

     Extend data network within the health care industry. The Company plans to increase the connection to and interconnection among physicians, hospitals, pharmacies, managed care organizations and other third-party payors, laboratories, medical equipment suppliers and, eventually, employers and patients. The Company believes that a higher degree of interconnectivity among these health care participants will increase the overall level of electronic transactions.

COMPANY SERVICES

     ENVOY provides various EDI services for third-party payors, pharmacies, physicians, hospitals, dentists, billing services and others through a real-time network and batch clearinghouse. Through its transaction network, ENVOY provides an electronic link, directly and indirectly through other clearinghouses or vendors, to approximately 160,000 physicians, 30,000 pharmacies, 23,000 dentists, 3,300 hospitals and 550 payors.

     Real-time Transaction Processing. The Company provides real-time transaction processing for pharmacy claim adjudication and managed care transactions for health care providers and payors.

     Pharmacy transactions constituted 97% of ENVOY's 372 million real-time transactions processed in 1995. A standard pharmacy transaction is the inquiry by the pharmacy, through its point-of-service terminal or personal computer terminal, to determine whether the patient is covered by a benefit program. After eligibility is confirmed, the claim is settled and the payor transmits to the pharmacy the amount and timing of the pending payment. ENVOY's EDI network is linked to approximately 30,000 of the estimated 56,000 retail pharmacies in the United States, including 33 of the top 50 retail pharmacy chains.

     ENVOY's real-time managed care transactions accounted for 5.6 million of ENVOY's total real-time transactions in 1995. These transactions between providers and payors include (i) verification of the patient's enrollment in a program; (ii) verification that the provider is eligible to treat the patient;
(iii) verification that the patient is eligible for a particular treatment; (iv) filing of encounter data; (v) referral to a specialist; and (vi) other ancillary transactions. These transactions are enabled by the Company's network connections to various databases. The Company has access to managed care and commercial insurer databases for Prudential, CIGNA, Aetna, Oxford Health Plans, MetraHealth, U.S. Healthcare, Pacificare, and Blue Cross of California. For Medicaid eligibility verification and related transactions, the Company has access to state databases in California, Florida, Georgia, Missouri, New Jersey, New York, Tennessee, Texas and Washington. The Company believes managed care transactions will grow as the scope of real-time inquiries is enhanced, providers assume more of the financial risks of providing services, and providers seek to lower administrative costs. In addition, if the patient wishes to pay the deductible or co-payment amounts by credit card, ENVOY provides payment authorization and verification processing service through the point of service terminals in provider offices.

     Batch Transaction Processing. With the recent acquisition of NEIC, ENVOY became one of the nation's leading processors of commercial third-party payor claims and enhanced its electronic network with connection to a significant number of health care providers and payors across the United States. Batch transactions are predominantly used to process reimbursement claims in traditional fee-for-service commercial or government payor systems and to process encounter data in capitated environments. These transactions are neither time-sensitive nor easily processed on a real-time basis and, as a result are processed on a collective and delayed basis. To submit claims, providers collect data throughout the day and then electronically forward these claims in bulk to a clearinghouse. ENVOY's clearinghouse electronically collects and verifies receipt of the claims, performs payor specific reformatting required to conform to a particular payor's specifications and editing, aggregates daily transactions by payor and transmits claims to payors based upon each payor's chosen communications protocols. NEIC and ENVOY processed an aggregate of approximately 92 million commercial third-party payor claims in 1995. ENVOY's transaction network is connected with 550 of the approximate 1,500 commercial third-party payors, including all of the top 20 commercial payors (based upon the number of members covered by such third-party payors).

     EDI Interfaces. The Company has developed a range of hardware and software interfaces to facilitate the adoption of EDI by its customers.

          ENline(SM). ENline, a proprietary PC-based software product, performs all of the transactions of a stand alone point-of-service terminal and has enhanced functionality to facilitate both batch and real-time processing, as well as message based E-mail transactions. ENline was developed by the Company in 1995 and is designed with open Application Program Interfaces ("APIs"). The APIs are established at the operating system level and enable the Company's software to run on a wide variety of operating systems including DOS, UNIX and Windows. ENline can either function as a stand alone data entry system or be integrated into physician practice management software. For a nominal fee, the Company provides ENline to practice management software vendors for integration into and distribution with their software. The stand alone version of ENline is offered directly to providers for a nominal price.

          Payor Gateway. The Company has recently developed software to enable payor organizations to participate in EDI without requiring the payor to develop interface technology. The Company's "Payor Gateway" software is designed to facilitate the movement of transactions to and from the payors' software. The Payor Gateway manages telecommunications access, security and the retrieval of data and allows the payor to participate in EDI with the Company assuming the responsibility for interfacing the Payor Gateway software to the payor's system.

          Point-of-Service Terminals. Point-of-service terminals are designed to handle real-time transactions and allow the Company to rapidly and cost effectively connect a significant number of providers into the transaction network. The point-of-service terminal is easy to use, simple to install and thus can be readily deployed in large numbers. The point-of-service terminals can be accessed remotely to modify application software and communications parameters, allowing the Company the flexibility to implement changes in services relatively easily. Point-of-service terminals are purchased by payors, who are sponsoring a managed care network, and are generally offered to providers free of charge. In addition, providers may purchase terminals from the Company for a nominal fee.

     Customer Service. As an adjunct to its transaction processing services, the Company maintains customer service facilities with help desks for real-time and batch transaction customer inquiries. Client support employs a modern call tracking and response system which is directly connected to the real-time and batch processing centers. The customer service staff is available via a toll-free telephone number. Customer support services are frequently included in the contract price for transaction processing services, but may also be billed separately, depending upon the specific contract terms. The Company also offers other services, such as on-site product training, installation and terminal repair and replacement.

SALES AND MARKETING

     The Company develops and maintains payor, provider and vendor relationships through its 108 sales and marketing personnel located in 11 geographic regions. The Company's primary sales and marketing strategy focuses on selling its services to organizations that have relationships with or access to a large number of providers. ENVOY's services are also sold directly to providers by its 24 person direct sales force.

     In the pharmacy segment, the Company has traditionally established relationships with large retail pharmacy chains and pharmacy software vendors. To market its batch claims processing services, the Company develops relationships with third-party payors and large submitters of claims.

In addition, the Company works closely with practice management system vendors to provide an integrated solution to providers. Real-time managed care EDI services are offered to providers either directly by the Company's sales force or indirectly through commercial managed care organizations.

CUSTOMERS

     The Company's principal customers consist of health care providers, such as pharmacies, physicians, hospitals, dentists and billing services, and third-party payors, such as indemnity insurers, managed care organizations and state and federal governmental agencies. No customer accounted for 10% or more of the Company's revenues during 1995 or 1994.

     The Company typically provides real-time services to customers under contracts that are not exclusive and generally do not guarantee a specific transaction volume or revenue stream. The pricing of ENVOY's services is set under contracts typically having terms of one to three years, subject to a variety of early cancellation arrangements.

     ENVOY's batch transactions include contracts with both payors and claim submitters, including providers, practice management system vendors, clearinghouses, billing services and others. Submitter contracts with ENVOY often contain exclusivity provisions whereby the submitter agrees to process the claim through ENVOY's clearinghouse if ENVOY has network access to the payor. Pursuant to such submitter contracts, ENVOY agrees to pay certain transaction volume incentives to the submitter. In addition, certain submitters are assessed annual participation fees.

OPERATIONS

     The Company delivers its real-time services through an integrated electronic transaction processing system, which includes ENVOY-designed software, host computer hardware, network management, switching services and the ability to interact with the customers' personal computers and a variety of point-of-service devices, most of which were originally designed by the Company.

     ENVOY's real-time host computer system consists of Stratus and Data General mini computers designed and configured to operate 24 hours a day, seven days a week. These mini computers are configured to expand to meet increased transaction volume. The Stratus systems are designed and manufactured to accommodate a fault-tolerant, nonstop environment. A fault-tolerant environment is provided for the Data General systems by maintaining on-line standby computers. The Company's host computers have been upgraded to take advantage of certain technological advances. The real-time host computer system data center is protected by automated fire suppression systems designed to extinguish fire with minimal damage to the computer equipment. The data center is further protected by uninterruptible power supply systems consisting of diesel generators and battery backups. In case of loss of commercial power, these systems can supply power to the data center to continue operations. The data center can only be entered by accessing a password protected security lock. The software and related data files are backed up nightly and stored off-site. See "Risk Factors -- Reliance on Data Centers."

     The Company's real-time communications network consists of dedicated circuits, T-l facilities and dial modem ports, which facilitate electronic real-time communication among payors, providers and other users of time-sensitive health care information. This communications network is designed to provide a low cost, multipath host access from a computer modem or point of service device with minimal delays and a high degree of accuracy and integrity. The Company manages multiple lease lines to pharmacies and third-party payors. The Company uses a number of different nationwide public communications networks to provide access to substantially all potential domestic customers. The networks utilized are Sprint TranXact (800 and 950), Sprint Ultra 800, AT&T Megacom 800 and Transaction Network Services (TNS 800 and 950).

     To minimize the possibility that a customer might experience delay by a failed or overloaded circuit, at least two potential communications paths are provided for each transaction. Utilizing ENVOY's call tracking system, transactions are rerouted under centralized control to receive the lowest communications cost available and to bypass failed or overloaded communications nodes.

     A substantial portion of the Company's batch claim processing is outsourced. Utilizing the Company's proprietary software, a third-party processes batch transactions on an IBM 3090 mainframe computer coupled with a RISC-based communications network server. The contractual arrangement between the Company and the third-party processor requires the processor to maintain 24 hour a day, seven days a week processing capability and a "hot site" disaster recovery system. The Company's contract with this third-party processor expires December 31, 1997; however, at the Company's option, the agreement may be extended for two consecutive renewal periods of six months each.

PROPRIETARY RIGHTS

     ENVOY owns certain of the software and systems designs that it uses and has a limited, perpetual, nonexclusive, royalty-free license to use other software and systems designs, such as the point-of-service device designs which were developed by the Predecessor. The Company also licenses certain other software from third parties.

     The Company's success is dependent in part upon electronic transaction processing technology developed by the Company. A combination of trade secrets, service mark and contract protection is used to establish and protect that technology. Pursuant to a license and transition services agreement by and between ENVOY and First Data, the parties are obligated to take appropriate measures to protect these proprietary rights. There can be no assurance these legal protections and the precautions taken by the Company or First Data will be adequate to prevent misappropriation of technology used by ENVOY. In addition, the legal protections do not prevent independent third-party development of competitive technology.

COMPETITION

     The Company faces potential competition in the health care EDI market not only from other companies that are similarly specialized, but also from companies involved in other, more highly developed sectors of the electronic transaction processing market. Such companies could enter into, or focus more attention on, the health care transaction processing market as it develops. In addition, the Company faces competition by selected providers bypassing the Company's electronic network and going directly to the payor. Many of ENVOY's existing and potential competitors have greater financial, marketing and technological resources. There is no assurance that the Company can continue to compete successfully with its existing and potential competitors in the health care EDI market.

     Factors influencing competition in the health care market include (i) compatibility with the provider's software and inclusion in practice management software products, (ii) in the case of the pharmacy market, relationships with major retail pharmacy chains, and (iii) relationships with third-party payors and managed care organizations. The Company believes that the breadth, price and quality of its services are the most significant factors in developing and maintaining relationships with pharmaceutical chains, third-party payors and managed care organizations.

FACILITIES

     The Company's corporate offices are located in Nashville, Tennessee. ENVOY leases 30,000 square feet of office space and anticipates it will expand its space to 50,000 square feet by the end of the third quarter 1996. The Company's real-time data center is located in Nashville, Tennessee and handles the telecommunication network and the computer systems for the real-time pharmacy and health care transactions. In addition, the Company leases approximately 10,000 square feet of office space in Oklahoma City, Oklahoma, to house its batch claims processing center pursuant to a lease agreement scheduled to expire in July 1997.

     ENVOY has two additional small processing centers located in Palm Harbor, Florida and Birmingham, Alabama. The Company intends to eliminate these facilities and transfer their processing functions to its Oklahoma City, Oklahoma facility or outsource such processing under its current third-party processor agreement.

     Programming and customer support operations are located in Secaucus, New Jersey and Nashville, Tennessee. The Secaucus support operation is currently being consolidated into the Nashville programming and customer support operations. This consolidation is anticipated to be completed by the end of 1996. In addition, the Company has seven small sales offices located in California, Florida, Georgia, Illinois, Pennsylvania and Texas.

EMPLOYEES

     As of May 1, 1996, ENVOY had approximately 349 employees, including approximately 284 salaried and 65 hourly employees (including temporary employees). None of these employees is represented by a union. ENVOY believes its relationship with the employees is good.

LITIGATION

     On January 28, 1995, the Company purchased 17.5% of the common stock of EMC, a corporation that transmits billing information from hospitals and doctors to third party payors. The remaining stock in EMC is held by StellarNet, Inc. ("StellarNet") which previously owned all of the business of EMC directly. In connection with the closing, the Company also acquired an option to purchase the remainder of the capital stock of EMC from StellarNet for approximately $2.7 million, subject to increase upon the achievement of certain performance objectives, and also entered into a management agreement to provide management services to EMC. Under the terms of the management agreement, the Company agreed to fund certain operating costs of EMC in the form of advances. The management agreement could be terminated by the Company at any time on 60 days written notice, at which time the option would be terminated. The Company terminated the management agreement on March 31, 1996.

     In March 1996, StellarNet filed a lawsuit in the Superior Court of the State of California for the City and County of San Francisco against the Company. This lawsuit asserts claims for breach of contract and negligent conduct in connection with the management services provided EMC. StellarNet seeks unspecified compensatory damages, plus attorneys fees and court costs. The Company has denied each of StellarNet's claims and has filed counterclaims for fraudulent inducement and misrepresentation against StellarNet.

                                   MANAGEMENT

     The following table sets forth certain information concerning the directors and executive officers of the Company as of the date of this Prospectus.

               NAME                  AGE                          POSITION
- -----------------------------------  ---     --------------------------------------------------
Fred C. Goad, Jr.(1)...............   55     Chairman of the Board, Co-Chief Executive Officer
                                             and Director
Jim D. Kever(1)....................   43     President, Co-Chief Executive Officer and Director
Kevin M. McNamara..................   40     Vice President, Chief Financial Officer and
                                             Secretary
Sheila H. Schweitzer...............   48     Senior Vice President of Operations
Richard P. Caliri..................   50     Senior Vice President of Sales and Marketing
W. Marvin Gresham(3)...............   66     Director
William E. Ford(2).................   34     Director
Laurence E. Hirsch(1)(3)...........   50     Director
G. Walter Loewenbaum II(2).........   51     Director
Richard A. McStay(2)...............   59     Director

- ---------------
(1) Member of Executive Committee of the Board of Directors.

(2) Member of Audit Committee of the Board of Directors.

(3) Member of Compensation Committee of the Board of Directors.

     Under the terms of the Company's Amended and Restated Charter (the "Charter"), the members of the Board of Directors are divided into three classes, each of which serves a term of three years. Each class is to consist as nearly as practicable of one-third of the total number of directors constituting the Board of Directors. Messrs. Kever, Hirsh and Ford comprise the "Class I" directors, and their current terms expire in 1996. Messrs. Gresham and McStay are "Class II" directors with terms ending in 1997. The "Class III" directors are Messrs. Goad and Loewenbaum, and their terms expire in 1998. Executive officers of the Company are elected on an annual basis and serve at the discretion of the Board of Directors.

     Mr. Goad served as President and a Director of the Company from its incorporation in August 1994 until August 1995. On August 3, 1995, Mr. Goad was elected Chairman and Co-Chief Executive Officer and currently serves in such capacity in addition to being a Director. From September 1985 to June 1995, Mr. Goad served as Chief Executive Officer and a Director of the Predecessor. Prior to joining the Predecessor, Mr. Goad was a Vice President of Sales of UCCEL Corporation, a mainframe software company, and, prior to that, was employed by IBM, Docutel Corporation (now, Olivetti USA) and Financial Institutions Services, Inc. Mr. Goad is also a Director of Performance Food Group Company, a foodservice distribution company.

     Mr. Kever has served as the President and Co-Chief Executive Officer of the Company since August 1995. He served as Executive Vice President, Secretary and General Counsel from incorporation in August 1994 until August 1995. He has served as a Director since ENVOY's incorporation in August 1994. Prior to June 6, 1995, Mr. Kever had served as a Director and Secretary, Treasurer and General Counsel of the Predecessor since 1981 and as Executive Vice President since 1984. Prior to joining the Predecessor, Mr. Kever was employed by Datanet, a pharmaceutical software company.

     Mr. McNamara currently serves as the Chief Financial Officer and Secretary of the Company. Before his election in February 1996, he served as President of NaBANCO Merchant Services Corporation, a wholly owned subsidiary of National Bancard Corporation ("NaBANCO"), from October 1994 to December 1995. Mr. McNamara served as Senior Executive Vice President and Chief Financial Officer of NaBANCO from January 1992 through September 1994. Before joining

NaBANCO, Mr. McNamara held the position of Chief Financial Officer of Child World, Inc., a national toy retailer.

     Ms. Schweitzer currently serves as Senior Vice President of Operations. Before joining the Company in August 1995, Ms. Schweitzer served from 1991 to 1995 as President and Chief Executive Officer of Medical Management Resources, Inc., a health care EDI services company which is a wholly-owned subsidiary of The Associated Group, Inc.

     Mr. Caliri currently serves as the Senior Vice President of Sales and Marketing. Before joining ENVOY in March 1996, Mr. Caliri served as President and Chief Executive Officer of NEIC, from December 1993 until the completion of NEIC's merger with ENVOY in March of 1996. Prior to joining NEIC, he was employed by John Hancock Financial Services in Boston, Massachusetts for more than 25 years, serving most recently as Vice President of Group Operations.

     Mr. Gresham has served as a Director of the Company since February 1995 and had served as a Director of the Predecessor from 1991 through June 6, 1995. Mr. Gresham is the retired President of Gresham Drugs, Inc., a chain of pharmacies in the state of Florida.

     Mr. Ford was appointed a Director of the Company on March 6, 1996. He has served as a managing member of General Atlantic Partners LLC since 1991. Mr. Ford also serves as a Director of GT Interactive Software Corporation, a provider of entertainment and educational consumer software, and Marcam Corporation, a provider of application software to manufacturing companies.

     Mr. Hirsch has served as a Director of the Company since February 1995 and had served as a Director of the Predecessor from 1987 through June 6, 1995. Mr. Hirsch served as the President of Centex Corporation, a corporation engaged in homebuilding, mortgage banking and related businesses, from March 1985 to July 1981; as its Chief Executive Officer, since July 1988; and as its Chairman since July 1991. Mr. Hirsch serves as a Director of Centex Corporation and of Commercial Metals Company, a company engaged in the manufacturing and recycling of steel and metal products. In addition, Mr. Hirsch is a Trustee of BlackRock Investors, Inc., a registered investment company.

     Mr. Loewenbaum has been a Director of the Company since February 1995 and served as a Director of the Predecessor from 1983 through June 6, 1995. Mr. Loewenbaum serves as Chairman of the Board of Directors of Southcoast Capital Corporation, an investment firm, and has served in such capacity since May 1990.

     Mr. McStay has served as a Director of the Company since February 1995 and had served as a Director of the Predecessor from 1985 through June 6, 1995. Mr. McStay also serves as President of Southern Capital Advisors, Inc., the investment advisory subsidiary of Morgan Keegan & Company, Inc., and as a Director of TBC Corporation, a wholesaler of automobile tires and accessories.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of (i) 48,000,000 shares of Common Stock, no par value per share, of which 11,723,471 shares were issued and outstanding as of May 21, 1996, and (ii) 12,000,000 shares of preferred stock, no par value per share, of which (a) 4,800,000 shares have been designated as Series A Preferred Stock (the "Series A Preferred Stock") that are issuable only upon the exercise of the stock purchase rights pursuant to the Company's Shareholders' Rights Plan and (b) 3,730,233 shares have been designated Series B Convertible Preferred Stock (the "Series B Preferred Stock"), all of which have been authorized and are currently issued and outstanding. See "Stock Purchase Rights Under Shareholders' Rights Plan." After giving effect to the sale of the Common Stock offered hereby, there will be 14,253,471 shares of Common Stock issued and outstanding.

     The following summary of certain terms of the Company's capital stock describes material provisions of, but does not purport to be complete and is subject to and qualified in its entirety by, the Company's Charter, the Company's Amended and Restated Bylaws, the Tennessee Business Corporation Act and other applicable provisions of Tennessee corporate law.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be submitted to a vote of the shareholders and are not entitled to cumulative voting in the election of directors, which means that the holders of the majority of the shares voting for the election of directors can elect all of the directors then standing for election by the holders of Common Stock. Subject to prior dividend rights and sinking fund or redemption or purchase rights which may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to share ratably in such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. See "Price Range of Common Stock and Dividend Policy." The holders of Common Stock are entitled to share ratably in any assets remaining after satisfaction of all prior claims upon liquidation of the Company, including prior claims of any outstanding preferred stock. The Charter gives holders of Common Stock no preemptive or other subscription rights, and Common Stock is not redeemable at the option of the holders, does not have any conversion rights, and is not subject to call. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that the Company may designate and issue in the future or which is currently outstanding. See "Preferred Stock."

PREFERRED STOCK

     The authorized but undesignated preferred stock may be issued from time to time in one or more designated series or classes. The Board of Directors, without approval of the shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relevant provisions that may be provided with respect to a particular series or class. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of the outstanding voting stock of the Company.

     Series A Preferred Stock. The shares of Series A Preferred Stock, if issued pursuant to the Shareholders' Rights Plan, will have ten votes per share and will vote together with the shares of Common Stock on all matters except as otherwise required by law. Subject to prior dividend rights and sinking fund or redemption or purchase rights which may be applicable to any other series of preferred stock, the holders of the Series A Preferred Stock will be entitled to share in such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor with respect to the Series A Preferred Stock and on a ten-to-one basis with respect to the Common Stock. The holders of each tenth of a share of Series A Preferred Stock are entitled to share ratably in any assets remaining after satisfaction of all prior claims upon liquidation of the Company, including prior claims of any other series of preferred stock, ratably with the holders of each share of the Common Stock. Holders of the Series A Preferred Stock will have no preemptive or other subscription rights and the Series A Preferred Stock is not subject to call.

     Series B Preferred Stock. Each share of Series B Preferred Stock is convertible into one share of Common Stock at any time from the date of issuance, and shall be automatically converted into Common Stock upon the transfer by an original holder of the Series B Preferred Stock to any person other than an affiliate (as defined in Rule 12b-2 under the Exchange Act) thereof. The Series B Preferred Stock shall be entitled to dividends only to the extent cash dividends are declared and paid on the Common Stock on an as if converted basis. The Series B Preferred Stock shall have a liquidation preference of $10.75 per share, subject to adjustment, which shall be paid to all holders of Series B Preferred Stock before the holders of Common Stock will be entitled to receive any liquidation distribution. Each share of Series B Preferred Stock shall be entitled to vote on all matters that the holders of Common Stock are entitled to vote upon, on an as if converted basis, and such shares shall be entitled to vote as a class with respect to actions adverse to any rights of the Series B Preferred Stock and the creation of any other class of preferred stock senior to or pari passu with the Series B Preferred Stock. From and after January 1, 1999, the Company shall have an optional right to redeem all of the outstanding Series B Preferred Stock at a redemption price of $10.75 per share, provided that the average sale price of Common Stock as reported on The Nasdaq Stock Market (or on such other exchange or market on which Common Stock is then traded) for the 60 trading days prior to the notice of redemption is not less than $21.50 per share. As long as General Atlantic Partners 25, L.P. ("GAP 25") and GAP Coinvestment Partners, L.P. (collectively the original purchasers of 2,800,000 shares of Series B Preferred Stock and referred to herein collectively as the "GAP Investors") and any affiliate thereof own (a) at least a majority of the outstanding shares of the Series B Preferred Stock and (b) on an as if converted basis, an aggregate of 5% or more of total number of shares of Common Stock outstanding, the holders of Series B Preferred Stock, voting as a separate series, shall be entitled to elect one director to the Board of Directors of the Company. William E. Ford, a managing member of General Atlantic Partners, LLC, a Delaware limited liability company and a general partner of GAP 25, became a director of the Company on March 6, 1996 and is a nominee for election to a three year term as a Class I director at the Annual Meeting of Shareholders scheduled for June 11, 1996. In addition, each of the GAP Investors and First Union Capital Partners, Inc. (the purchasers of the remaining 930,233 shares of Series B Preferred Stock ("FUCP")) shall have the right to send one representative to attend all meetings of the Company's Board of Directors or committees thereof, as long as, with respect to the GAP Investors, they or any affiliate thereof own at least 5% of the total number of shares representing Common Stock on an as converted basis and, with respect to FUCP, as long as it owns at least 2% of the total number of shares representing Common Stock on an as converted basis. A representative of FUCP is further entitled to inspect the properties and records of the Company, to receive material sent or distributed to the Board of Directors of the Company (unless otherwise requested by FUCP or determined by the Company's Chief Executive Officer to be in violation of the Board's fiduciary duties), and to discuss the Company's business with the Company's directors, officers and accountants.

REGISTRATION RIGHTS

     In connection with the financing of the acquisition of NEIC, the purchasers of the Series B Preferred Stock and 333,333 shares of Common Stock each entered into a registration rights agreement with ENVOY (the "Registration Rights Agreements"). Pursuant to the Registration Rights Agreements, holders of the Series B Preferred Stock have certain rights to request that ENVOY use its best efforts to cause a registration statement to be filed and declared effective under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Registrable Shares (as defined in the Registration Rights Agreement) following the first anniversary of the issuance date of the shares of Series B Preferred Stock. The GAP Investors have the right to demand two such registrations and FUCP has one. The holders of the Series B Preferred Stock also have the opportunity to register their Registrable Shares at any time ENVOY proposes to file a registration statement under the Securities Act with respect to an offering by ENVOY for its own account. There is no limit to the number of such incidental registration rights. The registration rights agreement entered into by purchasers of 333,333 shares of Common Stock and ENVOY provides for one demand registration following the first anniversary and prior to the second anniversary of the issuance date of the shares of ENVOY Common Stock and unlimited rights to register such shares any time ENVOY proposes to file a registration statement under the Securities Act with respect to an offering by ENVOY for its own account. ENVOY shall bear the costs of the registration statements filed pursuant to the exercise of the demand registrations, excluding any underwriting discounts and commissions and the fees and expenses of the selling shareholders' legal counsel.

     Registration rights were also issued in connection with the issuance of the Convertible Notes. The holders of the Convertible Notes or the shares of Common Stock issued on conversion of the Convertible Notes have the right to two demand registrations and unlimited incidental registrations.

STOCK PURCHASE RIGHTS UNDER SHAREHOLDERS' RIGHTS PLAN

     With each share of Common Stock issued, one Stock Purchase Right is issued in accordance with and pursuant to the Shareholders' Rights Plan (a "Right"). Each Right, when it first becomes exercisable, entitles the holder to purchase from the Company one-tenth of one share of Series A Preferred Stock at an initial exercise price of $60.00 per tenth of a share (the "Exercise Price"), subject to adjustment.

     Exercisability of Rights. Initially, the Rights will not be exercisable or transferable apart from the shares of Common Stock with respect to which they are or have been distributed, and will be evidenced only by the certificates representing such shares. The Rights will become exercisable and transferable apart from the Common Stock on a date (the "Exercisability Date") that is the earlier of (a) the tenth day following the Stock Acquisition Date, defined as the close of business on the day a public announcement has been made that a person or group of affiliated or associated persons has become an Acquiring Person (as defined below), or (b) the close of business on such date as a majority of the Board of Directors of the Company shall determine, which date shall be any date following the commencement of a tender or exchange offer that, if consummated, would result in a person or group becoming an Acquiring Person. The Rights will be exercisable from the Exercisability Date until the Expiration Date (which is the earlier of the close of business on February 2, 2005 (the "Final Expiration Date") or the date the Rights are redeemed by the Company (the "Redemption Date")) at which time they will expire.

     With certain exceptions described in the Shareholders' Rights Plan, a person or group becomes an "Acquiring Person" when such person or group acquires or obtains the rights to acquire beneficial ownership of 20% or more of the then outstanding shares of Common Stock (other than as a result of Permitted Offer, as defined below), or 10% or more of such shares if (a) the Board, after reasonable inquiry and investigation, determines to declare the acquiring person an "Adverse Person" under guidelines set forth in the Shareholders' Rights Plan or (b) such 10% ownership is acquired by a person or group (a "Market Accumulator") during the pendency of, or prior to the expiration of 20 business days after the termination or expiration of, a tender or exchange offer for Common Stock. A "Permitted Offer" is a tender or exchange offer for all outstanding shares of Common Stock upon terms that a majority of the members of the Company's Board of Directors (who are not officers of the Company and who qualify as "Continuing Directors" under the Shareholders' Rights Plan) determine to be adequate and in the best interests of the Company and its shareholders.

     Transferability of Rights. Prior to the Exercisability Date, the Rights will not be transferable apart from the shares of Common Stock to which they are attached; hence, the surrender or transfer of any Common Stock certificate prior to that date will also constitute the transfer of the Rights associated with the shares represented by such certificate. As soon as practicable after the Exercisability Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to each record holder of shares of Common Stock.

     Flip-In Rights. Upon the occurrence of an Exercisability Date, each holder of a Right will thereafter have the right (the "Flip-In Right") to receive, upon exercise, the number of shares of Series A Preferred Stock (or in the Board of Directors' discretion, Common Stock) having a market value immediately prior to the Exercisability Date equal to two times the then current Exercise Price of the Right, provided, however, that any Right that is (or, in certain circumstances specified in the Shareholders' Rights Plan, was) beneficially owned by an Acquiring Person (or any of its affiliates or associates) will become null and void upon the occurrence of a Exercisability Date. Cash will be paid in lieu of issuing fractional shares.

     Flip-Over Rights. If, at any time following a Stock Acquisition Date, either (i) the Company is acquired in a merger or other business combination transaction or (ii) the Company sells or otherwise transfers more than 50% of its aggregate assets or earning power, each holder of a Right (except Rights previously voided as described above) will thereafter have the right (the "Flip-Over Right") to receive, upon exercise, shares of common stock of the acquiring person having a value equal to two times the then current Exercise Price of the Right. The Flip-Over Right shall be exercisable apart from, and regardless of the exercise or surrender of, the Flip-In Right.

     Redemption of the Rights. At any time prior to the earlier to occur of (a) the close of business on the tenth day (subject to extension by the Board of Directors of the Company) following the Stock Acquisition Date, or (b) the Final Expiration Date, and in certain other circumstances, the Board of Directors of the Company may redeem the Rights in whole but not in part at a Redemption Price of $.01 per Right.

     Amendment of the Shareholders' Rights Plan. At any time prior to the Exercisability Date, the Company's Board of Directors may amend any provision of the Shareholders' Rights Plan in any manner. Thereafter, the Board may amend the Shareholders' Rights Plan in certain respects, including generally (a) to shorten or lengthen any time period under the Shareholders' Rights Plan or (b) in any manner that the Board of Directors deems necessary or desirable, so long as such amendment is consistent with and for the purpose of fulfilling the objectives of the Board in originally adopting the Shareholders' Rights Plan. Certain amendments (including changes to the Redemption Price, Exercise Price, Expiration Date, or number of shares for which a Right is exercisable), whether prior to the Exercisability Date or thereafter, are permitted only upon approval by a majority of the members of the Board of Directors of the Company.

DESCRIPTION OF CERTAIN STATUTORY, CHARTER AND BYLAW PROVISIONS

     Tennessee Business Combination Act. The Tennessee Business Combination Act (the "Tennessee Combination Act") provides, among other things, that any corporation to which the Tennessee Combination Act applies, including the Company, shall not engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation approved either the business combination or the transactions which resulted in the shareholder becoming an interested shareholder. The Tennessee Combination Act defines "business combination" generally to mean any: (a) merger or consolidation, (b) share exchange, (c) sale, lease, exchange, pledge, mortgage or other transfer (in one transaction or a series of transactions) of assets representing 10% or more of (i) the market value of consolidated assets, (ii) the market value of the corporation's outstanding shares, or (iii) the corporation's consolidated net income, (d) issuance or transfer of shares from the corporation to the interested shareholder,

(e) plan of liquidation, (f) transaction in which the interested shareholder's proportionate share of the outstanding shares of any class of securities is increased, or (g) financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit other than proportionately as a shareholder.

     The Tennessee Combination Act defines "interested shareholder" generally to mean any person who is the beneficial owner, either directly or indirectly, of 10% or more of any class or series of the outstanding voting stock, or any affiliate or associate of the corporation who has been the beneficial owner, either directly or indirectly, of 10% or more of the voting power of any class or series of the corporation's voting stock at any time within the five year period preceding the date in question. Consummation of a business combination that is subject to the five-year moratorium is permitted after such five-year period if the transaction (a) complies with all applicable charter and bylaw requirements and applicable Tennessee law and (b) is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested shareholder, or when the transaction meets certain fair price criteria. The fair price criteria include, among others, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of (a) the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest, (b) the highest preferential amount, if any, that such class or series is entitled to receive on liquidation, or (c) the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

     The effect of the Tennessee Combination Act may be to render more difficult a change of control of the Company.

     Classified Board of Directors. Classification of directors is permitted under the Tennessee Business Corporation Act, as amended, and the Company's Charter provides for the classification of its Board of Directors. Under the terms of the Charter, the members of its Board of Directors are divided into three classes, serving staggered three-year terms. As a result, approximately one-third of the Company's Board of Directors will be elected each year. See "Management." This provision could (a) prevent a party who acquires control of a majority of the Company's outstanding voting stock from obtaining control of the Board of Directors of the Company until the second annual shareholders' meeting following the date the acquiror obtains the controlling stock interest, (b) have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company, and (c) increase the likelihood that incumbent members of the Company's Board of Directors retain their positions.

TRANSFER AGENT AND REGISTRAR

     First Union National Bank is the transfer agent and registrar for the Common Stock.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information with respect to the beneficial ownership of shares of the Common Stock and Series B Preferred Stock as of April 19, 1996, by (i) each shareholder of the Company known to be the beneficial owner of more than 5% of the outstanding shares of Common Stock or Series B Preferred Stock; (ii) each Selling Shareholder; (iii) each director and executive officer of the Company; and (iv) the directors and executive officers of the Company as a group.

                                              SHARES BENEFICIALLY                            SHARES BENEFICIALLY
                                                 OWNED PRIOR TO                                  OWNED AFTER
                                                THE OFFERING(1)           SHARES TO            THE OFFERING(1)
     TITLE OF              NAME OF        ----------------------------    BE SOLD IN    -----------------------------
       CLASS          BENEFICIAL OWNERS    NUMBER           PERCENT      THE OFFERING    NUMBER            PERCENT
- -------------------  -------------------  ---------      -------------   ------------   ---------       -------------
Series B Preferred   General Atlantic
                     Partners 25,
                     L.P................  2,800,000(2)   75.06%/19.30%(3)               2,800,000(2)    75.06%/16.44%(3)
Series B Preferred   GAP Coinvestment
                     Partners, L.P......  2,800,000(2)   75.06%/19.30%(3)               2,800,000(2)    75.06%/16.44%(3)
Series B Preferred   William E. Ford....  2,800,000(4)   75.06%/19.30%(3)               2,800,000(4)    75.06%/16.44%(3)
Common               Wells Fargo Bank
                     National
                     Association........  1,033,050(5)           8.82%                  1,033,050(5)            7.26%
Common               Robert Fleming,
                     Inc................    950,570(6)           7.51%                    950,570(6)            6.26%
Series B Preferred   First Union Capital
                     Partners, Inc......    930,233(2)   24.94%/ 7.36%(3)                 930,233(2)    24.94%/ 6.13%(3)
Common               Train, Smith
                     Counsel............    817,850(7)           6.99%                    817,850(7)            5.74%
Common               IDS Life Capital
                     Resource Fund......    800,000(8)           6.83%                    800,000(8)            5.62%
Common               Fred C. Goad,
                     Jr.................    595,239(9)           4.91%        80,000      515,239(9)            3.52%
Common               Jim D. Kever.......    593,948(9)           4.89%        50,000      543,948(9)            3.71%
Common               G. Walter
                     Loewenbaum II......    516,412(10)          4.36%                    516,412(10)           3.59%
Common               W. Marvin Gresham..    272,517(11)          2.31%                    272,517(11)           1.90%
Common               Richard A. McStay..    163,550(12)          1.39%                    163,550(12)           1.14%
Common               Laurence E.
                     Hirsch.............     93,500(13)        *                           93,500(13)         *
Common               Kevin M. McNamara..     --               --                           --                --
Common               Sheila H.
                     Schweitzer.........     --               --                           --                --
Common               Richard P.
                     Caliri.............     --               --                           --                --
                     All Executive
                     Officers and
                     Directors as a
                     Group (ten persons)
                       Common...........  2,250,166(14)         17.46%                  2,120,166(14)          13.78%
                       Series B
                       Preferred........  2,800,000             75.06%                  2,800,000              75.06%
                       Common and Series
                       B Preferred (as
                       converted).......  5,050,166(15)         32.82%                  4,920,166(15)          27.06%

- ---------------
  *  Less than one percent

 (1) For the purpose of determining "beneficial ownership," the rules of the Securities and Exchange Commission ("SEC") require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, multiple persons may be deemed to be the "beneficial owners" of the same securities. The SEC rules also require that certain shares of stock that a beneficial owner has the right to acquire within sixty days of such date pursuant to the exercise of stock options are deemed to be outstanding for the purpose of calculating the percentage ownership of such owner but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person. At the close of business on April 19, 1996, there were 11,706,471 and 3,730,233 shares of Common Stock and Series B Preferred Stock, respectively, outstanding.

 (2) Pursuant to an agreement dated November 30, 1995 and effective as of March 6, 1996, General Atlantic Partners 25, L.P., GAP Coinvestment Partners, L.P., and First Union Capital Partners, Inc. acquired 2,417,171, 382,829, and 930,233 shares, respectively, of Series B Preferred Stock, each of which shares of Series B Preferred Stock is convertible into one (1) share of Common Stock (subject to adjustment). General Atlantic Partners 25, L.P. and GAP Coinvestment Partners, L.P. are affiliated parties; therefore, their ownership is aggregated for purposes of the above table, and each is deemed to beneficially own all 2,800,000 shares. The address for General Atlantic Partners 25, L.P., GAP Coinvestment Partners, L.P. and William E. Ford is C/O General Atlantic Service Corporation, 125 East 56th Street, New York, New York 10022. The address for First Union Capital Partners, Inc. is One First Union Center, 18th Floor, Charlotte, North Carolina 28288-0732.

 (3) The second percentage assumes conversion of the Series B Preferred Stock into Common Stock.

 (4) Mr. Ford is a managing member of General Atlantic Partners LLC, the general partner of General Atlantic Partners 25, L.P., and a general partner of GAP Coinvestment Partners, L.P. and is deemed to beneficially own such shares. Mr. Ford disclaims beneficial ownership of such shares except to the extent of his pecuniary interests.

 (5) Wells Fargo Bank reported on Schedule 13G, as filed with the SEC, that as of February 6, 1996, it has sole voting power with respect to 967,100 shares, sole dispositive power with respect to 1,024,150 shares and shared dispositive power with respect to 8,900 shares. The address for Wells Fargo Bank National Association is 464 California Street, San Francisco, California 94163.

 (6) Robert Fleming, Inc. is the advisor to nine affiliated entities which are the beneficial owners of the Convertible Notes. The ownership in the above table reflects full conversion of the Notes held by the affiliates of Robert Fleming, Inc. at a conversion price of $10.52 per share. The address for Robert Fleming, Inc. is 320 Park Avenue, 11th Floor, New York, New York 10022.

 (7) Train, Smith Counsel, a New York general partnership, and its general partners reported on Schedule 13G, as filed with the SEC, that as of December 31, 1995, they each have beneficial ownership of 817,850 shares. The address for Train, Smith Counsel is 667 Madison Avenue, New York, New York 10021.

 (8) IDS Life Capital Resource Fund, ("IDS"), reported on Schedule 13G, as filed with the SEC, that as of December 31, 1995, it has sole voting power with respect to 800,000 shares. IDS is advised by American Express Financial Corporation, a subsidiary of American Express Company, each of whom claim shared dispositive power with respect to the 800,000 shares. The address for IDS Life Capital Resource Fund is IDS Tower 10, Minneapolis, Minnesota 55440.

 (9) Includes 428,333 shares issuable pursuant to exercisable options for the purchase of the Company's Common Stock. Following the Offering Mr. Goad's options exercisable for the purchase of Common Stock shall equal 398,333 shares.

(10) Stock ownership includes 700 shares of which Mr. Loewenbaum's mother has the use for life, 34,660 shares owned by Mr. Loewenbaum's wife, 4,500 shares owned by the Estate of Edward Shaw, Jr., of which Mr. Loewenbaum's wife owns a one-half interest, 50,000 shares owned by Mr. Loewenbaum's daughters, 10,000 shares held in trust to which Mr. Loewenbaum acts as trustee, and 50,000 shares owned by Southcoast Capital Corporation, of which Mr. Loewenbaum is Chairman of the Board of Directors and a 45% shareholder. Mr. Loewenbaum disclaims beneficial ownership of the shares held by such other persons or entities, except to the extent of his pecuniary interests in the shares held by Southcoast Capital Corporation. Stock ownership also includes 142,500 shares issuable pursuant to exercisable options for the purchase of the Company's Common Stock.

(11) Includes 25,120 shares owned by Mr. Gresham's children, 1,850 shares owned by Mr. Gresham's wife, and 88,000 shares issuable pursuant to exercisable options for the purchase of the Company's Common Stock. Mr. Gresham disclaims beneficial ownership of the shares held by his wife and children.

(12) Includes 940 shares owned by Mr. McStay's wife, 1,300 shares owned by Mr. McStay's children, and 68,000 shares issuable pursuant to exercisable options for the purchase of the Company's Common Stock. Mr. McStay disclaims beneficial ownership of the shares held by his wife and children.

(13) Includes 24,000 shares issuable pursuant to exercisable options for the purchase of the Company's Common Stock.

(14) Includes 1,179,166 shares issuable pursuant to exercisable options for the purchase of the Company's Common Stock before the Offering and 1,149,166 following the Offering.

(15) Includes (i) conversion of the 2,800,000 shares of the Series B Preferred Stock and (ii) the 1,179,166 shares issueable pursuant to exercisable options for the purchase of the Company's Common Stock before the Offering and 1,149,166 following the Offering.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their representatives, Alex. Brown & Sons Incorporated, Hambrecht & Quist LLC, J.C. Bradford & Co. and Southcoast Capital Corporation (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholders the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                                                    NUMBER
                                   UNDERWRITER                                     OF SHARES
- ---------------------------------------------------------------------------------  ---------
Alex. Brown & Sons Incorporated..................................................
Hambrecht & Quist LLC............................................................
J.C. Bradford & Co. .............................................................
Southcoast Capital Corporation...................................................

                                                                                   ---------
     Total.......................................................................  2,630,000
                                                                                   =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company and the Selling Shareholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $          per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share to certain other
dealers. After the public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 394,500 additional shares of Common Stock at the same price per share as the Company will receive for the 2,630,000 shares of Common Stock that the several Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,630,000 and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,630,000 shares are being offered.

     In connection with this offering, certain Underwriters may engage in passive market making transactions in the Common Stock on The Nasdaq Stock Market immediately prior to the commencement of sales in the offering in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of displaying bids on The Nasdaq Stock Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

     G. Walter Loewenbaum II, a Director of the Company, is Chairman of the Board and a shareholder of Southcoast Capital Corporation.

     The Company and holders of approximately 928,630 outstanding shares of Common Stock and 2,800,000 shares of Series B Preferred Stock have agreed not to offer, sell or otherwise dispose of any share of Common Stock or Series B Preferred Stock for a period of 90 days after the date of this Prospectus without the prior consent of the Representatives of the Underwriters.

                                 LEGAL MATTERS

     The validity of the issuance of Common Stock offered hereby will be passed upon for the Company by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon for the Underwriters by Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

     The financial statements (including the schedule incorporated by reference) of the Company at December 31, 1995, and for the year then ended, included and/or incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing and incorporated elsewhere herein, and are included and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of ENVOY at December 31, 1994 and for the two years in the period ended December 31, 1994 included and incorporated by reference in this Prospectus and the related financial statement schedule incorporated by reference in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing and incorporated herein and elsewhere in the Registration Statement, and are included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of NEIC included and incorporated by reference in this Prospectus from Form 8K/A of ENVOY Corporation have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated herein by reference, and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Teleclaims at December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Hardman Guess Frost & Cummings, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located in the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10007. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on The Nasdaq Stock Market, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3, including amendments thereto, relating to the Common Stock offered hereby (the "Registration Statement"). This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be inspected and copied in the manner and at the locations described above. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or as previously filed with the Commission and incorporated herein by reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents or portions of documents filed by the Company with the Commission are incorporated herein by reference:

     (1) Annual Report on Form 10-K for the year ended December 31, 1995.

     (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as amended by the Form 10-Q/A filed on May 24, 1996.

     (3) Current Reports on Form 8-K filed on March 18, 1996 and March 21, 1996 (each as amended by Form 8-K/A, filed on May 17, 1996 and May 20, 1996, respectively).

     (4) The description of the Common Stock contained in the Company's Registration Statement under the Exchange Act on Form 10 on November 1, 1994, as amended through Post-Effective Amendment No. 4, filed on May 4, 1995.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the filing date of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO THE COMPANY, 15 CENTURY BOULEVARD, SUITE 600, NASHVILLE, TENNESSEE 37214, ATTENTION:
CONNIE MAYBERRY, CONTROLLER AND DIRECTOR OF FINANCIAL REPORTING AND ANALYSIS.

                               ENVOY CORPORATION

       INDEX TO PRO FORMA FINANCIAL INFORMATION AND FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
I.  UNAUDITED PRO FORMA FINANCIAL INFORMATION
     Unaudited Pro Forma Financial Information........................................   F-2
     Unaudited Condensed Combined Statements of Operations for the year ended December
      31, 1995 and for the three months ended March 31, 1995 and 1996.................   F-3
     Notes to Unaudited Pro Forma Condensed Combined Financial Information............   F-6
II.  FINANCIAL STATEMENTS OF ENVOY CORPORATION
     Reports of Independent Auditors..................................................   F-9
     Balance Sheets as of December 31, 1994 and December 31, 1995.....................  F-11
     Statements of Operations for the years ended December 31, 1993, December 31, 1994 and December 31, 1995...........................................................  F-12
     Statements of Shareholders' Equity for the years ended December 31, 1993,
      December 31, 1994 and December 31, 1995.........................................  F-13
     Statements of Cash Flows for the years ended December 31, 1993, December 31, 1994 and December 31, 1995...........................................................  F-14
     Notes to Financial Statements....................................................  F-15
     Unaudited Condensed Consolidated Balance Sheets as of December 31, 1995 and March
      31, 1996........................................................................  F-27
     Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 1995 and 1996...................................................  F-28
     Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1995 and 1996...................................................  F-29
     Notes to Unaudited Condensed Consolidated Financial Statements...................  F-30
III.  CONSOLIDATED FINANCIAL STATEMENTS OF
     NATIONAL ELECTRONIC INFORMATION CORPORATION
     Independent Auditors' Report.....................................................  F-34
     Consolidated Balance Sheets as of December 31, 1994 and December 31, 1995........  F-35
     Consolidated Statements of Operations for the years ended December 31, 1993,
      December 31, 1994 and December 31, 1995.........................................  F-36
     Consolidated Statements of Cash Flows for the years ended December 31, 1993,
      December 31, 1994 and December 31, 1995.........................................  F-37
     Consolidated Statements of Changes in Shareholders' Equity (Deficiency) for the
      years ended December 31, 1993, December 31, 1994 and December 31, 1995..........  F-38
     Notes to Consolidated Financial Statements.......................................  F-39
IV. FINANCIAL STATEMENTS OF TELECLAIMS, INC.
     Independent Auditors' Report.....................................................  F-45
     Balance Sheets as of December 31, 1994 and December 31, 1995.....................  F-46
     Statements of Operations for the years ended December 31, 1994 and December 31,
      1995............................................................................  F-47
     Statements of Stockholders' Equity for the years ended December 31, 1994 and
      December 31, 1995...............................................................  F-48
     Statements of Cash Flows for the years ended December 31, 1994 and December 31,
      1995............................................................................  F-49
     Notes to Financial Statements....................................................  F-50

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial information for the year ended December 31, 1995 and for the three months ended March 31, 1995 and 1996 are set forth on the following pages. The unaudited pro forma information has been prepared utilizing the historical financial statements of ENVOY, NEIC and Teleclaims. The pro forma financial information gives pro forma effect to the NEIC and Teleclaims acquisitions. The NEIC and Teleclaims acquisitions are already reflected in ENVOY's historical balance sheet at March 31, 1996; accordingly, no pro forma balance sheet is presented. The acquisitions are reflected as if they had occurred on January 1, 1995 for purposes of the Pro Forma Condensed Combined Statements of Operations. In addition, the Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 1995 reflects the effects of (1) ENVOY's equity investment in EMC (made January 31, 1995) as if the investment was made January 1, 1995; and (2) NEIC's acquisition of Medical Electronic Data Exchange, Inc. and Medical Electronic Data Index, Inc. (referred to herein collectively as "Synaptek"), a medical claims clearinghouse and electronic data transfer business completed in July 1995, as if such acquisition was made by ENVOY as of January 1, 1995.

     The NEIC and Teleclaims acquisitions are accounted for under the purchase method of accounting and the pro forma financial information has been prepared on such basis of accounting utilizing estimates and assumptions as set forth below and in the notes thereto. The pro forma financial information is presented for informational purposes and is not necessarily indicative of the future results of operations of the combined companies, or of the results of operations of the combined companies, that would have actually occurred had the acquisitions been consummated as of the periods described above. The purchase price allocations reflected in the pro forma financial information have been based on preliminary estimates of the respective fair value of assets and liabilities which may differ from the actual allocations, and are subject to revision based on further studies and valuations. The Unaudited Pro forma Condensed Combined Statements of Operations, which include results of operations as if the acquisitions had been consummated as of January 1, 1995, do not reflect the effects of potential cost savings and operating synergies that may result from the acquisitions. Certain amounts in the historical financial statements of NEIC, Teleclaims and Synaptek have been reclassified to conform to the financial presentation of ENVOY.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
               (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              HISTORICAL
                                                                               SYNAPTEK      SUBTOTAL
                                                                            JAN-JUL '95(C)      PRO                        PRO
                                  HISTORICAL   HISTORICAL    HISTORICAL        AND EMC         FORMA      PRO FORMA       FORMA
                                    ENVOY       NEIC(A)     TELECLAIMS(B)      JAN '95       COMBINED    ADJUSTMENTS     COMBINED
                                  ----------   ----------   -------------   --------------   ---------   -----------     --------
Revenues........................   $ 25,205     $ 37,444        $ 903           $1,187        $64,739                    $64,739
Operating costs and expenses:
  Cost of revenues..............     15,435       14,757          818              519         31,529                     31,529
  Selling, general and
    administrative..............      8,243       14,129          671              624         23,667                     23,667
  Depreciation and
    amortization................      2,468        1,221          172               70          3,931     $  15,576(d)    24,144
                                                                                                              4,594(e)
                                                                                                                181(f)
                                                                                                                 33(g)
                                                                                                               (144)(k)
                                                                                                                (27)(l)
                                  ----------   ----------      ------          -------       ---------   -----------     --------
Operating income (loss).........       (941)       7,337         (758)             (26)         5,612       (20,213)     (14,601 )
Other income (expense):
  Interest income...............        380          325           31                             736                        736
  Interest expense..............       (513)        (179)                          (22)          (714)         (240)(h)   (4,649 )
                                                                                                             (3,695)(i)
  FDC management services
    fee(p)......................        850                                                       850                        850
                                  ----------   ----------      ------          -------       ---------   -----------     --------
                                        717          146           31              (22)           872        (3,935)      (3,063 )
Income (loss) from continuing
  operations before income taxes
  and loss in investee..........       (224)       7,483         (727)             (48)         6,484       (24,148)     (17,664 )
Income taxes....................                  (2,881)                                      (2,881)        2,881(j)
Loss in investee................     (1,776)                                       (24)(m)     (1,800)                    (1,800 )
                                  ----------   ----------      ------          -------       ---------   -----------     --------
Income (loss) from continuing
  operations....................   $ (2,000)    $  4,602        $(727)          $  (72)       $ 1,803     $ (21,267)     $(19,464)
                                  =========    =========    =============   =============    ==========  ===========     =========
Loss per common share from
  continuing operations.........   $  (0.18)                                                                             $ (1.67 )
                                  =========                                                                              =========
Weighted average common shares
  outstanding...................     11,241                                                                     406(o)    11,647
                                  =========                                                              ===========     =========

   See accompanying notes to unaudited pro forma condensed combined financial information.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995
                (UNAUDITED)(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                HISTORICAL
                                                                                 SYNAPTEK
                                                                                  JAN-MAR
                                                                                  '95(C)      SUBTOTAL                        PRO
                                        HISTORICAL  HISTORICAL    HISTORICAL      AND EMC     PRO FORMA   PRO FORMA          FORMA
                                          ENVOY      NEIC(A)     TELECLAIMS(B)    JAN '95     COMBINED   ADJUSTMENTS        COMBINED
                                        ----------  ----------   -------------  -----------   ---------  -----------        --------
Revenues...............................  $  6,923     $8,067         $ 216         $ 489       $15,695                      $15,695
Operating costs and expenses:
  Cost of revenues.....................     4,269      3,695           215           201         8,380                        8,380
  Selling, general and
    administrative.....................     2,123      3,166           177           216         5,682                        5,682
  Depreciation and amortization........       560        267            45            19           891     $ 3,894 (d)        5,947
                                                                                                             1,149 (e)
                                                                                                                45 (f)
                                                                                                                 8 (g)
                                                                                                               (36)(k)
                                                                                                                (4)(l)
                                         --------     ------         -----         -----       -------     -------          -------
Operating income (loss)................       (29)       939          (221)           53           742      (5,056)          (4,314)
Other income (expense):
  Interest income......................        10         68             9                          87                           87
  Interest expense.....................                  (87)                        (17)         (104)        (60)(h)       (1,118)
                                                                                                              (954)(i)
                                         --------     ------         -----         -----       -------     -------          -------
                                               10        (19)            9           (17)          (17)     (1,014)          (1,031)
Income (loss) from continuing
  operations before income taxes and
  loss in investee.....................       (19)       920          (212)           36           725      (6,070)          (5,345)
Income tax benefit (provision).........       (30)      (356)                                     (386)        356 (j)          (30)
Loss in investee.......................      (218)                                   (24)(m)      (242)                        (242)
                                         --------     ------         -----         -----       -------     -------          -------
Income (loss) from continuing
  operations...........................  $   (267)    $  564         $(212)        $  12       $    97     $(5,714)         $(5,617)
                                         ========     ======         =====         =====       =======     =======          =======
Loss per common share from continuing
  operations...........................  $  (0.02)                                                                          $ (0.47)
                                         ========                                                                           =======
Weighted average common shares
  outstanding..........................    11,603                                                              406 (o)       12,009
                                         ========                                                          =======          =======

   See accompanying notes to unaudited pro forma condensed combined financial information.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
               (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         HISTORICAL   HISTORICAL   HISTORICAL     SUBTOTAL     PRO FORMA        PRO FORMA
                                           ENVOY       NEIC(A)    TELECLAIMS(B)   PRO FORMA   ADJUSTMENTS       COMBINED
                                         ----------   ---------   -------------   ---------   -----------       ---------
Revenues...............................   $ 10,330     $ 8,013        $ 174       $ 18,517                       $18,517
Operating costs and expenses:
  Cost of revenues.....................      5,308       2,628          189          8,125                         8,125
  Selling, general and
    administrative.....................      2,992       2,999                       5,991                         5,991
  Depreciation and amortization........      2,319         285           43          2,647     $   2,843 (d)       6,328
                                                                                                     838 (e)
                                                                                                      30 (f)
                                                                                                       6 (g)
                                                                                                     (36)(k)
  Merger and facility integration
    costs..............................     32,584       2,307                      34,891       (30,700)(d)          --
                                                                                                  (4,191)(n)
                                          --------     -------         ----       --------      --------         -------
Operating loss.........................    (32,873)       (206)         (58)       (33,137)      (31,210)         (1,927)
Other income (expense):
  Interest income......................         98          66                         164                           164
  Interest expense.....................       (504)        (39)                       (543)          (44)(h)      (1,284)
                                                                                                    (697)(i)
                                          --------     -------         ----       --------      --------         -------
                                              (406)         27                        (379)         (741)         (1,120)
Loss from continuing operations before
  income taxes and loss in investee....    (33,279)       (179)         (58)       (33,516)       30,469          (3,047)
Income tax benefit (provision).........     11,206        (922)                     10,284       (11,666)(d)        (460)
                                                                                                     922 (j)
Loss in investee.......................       (435)                                   (435)                         (435)
                                          --------     -------         ----       --------      --------         -------
Net loss...............................   $(22,508)    $(1,101)       $ (58)      $(23,667)    $  19,725         $(3,942)
                                          ========     =======         ====       ========      ========         =======
Net loss per common share..............   $  (1.97)                                                              $  (.34)
                                          ========                                                               =======
Weighted average common shares
  outstanding..........................     11,416                                                   286 (o)      11,702
                                          ========                                              ========         =======

   See accompanying notes to unaudited pro forma condensed combined financial information.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

     On November 30, 1995, ENVOY entered into an Agreement and Plan of Merger (the "Merger Agreement") with NEIC. The merger was approved by the shareholders on March 6, 1996 and closed immediately thereafter. In the merger, each share of outstanding NEIC common stock was converted into the right to receive $2,606.94 cash, for an aggregate consideration of $86,150,000. 840 shares of NEIC redeemable preferred stock will remain outstanding and may be redeemed by or put to NEIC on and after August 1, 1996 at a redemption price of $2,606.94 per share, or an aggregate of approximately $2,200,000.

     The cash purchase price was funded by cash proceeds from equity investments in ENVOY and conventional debt financing. An aggregate of 3,730,233 shares of Series B Convertible Preferred Stock were sold for a total consideration of $40,100,000, or $10.75 per share of Series B Preferred Stock. Each share of the Series B Preferred Stock is convertible into one share of ENVOY Common Stock. ENVOY obtained bank financing of $50,000,000, which consisted of a $25,000,000 term loan and a $25,000,000 revolving credit facility. Additionally, ENVOY sold 333,333 shares of ENVOY Common Stock for an aggregate purchase price of $5,000,000.

     The financing for the NEIC acquisition was as follows (in thousands):

Proceeds of Series B Convertible Preferred Stock..................................  $40,100
Proceeds of Common Stock..........................................................    5,000
Bank Financing....................................................................   41,050
                                                                                    -------
          Total...................................................................  $86,150
                                                                                    =======

     The merger is accounted for under the purchase method of accounting applying the provisions of Accounting Principles Board Opinion No. 16 ("APB 16"). Pursuant to the requirements of APB 16, the aggregate purchase price, based on appraised fair values, is being allocated to the tangible and intangible assets and liabilities assumed based on their estimated fair value at the date of the acquisition. The estimated aggregate purchase price to be allocated to the assets acquired and liabilities assumed consists of (in thousands):

Cash paid for NEIC stock..........................................................  $86,150
Preferred Stock Fair Value........................................................    2,200
Estimated Transaction and Acquisition Costs.......................................    5,950
                                                                                    -------
Total.............................................................................  $94,300
                                                                                    =======

     The allocation of the purchase price for purposes of the pro forma financial information has been estimated as follows (in thousands):

Current assets...................................................................  $ 14,305
Property and equipment...........................................................     3,000
Deferred tax asset...............................................................     5,797
Deferred loan costs..............................................................     1,200
Liabilities assumed..............................................................    (7,248)
Identifiable intangibles.........................................................    19,600
In process technology............................................................    30,000
Unallocated excess purchase price over net assets acquired (goodwill)............    46,728
Estimated tax effect of temporary differences related to all assets and
  liabilities, excluding goodwill ($27,646)......................................   (19,082)
                                                                                   --------
                                                                                   $ 94,300
                                                                                   ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     Also, on March 1, 1996, ENVOY acquired Teleclaims, an Alabama corporation, in exchange for 73,242 shares of Common Stock for a purchase price of approximately $1,500,000. The acquisition is accounted for under the purchase method of accounting applying the provisions of APB 16. The allocation of the purchase price for purposes of the pro forma financial information is as follows (in thousands):

Net assets acquired.................................................................  $  336
Identifiable intangibles............................................................     300
In-process technology...............................................................     700
Unallocated excess purchase price over net assets acquired (goodwill)...............     544
Estimated tax effects of temporary differences related to all assets and
  liabilities, excluding goodwill...................................................    (380)
                                                                                      ------
                                                                                      $1,500
                                                                                      ======

The above allocations are based on management's preliminary estimates. The actual allocations will be based on further studies and valuations and may change during the allocation period.

PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

 (a) Records historical financial data of NEIC for the year ended December 31, 1995, the three month period ended March 31, 1995 and for the period January 1, 1996 through March 6, 1996.

 (b) Records historical financial data of Teleclaims for the year ended December 31, 1995, the three month period ended March 31, 1995 and the period January 1, 1996 through February 29, 1996.

 (c) Records historical data for Synaptek prior to its acquisition by NEIC for the period January 1, 1995 through July 1995, and January 1, 1995 through March 31, 1995.

 (d) Records the amortization for NEIC over a three year life on the straight line basis for the unallocated excess purchase price over net assets acquired (goodwill) for the year ended December 31, 1995, the three month period ended March 31, 1995 and the period January 1, 1996 through March 6, 1996. In connection with the preliminary allocation of the purchase price, $30,000,000 for NEIC and $700,000 for Teleclaims represents a charge for in-process technology and $11,400,000 for NEIC and $266,000 for Teleclaims represents the related deferred income tax benefit that was recorded in the initial period subsequent to the consummation of the acquisitions. The $30,700,000 charge and related income tax benefit of $11,666,000 is excluded from the accompanying Pro Forma Statements of Operations as it is a nonrecurring item consistent with Rule 11-02 of Regulation S-X.

 (e) Records the amortization for NEIC of acquired identifiable intangible assets on a straight line basis over periods of two to nine years for the year ended December 31, 1995, the three month period ended March 31, 1995 and the period January 1, 1996 through March 6, 1996.

 (f) Records the amortization for Teleclaims over a three year life on the straight line basis for the unallocated excess purchase price over net assets acquired (goodwill) for the year ended December 31, 1995, the three month period ended March 31, 1995 and the period January 1, 1996 through February 29, 1996.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

 (g) Records the amortization for Teleclaims of acquired identifiable intangible assets based on a nine year life on a straight line basis for the year ended December 31, 1995, the three month period ended March 31, 1995 and the period January 1, 1996 through February 29, 1996.

 (h) Records the amortization of deferred loan costs incurred in connection with the NEIC acquisition over the life of the related debt (5 years) for the year ended December 31, 1995, the three month period ended March 31, 1995 and the period January 1, 1996 through March 6, 1996.

 (i) Records interest expense of debt incurred in connection with the NEIC acquisition at an average annual interest rate of approximately 9% for the year ended December 31, 1995, the three month period ended March 31, 1995 and the period January 1, 1996 through March 6, 1996.

 (j) Records the elimination of the historical income tax provision for NEIC. The pro forma adjustments (excluding the tax benefit related to the charge for in-process technology) results in a $0 tax benefit as a result of losses for which no tax benefit is recognized under Financial Accounting Standards No. 109, "Accounting for Income Taxes".

 (k) Records the elimination of goodwill amortization for NEIC for the year ended December 31, 1995, the three month period ended March 31, 1995 and the period from January 1, 1996 through March 6, 1996.

 (l) Records the elimination of amortization of intangibles for Synaptek for the year ended December 31, 1995 and the three month period ended March 31, 1995.

 (m)   Records historical data for EMC for the one month period January 1995.

 (n) Eliminates nonrecurring charges resulting directly from the NEIC acquisition of $2,307,000 for NEIC and $1,884,000 for ENVOY which are included in the Historical Financial Statements for the three months ended March 31, 1996. The charges are excluded from the accompanying Pro Forma Statements of Operations as it is a nonrecurring item consistent with Rule 11-02 of Regulation S-X.

 (o) Adjustment to reflect the issuance of 73,242 common shares in the Teleclaims acquisition and 333,333 common shares in the NEIC merger, of ENVOY Common Stock had the NEIC merger and Teleclaims acquisition taken place January 1, 1995.

 (p) Represents management fees received from First Data for the period June 7, 1995 through December 31, 1995 pursuant to the management services agreement. Management fees of $375,000 for the three months ended March 31, 1996 are classified in the revenues caption in the statement of operations.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
ENVOY Corporation

     We have audited the accompanying balance sheet of ENVOY Corporation as of December 31, 1995, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ENVOY Corporation at December 31, 1995, and the results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Nashville, Tennessee
February 12, 1996,
  except as to Note 14, as to which the date is March 6, 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
ENVOY Corporation
Nashville, Tennessee

     We have audited the accompanying balance sheet of ENVOY Corporation as of December 31, 1994, and the related statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of ENVOY Corporation as of December 31, 1994, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Nashville, Tennessee
February 10, 1995
  (June 6, 1995 as to Note 3)

                               ENVOY CORPORATION

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                         -------------------
                                                                          1994        1995
                                                                         -------     -------
                                           ASSETS
Current assets:
  Cash and cash equivalents............................................  $ 4,270     $   222
  Short-term investments...............................................   11,911       5,103
  Accounts receivable, less allowance for doubtful accounts of $375 and
     $534 in 1994 and 1995, respectively...............................   13,179       7,610
  Note receivable -- related party.....................................      357       --
  Inventories..........................................................    4,759       2,092
  Deferred income taxes................................................      977         300
  Other current assets.................................................    1,449         465
                                                                         -------     -------
          Total current assets.........................................   36,902      15,792
Property and equipment:
  Equipment............................................................   38,239      16,474
  Furniture and fixtures...............................................    1,225         704
  Leasehold improvements...............................................    2,559         904
                                                                         -------     -------
                                                                          42,023      18,082
Less accumulated depreciation and amortization.........................  (21,213)     (5,314)
                                                                         -------     -------
                                                                          20,810      12,768
Note receivable -- related party.......................................    1,607       --
Other assets...........................................................    2,080       1,590
                                                                         -------     -------
          Total assets.................................................  $61,399     $30,150
                                                                         ========    ========
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................  $ 1,534     $   388
  Accrued expenses and other current liabilities.......................    4,053       4,127
  Current portion of long-term debt....................................      420       --
                                                                         -------     -------
          Total current liabilities....................................    6,007       4,515
Long-term debt, less current portion...................................      700      10,000
Deferred income taxes..................................................    1,467         300
Shareholders' equity:
  Preferred stock -- $1 par value in 1994, no par value; authorized
     2,000,000 shares in 1994, 12,000,000 shares in 1995; none
     issued............................................................    --          --
  Common stock -- $1 par value in 1994, no par value; authorized,
     48,000,000 shares; issued, 11,017,668 and 11,289,421 in 1994 and
     1995, respectively................................................   11,018      11,289
  Additional paid-in capital...........................................   35,190       7,155
  Retained earnings (deficit)..........................................    8,281      (3,109)
  Deferred compensation................................................   (1,264)      --
                                                                         -------     -------
          Total shareholders' equity...................................   53,225      15,335
                                                                         -------     -------
          Total liabilities and shareholders' equity...................  $61,399     $30,150
                                                                         ========    ========

                            See accompanying notes.

                               ENVOY CORPORATION

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1993        1994        1995
                                                              -------     -------     -------
Revenues....................................................  $13,979     $20,950     $25,205
Operating costs and expenses:
  Cost of revenues..........................................    9,691      13,280      15,435
  Selling, general and administrative.......................    4,416       5,901       8,243
  Depreciation and amortization.............................    1,228       1,990       2,468
                                                              -------     -------     -------
Operating loss..............................................   (1,356)       (221)       (941)
Other income (expense):
  Interest income...........................................        7          29         380
  Interest expense..........................................    --          --           (513)
  FDC Management Services fee...............................    --          --            850
                                                              -------     -------     -------
                                                                    7          29         717
                                                              -------     -------     -------
Loss from continuing operations before income taxes and loss
  in investee...............................................   (1,349)       (192)       (224)
Income taxes................................................     (514)        (73)      --
Loss in investee............................................    --          --         (1,776)
                                                              -------     -------     -------
Loss from continuing operations.............................     (835)       (119)     (2,000)
Discontinued operations:
  Income from discontinued operations, net of income
     taxes..................................................    5,523       5,526          30
  First Data transaction expenses including income taxes....    --           (708)     (2,431)
                                                              -------     -------     -------
Income (loss) from discontinued operations..................    5,523       4,818      (2,401)
                                                              -------     -------     -------
Net income (loss)...........................................  $ 4,688     $ 4,699     $(4,401)
                                                              ========    ========    ========
Earnings (loss) per common share:
  Continuing operations.....................................  $ (0.07)    $ (0.01)    $ (0.18)
  Discontinued operations...................................     0.48        0.42       (0.21)
                                                              -------     -------     -------
Net (loss) income...........................................  $  0.41     $  0.41     $ (0.39)
                                                              ========    ========    ========
Weighted average shares outstanding.........................   11,476      11,510      11,241
                                                              ========    ========    ========

                            See accompanying notes.

                               ENVOY CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                COMMON STOCK     ADDITIONAL   RETAINED                      TOTAL
                              ----------------    PAID-IN     EARNINGS     DEFERRED     SHAREHOLDERS'
                              SHARES   AMOUNT     CAPITAL     (DEFICIT)  COMPENSATION      EQUITY
                              ------   -------   ----------   --------   ------------   -------------
Balance at December 31,
  1992......................  10,787   $10,787    $ 30,880    $ (1,106)    $ --           $  40,561
  Stock options exercised...     101       101         412       --          --                 513
  Income tax benefit
     realized on exercise of
     stock options..........    --       --            475       --          --                 475
  Net income................    --       --         --           4,688       --               4,688
                              ------   -------   ----------   --------   ------------   -------------
Balance at December 31,
  1993......................  10,888    10,888      31,767       3,582       --              46,237
  Stock options exercised...     130       130         855       --          --                 985
  Income tax benefit
     realized on exercise of
     stock options..........    --       --            594       --          --                 594
  Stock option compensation
     charge.................    --       --          1,974       --          (1,264)            710
  Net income................    --       --         --           4,699       --               4,699
                              ------   -------   ----------   --------   ------------   -------------
Balance at December 31,
  1994......................  11,018    11,018      35,190       8,281       (1,264)         53,225
  Stock options exercised...     271       271         349       --          --                 620
  Income tax benefit
     realized on exercise of
     stock options..........    --       --             46       --          --                  46
  FDC Merger:
     Stock option
       compensation
       charge...............    --       --         --           --           1,264           1,264
     Equity transfer........    --       --        (28,430)     (6,989)      --             (35,419)
  Net loss..................    --       --         --          (4,401)      --              (4,401)
                              ------   -------   ----------   --------   ------------   -------------
Balance at December 31,
  1995......................  11,289   $11,289    $  7,155    $ (3,109)    $ --           $  15,335
                              ======   ========  =========    ========   ============   ===========

                            See accompanying notes.

                               ENVOY CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                                 ----------------------------
                                                                  1993      1994       1995
                                                                 -------   -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income............................................  $ 4,688   $ 4,699   $ (4,401)
  Adjustments to reconcile net (loss) income to net cash
   provided by operating activities:
     Depreciation and amortization.............................    4,278     4,941      3,550
     Stock option compensation expense.........................       --       710      1,264
     Provision for losses on accounts receivable...............       75        --        359
     Deferred income taxes.....................................      347       143         96
     Write-off of investment in investee.......................       --        --        820
     Changes in assets and liabilities, net of First Data
       transaction:
       Decrease (increase) in accounts receivable..............   (3,148)   (1,765)        35
       Increase in inventories.................................   (1,274)   (1,637)    (1,568)
       Decrease (increase) in other current assets.............        4       (49)       531
       Increase in accounts payable, accrued expenses and other
          current liabilities..................................      498     1,396      1,273
                                                                 -------   -------   --------
          Net cash provided by operating activities............    5,468     8,438      1,959
INVESTING ACTIVITIES:
  Net (increase) decrease in short-term investments............    3,378      (394)    (5,103)
  Purchases of property and equipment..........................   (9,925)   (7,684)    (7,970)
  Payments received on notes receivable........................      212       400      1,639
  Additions to notes receivable................................   (2,512)       --         --
  Increase in other assets.....................................     (193)     (603)      (580)
  Investment in investee.......................................       --        --       (750)
                                                                 -------   -------   --------
          Net cash used in investing activities................   (9,040)   (8,281)   (12,764)
FINANCING ACTIVITIES:
  Proceeds from exercise of stock options......................      989     1,579        620
  Proceeds from long-term debt.................................       --     1,260     10,000
  Payment on long-term debt....................................       --      (140)    (1,120)
  Cash transferred in First Data transaction...................       --        --     (2,743)
                                                                 -------   -------   --------
          Net cash provided by financing activities............      989     2,699      6,757
                                                                 -------   -------   --------
  Net (decrease) increase in cash and cash equivalents.........   (2,583)    2,856     (4,048)
  Cash and cash equivalents at beginning of year...............    3,997     1,414      4,270
                                                                 -------   -------   --------
  Cash and cash equivalents at end of year.....................  $ 1,414   $ 4,270   $    222
                                                                 ========  ========  =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid................................................  $     0   $    29   $   (513)
  Interest received............................................      860       814        380
  Income taxes paid............................................   (1,672)   (2,056)      (476)
NONCASH TRANSACTIONS:
  First Data transaction:
     Book value of assets transferred, excluding cash..........  $    --   $    --   $ 36,083
     Liabilities transferred...................................       --        --     (3,407)
     Equity transferred........................................       --        --    (35,419)
                                                                 -------   -------   --------
Cash transferred...............................................  $    --   $    --   $ (2,743)
                                                                 ========  ========  =========

                            See accompanying notes.

                               ENVOY CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. ORGANIZATION

     ENVOY Corporation, a Tennessee corporation (the "Company" or "New Envoy"), was incorporated in August 1994 as a wholly owned subsidiary of Envoy Corporation, a Delaware corporation ("Old Envoy"), and through a stock dividend distribution by Old Envoy of all of the outstanding shares of the common stock of New Envoy (the "distribution") the Company ceased to be a wholly owned subsidiary of Old Envoy. Immediately after the distribution, Old Envoy was merged with and into First Data Corporation ("First Data") (see Note 3). Old Envoy was formed in 1981 to develop and market electronic transaction processing services to capture and transmit time critical information for the financial services and health care markets. In 1995, the assets and liabilities of Old Envoy associated with the electronic transaction processing for the health care markets and governmental benefits programs were transferred to New Envoy. For accounting purposes, the Company's financial statements include financial information for its predecessor, Old Envoy, with the financial services electronic processing business (the "financial business") shown as a discontinued operation. For purposes of the notes to financial statements, the "Company" refers to Old Envoy and New Envoy for the period prior to June 6, 1995. The Company currently provides electronic transaction processing services for the health care market, applying technology to the on-line verification and adjudication of third party reimbursement claims for pharmacies and other health care providers. The Company is also involved in the development of electronic benefits transfer services for governmental benefits programs such as food stamps, welfare and social security benefits.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount approximates fair value because of the short maturity of those instruments.

  SHORT-TERM INVESTMENTS

     Short-term investments include investments in fixed rate securities consisting primarily of bonds and corporate notes. These investments have maturity dates of one to five years from the date of purchase and are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." It is the Company's intent not to hold these investments to maturity.

  INVENTORIES

     Inventories, which consist of point-of-service terminals and parts, are stated at the lower of cost (first-in, first-out method) or market.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is provided over the estimated lives of the respective assets on the straight-line basis principally over five to seven years.

  REVENUE RECOGNITION

     Processing services revenue is recognized as the transactions are processed. Receivables generally are due within 30 days and do not require collateral.

                               ENVOY CORPORATION

  EARNINGS (LOSS) PER COMMON SHARE

     Earnings (loss) per common share have been computed by dividing net income
(loss) by the weighted average common and dilutive common equivalent shares outstanding using the treasury stock and modified treasury stock methods, as appropriate. In June 1995, the Company issued a convertible subordinated note which is not considered a common stock equivalent.

  RESEARCH AND DEVELOPMENT

     Research and development expenses of $755,000 in 1993, $1,047,000 in 1994, and $1,419,000 in 1995, were charged to cost of revenues as incurred.

  INCOME TAXES

     The Company adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993. There was no cumulative effect of adopting SFAS No. 109 on the Company's financial statements for the year ended December 31, 1993.

  USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. FAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995; therefore, the Company will adopt 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

     In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. FAS 123 is effective for transactions entered into in fiscal years beginning after December 15, 1995. The Company will account for stock-based compensation awards under the provisions of Accounting Principles Board Opinion No. 25, as permitted by FAS 123, and intends to continue to do so.

  RECLASSIFICATIONS

     Certain reclassifications have been made in the 1993 and 1994 financial statements to conform to the classification used in 1995.

3. DISCONTINUED OPERATIONS -- TRANSACTION WITH FIRST DATA CORPORATION

     On August 16, 1994, the Company announced the execution of an agreement and plan of reorganization and merger (the "merger agreement") by and between the Company and First Data (the "merger"). This merger was completed June 6, 1995. In the merger, all of the outstanding

                               ENVOY CORPORATION
shares of the common stock ($1 par value) of Old Envoy were converted into shares of First Data common stock according to a formula set forth in the merger agreement. Immediately prior to (and as a condition of) the merger, Old Envoy distributed, pro rata to its stockholders, all of the common stock (no par value) of New Envoy. Prior to the distribution, Old Envoy transferred the assets and liabilities of the health care and governmental benefits electronic transaction processing business (the "medical business") to New Envoy in exchange for the common stock of New Envoy, whose shares were distributed in the distribution preceding the merger. Upon consummation of the transactions, the financial services electronic transaction processing business was merged with and into First Data and New Envoy became a separate publicly held company. Promptly following the distribution and merger, New Envoy amended its charter to change its name to "ENVOY Corporation."

     Pursuant to a management services agreement entered into in connection with the merger, the Company will receive a fee from First Data of $1,500,000 per annum, payable in quarterly installments of $375,000, during the first two years following the merger, after which period such fees are anticipated to end. Fees payable under the management services agreement may be reduced or eliminated to offset certain losses (as defined in the merger agreement) incurred by First Data. The management fee paid for the year ended December 31, 1995 was $850,000.

     Following the distribution, the Company entered into a license and transition services agreement with First Data. Under this agreement, the Company and First Data are sharing certain assets, facilities, and employees until the business operations are fully separated. The net impact of this agreement will depend upon the timing and extent of the transition period. The fees received under the management services agreement are expected to assist the Company in offsetting the transition expenses.

     The net assets of the financial business were merged with and into First Data under the terms of the merger agreement and have been accounted for as discontinued operations. Certain reclassifications have been made to the statements of operations for the years ended December 31, 1993 and 1994 to reflect such operations as discontinued operations. The net assets of the discontinued financial business were comprised of the following:

                                                                 DECEMBER 31,       JUNE 6,
                                                                     1994            1995
                                                                 ------------     -----------
Current assets.................................................  $ 25,206,000     $25,155,000
Noncurrent assets..............................................    14,951,000      13,671,000
Current liabilities............................................    (2,658,000)     (2,716,000)
Noncurrent liabilities.........................................    (1,430,000)       (691,000)
                                                                 ------------     -----------
                                                                 $ 36,069,000     $35,419,000
                                                                 ============     ============

     Revenues of the financial business were $28,911,000 and 33,436,000 for the years ended December 31, 1993 and 1994, respectively, and $12,828,000 for the period January 1, 1995 through June 6, 1995.

     The Company incurred $1,997,000 in expense related to the distribution and merger for the year ended December 31, 1995. These expenses consisted primarily of legal, accounting and financial advisor fees. As set forth in the merger agreement, First Data paid 50% of the costs of the transactions up to a maximum expense to First Data of $2,000,000. The $1,997,000 incurred by the Company is in addition to the $2,000,000 paid by First Data. The costs associated with the First Data merger have been included in discontinued operations including applicable income taxes of $434,000 for the year ended December 31, 1995 to reflect the reversal of tax benefits previously

                               ENVOY CORPORATION
recognized for such charges. The First Data merger expenses for the year ended December 31, 1994 net of taxes totaled $708,000.

4. LOSS IN INVESTEE

     On January 28, 1995, the Company purchased 17.5% of the common stock of EMC* Express, Inc. ("EMC"), a newly formed corporation that transmits billing information from hospitals and doctors to third party payors. The remaining stock of EMC is held by StellarNet, Inc., a California corporation ("StellarNet"), an unrelated party, which previously owned all of the business of EMC directly.

     The total purchase price for the 17.5% interest in EMC was $570,000, payable in cash and forgiveness of approximately $70,000 in indebtedness to the Company.

     In connection with the closing, the Company paid $250,000 for an option to purchase the remainder of the common stock of EMC for $2,680,000, subject to increase upon the achievement of certain performance objectives, and also entered into a management agreement to provide certain management services to EMC (the "management agreement"). Under the terms of the management agreement, the Company agreed to fund certain operating costs of EMC in the form of advances. The management agreement could be terminated by the Company at any time on 60 days written notice, at which time the option would be terminated. The Company gave notice to terminate the management agreement on January 31, 1996.

     The Company determined that it was probable an impairment to its investment as of December 31, 1995 had occurred. Accordingly, the Company recorded a fourth quarter adjustment in the amount of $1,637,000 (see Note 12), to recognize an impairment in the carrying value of its investment and cumulative advances. During 1995, the Company recognized losses for its initial investment and option aggregating $820,000 and advances and equity losses of $956,000 or a total loss in the EMC investment of $1,776,000.

     The Company had historically accounted for its investment in EMC on the equity method. The Company discontinued applying the equity method when the investment (including advances) was reduced to zero. The Company is committed through March 31, 1996 to fund certain operating costs of EMC which is estimated to approximate $300,000 to $400,000.

     In March 1996, StellarNet filed a lawsuit in the Superior Court of the State of California for the City and County of San Francisco against the Company. This lawsuit asserts claims for breach of contract and negligent conduct. StellarNet seeks unspecified compensatory damages, plus attorneys fees and court costs. The Company will deny each of StellarNet's claims, believes this lawsuit is without merit, intends to vigorously defend itself, and is considering appropriate cross-claims.

     Summary financial information for EMC as of and for the year ended December 31, 1995 is as follows:

Current assets..................................................................  $  241,000
Property and equipment and other assets.........................................     359,000
Current liabilities.............................................................     516,000
Long-term debt..................................................................     623,000
Revenues........................................................................   1,208,000
Gross profit....................................................................     952,000
Excess of expenses over revenues before income taxes............................  (1,162,000)

                               ENVOY CORPORATION

5. SHORT-TERM INVESTMENTS

     Effective January 1, 1994, the Company adopted SFAS No. 115. The Company's investment securities are classified as available-for-sale under SFAS No. 115 and, as a result, the carrying amount is a reasonable estimate of fair value. The adoption of SFAS No. 115 had no effect on the Company's financial statements.

     The securities available for sale were as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                    ------------------------
                                                                       1994          1995
                                                                    -----------   ----------
U.S. Treasury and U.S. Government agencies........................  $10,855,000   $4,050,000
Corporate debt securities.........................................      992,000      991,000
Other securities..................................................       64,000       62,000
                                                                    -----------   ----------
                                                                    $11,911,000   $5,103,000
                                                                    ============  ==========

     The Company's proceeds, gross realized gains and gross realized losses from the sale of available-for-sale securities were $26,357,000, $460,000 and $62,000, respectively, in 1993; $35,900,000, $146,000 and $66,000, respectively, in 1994; and $9,470,000, $288,000 and $9,000, respectively, in 1995.

     The future contractual maturities of available-for-sale securities as of December 31, 1995 are as follows:

Within one year.................................................................  $2,857,000
One to five years...............................................................   2,246,000
Five to ten years...............................................................          --
Over ten years..................................................................          --
                                                                                  ----------
                                                                                  $5,103,000
                                                                                  ==========

     All investments are classified as current because the Company views its portfolio as available for use in its current operations.

6. NOTE RECEIVABLE -- RELATED PARTY

     At December 31, 1994, the Company had a note receivable from a customer which was a related party through approximately 20% ownership by a member of the Company's Board of Directors. Amounts receivable from that related party were $1,964,000, of which $357,000 was classified as current. The related party note receivable was paid in full in February 1995.

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                                  --------------------------
                                                                     1994           1995
                                                                  ----------     -----------
9% convertible subordinated note due 2000.......................  $       --     $10,000,000
Note payable to bank, due in monthly installments with interest
  at prime or LIBOR plus 2%.....................................   1,120,000              --
Less current portion............................................    (420,000)             --
                                                                  ----------     -----------
                                                                  $  700,000     $10,000,000
                                                                  ==========     ============

                               ENVOY CORPORATION

     In connection with the distribution and merger of Old Envoy into First Data, the Company entered into a $10,000,000 note agreement with First Data on June 6, 1995. The note was convertible, at the option of the holder, into fully paid and nonassessable shares of common stock of the Company at the rate of one share for each $12 face amount (subject to adjustment). The conversion price and conversion rights shall be subject to adjustment for stock dividends, subdivision, and combinations, subsequent issuance of common stock, issuances of certain rights, stock purchase rights or convertible securities and certain issuer tender offers. The note is due on May 6, 2000 and requires semiannual interest payments each April and October. The note may be prepaid at any time after June 6, 1997 subject to prepayment penalties of 4% for prepayment before June 6, 1998 and 2% for prepayment before June 6, 1999. The note requires the Company to maintain certain financial covenants and places certain limitations on the incurrence of additional indebtedness, payment of dividends and sale of assets.

     Subsequent to December 31, 1995, First Data sold the note to an unrelated third party for $13,500,000. The terms and conditions of the note remain substantially the same.

     On July 29, 1994, the Company entered into a term loan agreement in the amount of $1,260,000 to finance the acquisition of certain equipment. The loan was transferred to First Data in connection with the merger.

8. LEASES AND COMMITMENTS

     The Company leases certain equipment and office space under operating leases. Rental expense incurred under the leases during the years ended December 31, 1993, 1994, and 1995 was approximately $1,257,000, $1,631,000, and
$1,095,000, respectively.

     Future minimum rental payments at December 31, 1995 under operating lease arrangements are as follows:

1996............................................................................  $  513,000
1997............................................................................     354,000
1998............................................................................     103,000
1999............................................................................     170,000
2000............................................................................     173,000
Thereafter......................................................................     805,000
                                                                                  ----------
Total minimum lease payments....................................................  $2,118,000
                                                                                  ==========

9. CAPITAL STOCK, STOCK OPTIONS, AND SHAREHOLDER RIGHTS PLAN

     The Company has granted stock options to certain officers, stockholders and others at amounts not less than the estimated market value at the date of grant. At December 31, 1995, the Company had reserved 2,214,640 shares of common stock for issuance in connection with the stock option

                               ENVOY CORPORATION
plans, with an additional 2,000,000 shares of common stock reserved as of March 6, 1996, upon approval by the Company's shareholders. Summaries of stock options outstanding are as follows:

                                                                  NUMBER OF      OPTION PRICE
                                                                   SHARES         PER SHARE
                                                                  ---------     --------------
Outstanding, December 31, 1992..................................  1,292,000     $1.50 - $ 4.92
  Granted.......................................................    408,000      3.79 -   5.00
  Exercised.....................................................   (102,000)     1.50 -   5.00
                                                                  ---------     --------------
Outstanding, December 31, 1993..................................  1,598,000      1.50 -   4.92
  Granted.......................................................     10,000      4.00 -   7.00
  Exercised.....................................................   (130,000)     1.83 -   4.92
  Canceled......................................................     (1,000)     1.50 -   3.79
                                                                  ---------     --------------
Outstanding, December 31, 1994..................................  1,477,000      1.83 -   7.00
  Granted.......................................................  1,829,000      2.19 -  18.00
  Exercised.....................................................   (271,000)     1.83 -   3.79
                                                                  ---------     --------------
Outstanding, December 31, 1995..................................  3,035,000     $1.83 - $18.00
                                                                  =========     ==============

     All of the options in the above table are currently exercisable except for options granted subsequent to June 1995. In June 1995, options for the purchase of common stock aggregating 718,000 shares, which vests in one-third increments beginning June 1996, were granted and in August 1995 options for the purchase of 1,001,000 shares were granted, all of which vest five years from the grant date. In December 1995, options for the purchase of 100,000 shares of the Company's common stock were granted with incremental vesting over four years beginning September 1997.

     Approximately 397,100 options granted in 1993 under the 1993 Employee Incentive Plan provided for vesting in one-third increments upon the achievement of certain performance criteria. None of the options vested in 1993. The Compensation Committee of the Board of Directors amended the 1993 Employee Incentive Plan in August 1994 to provide that all options thereunder would vest immediately preceding the expiration of such option grant or earlier upon the attainment of certain performance criteria. This amendment resulted in the recording of deferred compensation and additional paid-in capital of approximately $1,974,000. Based on the attainment of certain of the performance criteria during the year ended December 31, 1994, one-third of the options vested effective January 31, 1995 and as a result, $710,000 of the deferred compensation expense was recognized during 1994. As a result of the merger (see
Note 3), the vesting of all outstanding options was accelerated and all options became fully vested as of the effective time of the merger. Accordingly, during the year ended December 31, 1995, the remaining deferred compensation expense of $1,264,000 was recognized.

     In connection with the distribution and merger, each holder of an outstanding option to purchase shares of Old Envoy common stock (an "ENVOY option") received an option to purchase an equal number of shares of New Envoy common stock (a "New Envoy option"). The exercise price of the New Envoy option is equal to a percentage (the "distribution percentage") of the exercise price of the ENVOY option. The distribution percentage was established based upon the market prices of New Envoy common stock and Old Envoy common stock as determined by the ratio of (i) the average of the closing prices of New Envoy common stock on the three trading days immediately following the merger to (ii) the closing price of Old Envoy immediately prior to the merger. The distribution percentage was 33.33% and resulted in a retroactive correspondingly downward adjustment of each New Envoy option. The distribution percentage adjustment was designed to place the holder of an Old Envoy option in the same economic position after the merger as before the merger.

                               ENVOY CORPORATION

     In connection with the merger, the Board of Directors adopted a shareholder rights plan for the Company. The purpose of the shareholder rights plan is to protect the interests of the Company's shareholders if the Company is confronted with coercive or potentially unfair takeover tactics by encouraging third parties interested in acquiring the Company to negotiate with the Board of Directors.

     The shareholder rights plan is a plan by which the Company has distributed rights ("rights") to purchase (at the rate of one right per share of common stock) one-tenth of one share of Series A Preferred Stock at an exercise price of $60 per tenth of a share. The rights are attached to the common stock and may be exercised only if a person or group (excluding certain share acquisitions as described in the plan) acquires 20% of the outstanding common stock or initiates a tender or exchange offer that would result in such person or group acquiring 10% or more of the outstanding common stock. Upon such an event, the rights "flip-in" and each holder of a right will thereafter have the right to receive, upon exercise, preferred stock having a value equal to two times the exercise price. All rights beneficially owned by the acquiring person or group triggering the "flip-in" will be null and void. Additionally, if a third party were to take certain action to acquire the Company, such as a merger or other business combination, the rights would "flip-over" and entitle the holder to acquire shares of the acquiring person with a value of two times the exercise price. The rights are redeemable by the Company at any time before they become exercisable for $0.01 per right and expire in 2005.

10. INCOME TAXES

     The provision for income taxes was comprised of the following:

                                                                YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1993         1994        1995
                                                           ----------   ----------   --------
Current:
  Federal................................................  $1,845,000   $2,198,000   $331,000
  State..................................................     346,000      419,000     49,000
                                                           ----------   ----------   --------
          Total current..................................   2,191,000    2,617,000    380,000
Deferred:
  Federal................................................     574,000      178,000     86,000
  State..................................................     108,000       34,000     10,000
                                                           ----------   ----------   --------
          Total deferred.................................     682,000      212,000     96,000
                                                           ----------   ----------   --------
Provision for income taxes...............................  $2,873,000   $2,829,000   $476,000
                                                           ==========   ==========   =========

     The classification of the provision for income taxes in the statements of operations is as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                              1993         1994        1995
                                                           ----------   ----------   --------
Income tax expense attributable to continuing
  operations.............................................  $ (514,000)  $  (73,000)  $     --
Discontinued operations:
  Income from operations.................................   3,387,000    3,336,000     42,000
  First Data transaction expense (benefit)...............          --     (434,000)   434,000
                                                           ----------   ----------   --------
          Total expense from discontinued operations.....   3,387,000    2,902,000    476,000
                                                           ----------   ----------   --------
          Total income tax expense.......................  $2,873,000   $2,829,000   $476,000
                                                           ==========   ==========   =========

                               ENVOY CORPORATION

     The reconciliation of income tax computed by applying the U.S. federal statutory rate to the actual income tax expense follows:

                                                              YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1993          1994          1995
                                                      ----------    ----------    -----------
Income tax at U.S. federal statutory rate...........  $2,571,000    $2,560,000    $(1,335,000)
Nondeductible First Data merger costs...............          --            --        679,000
State income taxes, net of federal benefit..........     228,000       298,000         39,000
Change in valuation allowance, federal only.........          --            --      1,130,000
Other, net..........................................      74,000       (29,000)       (37,000)
                                                      ----------    ----------    -----------
Income tax expense..................................  $2,873,000    $2,829,000    $   476,000
                                                      ==========    ==========    ============

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's temporary differences are as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                                 ---------------------------
                                                                    1994            1995
                                                                 -----------     -----------
Deferred tax liability:
  Difference between book and tax depreciation and
     amortization..............................................  $(4,495,000)    $(1,800,000)
Deferred tax assets:
  Difference between book and tax treatment of leased assets...    2,833,000         604,000
  Reserves not currently deductible............................      469,000         337,000
  Net operating loss...........................................           --         836,000
  Difference between book and tax treatment for investment in
     EMC.......................................................           --         674,000
  Difference between book and tax treatment of costs of First
     Data merger...............................................      434,000              --
  Difference between book and tax treatment of compensation
     expense...................................................      269,000         612,000
                                                                 -----------     -----------
Total deferred tax assets......................................    4,005,000       3,063,000
Valuation allowance for deferred tax assets....................           --      (1,263,000)
                                                                 -----------     -----------
Net deferred tax assets........................................    4,005,000       1,800,000
                                                                 -----------     -----------
Net deferred tax liability.....................................  $  (490,000)    $        --
                                                                 ============    ============

     At December 31, 1995, the Company had a net operating loss carryforward of $2,200,000. The net operating loss carryforward will expire in the year 2010. The valuation allowance relates to deferred tax assets established under SFAS No. 109. The net operating loss will be carried forward to future years for possible realization.

11. PROFIT-SHARING PLAN

     The Company sponsors a 401(k) profit-sharing plan covering all employees who have completed at least six months of service and are at least 20 and one-half years of age. Eligible employees may elect to reduce their current compensation and contribute to the 401(k) plan through salary deferral contributions.

                               ENVOY CORPORATION

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                     1994
                                          -----------------------------------------------------------
                                          1ST QUARTER     2ND QUARTER     3RD QUARTER     4TH QUARTER
                                          -----------     -----------     -----------     -----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues(a).............................    $ 4,689         $ 4,586         $ 4,713         $ 6,962
Gross profit(a).........................      1,971           1,633           2,174           1,892
Income (loss) from continuing
  operations............................         68             (74)            153            (266)
Net income..............................      1,056           1,579           1,016           1,048
Earnings (loss) per common share:
  Continuing operations.................       0.01            0.00            0.01           (0.02)
  Net income............................       0.09            0.14            0.09            0.09

                                                                     1995
                                          -----------------------------------------------------------
                                          1ST QUARTER     2ND QUARTER     3RD QUARTER     4TH QUARTER
                                          -----------     -----------     -----------     -----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................................    $ 6,923(a)      $ 6,051(a)      $ 5,946         $ 6,285
Gross profit............................      2,654(a)        2,503(a)        2,219           2,394
Loss from continuing operations.........       (267)(b)        (170)(b)        (329)(b)      (1,234)(c)
Net loss................................        (98)(b)      (2,613)(b)        (329)(b)      (1,361)(c)
Loss per common share:
  Continuing operations.................       (.02)           (.02)           (.03)           (.11)
  Net loss..............................       (.01)           (.24)           (.03)           (.12)

- ---------------

(a) Revenues and gross margin as previously reported in the Company's quarterly reports differ from amounts set forth above because of the Merger transaction with First Data in June 1995 (See Note 3). The quarterly revenues and gross margin amounts have been restated to reflect only the Company's continuing operations. There was no effect on previously reported net income.

(b) Loss from continuing operations, net loss, and loss per common share have been restated from the amounts previously reported. The restated amounts reflect the investee losses in the quarter incurred (see Note 4). The effect of the restatements follows on the next page.

(c) The Company recorded a fourth quarter adjustment in 1995 of $820,000 resulting from the loss recognized on the EMC investment and option (see
     Note 4).

                               ENVOY CORPORATION

                                                                            1995
                                                           ---------------------------------------
                                                           1ST QUARTER   2ND QUARTER   3RD QUARTER
                                                           -----------   -----------   -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Loss from continuing operations previously reported......     $ (49)       $  (115)       $ (46)
Investee advances........................................      (218)           (55)        (283)
                                                           -----------   -----------   -----------
Loss from continuing operations as restated..............     $(267)       $  (170)       $(329)
                                                           =========     ==========    ==========
Net income (loss) previously reported....................     $ 120        $(2,558)       $ (46)
Investee advances........................................      (218)           (55)        (283)
                                                           -----------   -----------   -----------
Net loss as restated.....................................     $ (98)       $(2,613)       $(329)
                                                           =========     ==========    ==========
Loss per common share from continuing operations
  previously reported....................................     $(.00)       $  (.01)       $(.00)
Loss per common share from continuing operations as
  restated...............................................      (.02)          (.02)        (.03)
Net income (loss) per share previously reported..........       .01           (.23)        (.00)
Net loss per share as restated...........................      (.01)          (.24)        (.03)

13. ACQUISITION

     On January 27, 1994, the Company acquired the assets and operations of National Computer Claims Services, Inc. ("NCCS"), a Florida corporation for approximately $1,100,000. NCCS provides transaction processing services for the health care industry. The acquisition was recorded using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets based on their estimated fair values as of the date of acquisition. The excess cost over fair value of net assets acquired was approximately $573,000 and is being amortized on a straight-line basis over 15 years. The Company periodically assesses the recoverability of the excess cost over fair value of net assets acquired by reviewing the operations of the acquired entity. NCCS's results of operations have been included in the Company's financial statements beginning January 27, 1994. NCCS's operations are not material in relation to the Company's financial statements and pro forma financial information has therefore not been presented.

14. SUBSEQUENT EVENTS -- RECENT ACQUISITIONS

     NEIC. On March 6, 1996, the Company's shareholders approved an agreement and plan of merger dated November 30, 1995 (the "NEIC merger") by and among the Company and NEIC and immediately thereafter, the Company acquired NEIC through a merger. The NEIC merger will be accounted for under the purchase method of accounting and, as a result, the Company will record the assets and liabilities of NEIC at their estimated fair values with the excess of the purchase price over these amounts being recorded as goodwill. The operations of NEIC will be included in the statements of operations from the date of acquisition. Transaction expenses are estimated to total $2,700,000.

     The aggregate purchase price for the NEIC common stock was approximately $86,200,000. The NEIC merger was financed through equity and debt financing. An aggregate of 3,730,233 shares of the Company's Series B convertible preferred stock were sold to three investors for an aggregate purchase price of $40,100,000. Additionally, the Company sold 333,333 shares of the Company's common stock to various investors for an aggregate purchase price of $5,000,000. The Company also entered into a credit agreement with various lenders, whereby the Company obtained $50,000,000 in bank financing in the form of a $25,000,000 revolving credit facility and a $25,000,000 term loan.

                               ENVOY CORPORATION

An additional 840 shares of NEIC cumulative redeemable preferred stock, $10.00 par value per share, remain outstanding following the NEIC merger. The NEIC preferred stock may be redeemed by or put at any time on or after August 1, 1996 at a redemption price of approximately $2,200,000, plus accrued dividends, if any. NEIC merger expenses of $542,000, which are directly attributable to the NEIC merger, have been capitalized at December 31, 1995 and are classified as other assets.

     Teleclaims, Inc. During March 1996, the Company acquired all the issued and outstanding common stock of Teleclaims, Inc. (the "Teleclaims acquisition") for a purchase price of approximately $1,500,000. The Teleclaims acquisition will be accounted for under the purchase method of accounting and, as a result, the Company will record the assets and liabilities of Teleclaims, Inc. at their estimated fair values with the excess of the purchase price over these amounts being recorded as goodwill. The operations of Teleclaims, Inc. will be included in the statements of operations from the date of acquisition.

     The following presents unaudited pro forma results of operations for the year ended December 31, 1995, assuming the NEIC merger and the Teleclaims acquisition had been consummated at the beginning of the period presented (in thousands, except per share data):

Revenues.........................................................................  $ 64,739
Loss from continuing operations..................................................   (17,253)
Net loss.........................................................................   (19,654)
Loss per common share:
  Continuing operations..........................................................  $  (1.48)
  Discontinued operations........................................................      (.21)
                                                                                   --------
Net loss.........................................................................  $  (1.69)
                                                                                   =========

                               ENVOY CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    DECEMBER 31,      MARCH 31,
                                                                        1995            1996
                                                                    -------------     ---------
ASSETS:
Current assets:
  Cash and cash equivalents.......................................     $   222        $   2,968
  Short term investments..........................................       5,103            1,571
  Accounts receivable - net.......................................       7,610           14,802
  Inventories.....................................................       2,092            1,949
  Deferred income taxes...........................................         300              300
  Other current assets............................................         465              660
                                                                      --------          -------
          Total current assets....................................      15,792           22,250
Property and equipment, net.......................................      12,768           15,808
Other assets......................................................       1,590           69,873
                                                                      --------          -------
          Total assets............................................     $30,150        $ 107,931
                                                                      ========          =======
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable................................................     $   388        $   4,952
  Accrued expenses and other current liabilities..................       4,127           10,572
  Other...........................................................          --            2,169
  Redeemable preferred stock......................................          --            2,200
  Current portion of long term debt...............................          --            2,174
                                                                      --------          -------
          Total current liabilities...............................       4,515           22,067
Long term debt, less current portion..............................      10,000           43,581
Other long term liabilities.......................................          --               86
Deferred income taxes.............................................         300            2,746
Shareholders' equity:
  Preferred stock-no par value; authorized, 12,000,000 shares;
     issued, 3,730,233 in 1996....................................          --           40,100
  Common stock-no par value; authorized, 48,000,000 shares;
     issued, 11,289,421 and 11,705,071 in 1995 and 1996,
     respectively.................................................      11,289           17,813
  Additional paid-in capital......................................       7,155            7,155
  Accumulated deficit.............................................      (3,109)         (25,617)
                                                                      --------          -------
          Total shareholders' equity..............................      15,335           39,451
                                                                      --------          -------
          Total liabilities and shareholders' equity..............     $30,150        $ 107,931
                                                                      ========          =======

See accompanying notes to unaudited condensed consolidated financial statements.

                               ENVOY CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                        --------------------
                                                                         1995         1996
                                                                        -------     --------
Revenues..............................................................  $ 6,923     $ 10,330
Operating costs and expenses:
  Cost of revenues....................................................    4,269        5,308
  Selling, general and administrative.................................    2,123        2,992
  Depreciation and amortization.......................................      560        2,319
  Merger and facility integration costs...............................       --       32,584
                                                                        -------     --------
Operating loss........................................................      (29)     (32,873)
Other income (expense):
  Interest income.....................................................       10           98
  Interest expense....................................................       --         (504)
                                                                        -------     --------
                                                                             10         (406)
                                                                        -------     --------
Loss from continuing operations before income taxes and loss
  in investee.........................................................      (19)     (33,279)
Income tax benefit (provision)........................................      (30)      11,206
Loss in investee......................................................     (218)        (435)
                                                                        -------     --------
Loss from continuing operations.......................................     (267)     (22,508)
                                                                        -------     --------
Discontinued operations:
  Income from discontinued operations, net of income taxes............      169           --
                                                                        -------     --------
Income from discontinued operations...................................      169           --
                                                                        -------     --------
Net loss..............................................................  $   (98)    $(22,508)
                                                                        =======     ========
Net income (loss) per common share:
  Continuing operations...............................................  $ (0.02)    $  (1.97)
  Discontinued operations.............................................     0.01           --
                                                                        -------     --------
Net loss per common share.............................................  $ (0.01)    $  (1.97)
                                                                        =======     ========
Weighted average shares outstanding...................................   11,603       11,416
                                                                        =======     ========

See accompanying notes to unaudited condensed consolidated financial statements.

                               ENVOY CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                        --------------------
                                                                         1995         1996
                                                                        -------     --------
Net cash provided by operating activities.............................  $   691     $  2,375
Investing activities:
Net (increase) decrease in investments................................     (218)       6,271
Purchases of property and equipment...................................   (1,846)      (1,467)
Payments received on notes receivable.................................    1,992          308
(Decrease) in other assets............................................   (1,091)        (919)
Investment in investee................................................      218           --
Payments for businesses acquired, net of $4,784 cash acquired and
  including other cash payments associated with the acquisitions......       --      (83,147)
                                                                        --------     -------
Net cash used in investing activities.................................     (945)     (78,954)
Financing Activities:
Proceeds from issuance of preferred stock.............................       --       40,100
Proceeds from issuance of common stock................................        8        5,025
Proceeds from debt....................................................       --       43,400
Payments of debt......................................................     (105)      (8,000)
Payment of deferred financing costs...................................       --       (1,200)
                                                                        --------     -------
Net cash (used in) provided by financing activities...................      (97)      79,325
                                                                        --------     -------
Net (decrease) increase in cash and equivalents.......................     (351)       2,746
Cash and cash equivalents at the beginning of the year................    4,270          222
                                                                        --------     -------
Cash and cash equivalents at the end of the period....................  $ 3,919     $  2,968
                                                                        ========     =======

See accompanying notes to unaudited condensed consolidated financial statements.

                               ENVOY CORPORATION

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                 MARCH 31, 1996

A. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of ENVOY Corporation (the "Company" or "ENVOY") have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included (See Note C). Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

     These financial statements, footnote disclosures and other information should be read in conjunction with the audited financial statements and the accompanying notes thereto appearing elsewhere in this Prospectus.

     Certain reclassifications have been made in the 1995 financial statements to conform to the classifications in 1996.

B. NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share has been computed by dividing net income
(loss) by the number of weighted average number of shares of common stock and common stock equivalents, when dilutive, using the treasury stock and modified treasury stock methods, as appropriate.

C. ACQUISITIONS

  NATIONAL ELECTRONIC INFORMATION CORPORATION ("NEIC")

     On March 6, 1996, the Company's shareholders approved the acquisition of NEIC for an aggregate purchase price of approximately $94,301,000, consisting of
(i) $86,154,000 paid to the NEIC stockholders, (ii) $2,200,000 to be paid to certain NEIC stockholders on or after August 1, 1996 and (iii) certain other transaction and acquisition costs of $5,947,000. The NEIC business combination was accounted for under the purchase method of accounting, applying the provisions of Accounting Principles Board Opinion No. 16 ("APB 16") and, as a result, the Company recorded the assets and liabilities of NEIC at their estimated fair values with the excess of the purchase price over these amounts being recorded as goodwill. Based upon management's preliminary estimates, the Company recorded $46,728,000 in goodwill and $19,600,000 of identifiable intangible assets related to the NEIC acquisition. The actual allocations will be based on further studies and may change during the allocation period. The operations of NEIC are included in the statement of operations from the date of acquisition.

     In connection with the NEIC acquisition, the Company also incurred a one time write-off of acquired in-process technology of $30,000,000 and related deferred income taxes of $11,400,000, and such amounts were charged to expense in the three months ended March 31, 1996, because these amounts relate to research and development that has not reached technological feasibility and for which there is no alternative future use. The $30,000,000 is classified as merger and facility integration costs in the statement of operations.

     The NEIC acquisition was financed through equity and debt financing. An aggregate of 3,730,233 shares of the Company's Series B Convertible Preferred Stock were issued to three investors for an aggregate purchase price of $40,100,000. Additionally, the Company issued 333,333

                               ENVOY CORPORATION

                   NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)

shares of the Company's Common Stock to various investors for an aggregate purchase price of $5,000,000. The Company also entered into a credit agreement with two lenders, whereby the Company obtained $50,000,000 in bank financing in the form of a $25,000,000 revolving credit facility and a $25,000,000 term loan. An additional 840 shares of NEIC cumulative redeemable preferred stock, $10.00 par value per share, remain outstanding. The NEIC preferred stock may be redeemed by or put back to the Company at any time on or after August 1, 1996 at a redemption price of approximately $2,200,000.

  TELECLAIMS, INC. ("TELECLAIMS")

     On March 1, 1996, the Company acquired all the issued and outstanding Capital stock of Teleclaims, Inc. in exchange for 73,242 shares of the Company's Common Stock for a purchase price of approximately $1,500,000. The Teleclaims business combination was accounted for under the purchase method of accounting applying the provisions of APB 16 and, as a result, the Company recorded the assets and liabilities at their estimated fair values with the excess of the purchase price over these amounts being recorded as goodwill. Goodwill in the amount of $544,000 was recorded in connection with the acquisition of Teleclaims. Also recorded as part of the Teleclaims acquisition was a one time write-off of acquired in-process technology of $700,000 and related deferred income taxes of $266,000, and such amounts were charged to expense in the three months ended March 31, 1996, because these amounts relate to research and development that has not reached technological feasibility and for which there is no alternative future use. The $700,000 is classified as merger and facility integration costs in the statement of operations. The allocation is based on management's preliminary estimates. The actual allocations will be based upon further studies and may change during the allocation period. The operations of Teleclaims are included in the statement of operations from the date of acquisition.

     The excess cost over fair value of net assets acquired in the NEIC and Teleclaims acquisitions is being amortized on a straight-line basis over three years. Identifiable assets acquired in the NEIC and Teleclaims acquisitions will be depreciated on a straight-line basis over a period of two to nine years depending upon the estimated remaining useful life of such assets.

     The following presents unaudited pro forma results of operations (including the one-time write-off of acquired in-process technology and related deferred income taxes) for the three months ended 1995 and 1996 assuming the NEIC and Teleclaims acquisitions had been consummated at the beginning of the period presented (in thousands, except per share data):

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                       ---------------------
                                                                         1995         1996
                                                                       --------     --------
Revenues.............................................................  $ 15,695     $ 18,517
Loss from continuing operations......................................   (26,675)     (24,899)
Net loss.............................................................   (26,406)     (24,899)
Loss per common share:
  Continuing operations..............................................  $  (2.21)    $  (2.13)
  Discontinued operations............................................       .01          .00
                                                                        -------      -------
          Net loss...................................................  $  (2.20)    $  (2.13)
                                                                        =======      =======

                               ENVOY CORPORATION

                   NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)

D. MERGER AND FACILITY INTEGRATION COSTS

     As a result of the acquisitions of NEIC and Teleclaims in March 1996, the Company approved a plan that reorganized certain of its operations, personnel and facilities to gain the effects of potential cost savings and operating synergies. The cost of this plan to integrate the acquired companies is being recognized as incurred in accordance with the guidance set forth in Emerging Issues Task Force Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" and are not part of the purchase price allocation. The costs incurred in the three months ended March 31, 1996 associated with this plan of $1,884,000 represents exit costs associated with lease terminations, personnel costs, writedowns of impaired assets and other related costs that will be incurred as a direct result of the plan and are classified as merger and facility integration costs in the statement of operations. The Company estimates that future costs to be charged to expense as incurred during fiscal year 1996 to approximate $1,000,000 to $2,000,000.

     Merger and facility integration costs consists of the following (in thousands):

Acquired in process technology charge-off.........................................  $30,700
Facility integration costs........................................................    1,884
                                                                                    -------
          Total merger and facility integration costs.............................  $32,584
                                                                                    =======

E. LOSS IN INVESTEE

     On January 28, 1995, the Company purchased 17.5% of the common stock of EMC*Express, Inc. ("EMC"), a corporation that transmits billing information from hospitals and doctors to third party payors. The remaining stock in EMC is held by StellarNet, Inc., a California corporation ("StellarNet"), an unrelated party, which previously owned all of the business of EMC directly. The total purchase price for the 17.5% interest in EMC was $570,000.

     In connection with the closing, the Company paid $250,000 for an option to purchase the remainder of the capital stock of EMC for $2,680,000, subject to increase upon the achievement of certain performance objectives, and also entered into a management agreement to provide management services to EMC (the "Management Agreement"). Under the terms of the Management Agreement, the Company agreed to fund certain operating costs of EMC in the form of advances. The Management Agreement could be terminated by the Company at any time on 60 days written notice, at which time the option would be terminated. The Company gave notice to terminate the Management Agreement on January 31, 1996. The Company was committed through March 31, 1996 to continue to fund certain operating costs of EMC. The loss in EMC for the three months ended March 31, 1995 and 1996 was $218,000 and $435,000, respectively.

     In March 1996, StellarNet filed a lawsuit in the Superior Court of the State of California for the City and County of San Francisco against the Company. This lawsuit asserts claims for breach of contract and negligent conduct. StellarNet seeks unspecified compensatory damages, plus attorneys fees and court costs. The Company has denied each of StellarNet's claims and has filed counterclaims for fraudulent inducement and misrepresentation against StellarNet. The Company believes these claims of StellarNet are without merit and intends to vigorously defend itself.

                               ENVOY CORPORATION

                   NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)

F. DISCONTINUED OPERATIONS

     On June 6, 1995, the Company completed the merger between the Company and First Data Corporation ("FDC"). Pursuant to a management services agreement entered into in connection with the merger, the Company is receiving a fee from FDC of $1,500,000 per annum, payable in quarterly installments of $375,000, during the first two years following the merger, after which period such fees are anticipated to end. Management fees of $375,000 for the three months ended March 31, 1996 are classified in the revenue caption in the statement of operations.

     The net assets of the financial services electronic transaction processing business was merged with and into FDC under the terms of the merger agreement and were accounted for as discontinued operations. Certain reclassifications were made to the statement of operations for the three months ended March 31, 1995 to reflect such operations as discontinued operations.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
National Electronic Information Corporation and Subsidiaries

     We have audited the accompanying consolidated balance sheets of National Electronic Information Corporation and Subsidiaries (the "Company") as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of National Electronic Information Corporation and Subsidiaries as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

New York, New York
  April 19, 1996

          NATIONAL ELECTRONIC INFORMATION CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                         1994         1995
                                                                       --------     --------
                                           ASSETS
Current Assets:
  Cash and cash equivalents..........................................  $  4,401     $  4,681
  Accounts receivable, net of allowance for doubtful accounts of $283
     and $421 in 1994 and 1995.......................................     2,383        4,125
  Accounts receivable -- affiliates..................................     1,518        2,063
  Prepaid expenses and other assets..................................       336          144
  Deferred income taxes..............................................     2,965        4,620
  Investments........................................................       549        4,409
                                                                       --------     --------
          Total current assets.......................................    12,152       20,042
Property and equipment -- At cost:
  Office furniture and equipment.....................................     1,887        2,312
  Computer equipment.................................................     3,523        4,822
  Leasehold improvements.............................................       806          809
                                                                       --------     --------
                                                                          6,216        7,943
  Less accumulated depreciation and amortization.....................     2,750        4,137
                                                                       --------     --------
Property and equipment -- net........................................     3,466        3,806
                                                                       --------     --------
Investments..........................................................     1,553        --
Goodwill.............................................................     --           3,892
Deferred income taxes................................................     6,455        2,063
                                                                       --------     --------
          Total Assets...............................................  $ 23,626     $ 29,803
                                                                       =========    =========
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses..............................  $  4,735     $  5,635
  Current portion of due to affiliates...............................     2,209        2,385
  Deferred revenue...................................................       144        --
  Current portion of capital lease obligations.......................        62          174
  State and Federal income taxes payable.............................       100           31
                                                                       --------     --------
          Total current liabilities..................................     7,250        8,225
                                                                       --------     --------
Deferred rent........................................................       242           81
Due to affiliates....................................................     2,141           78
Long term capital lease obligations..................................        82          224
                                                                       --------     --------
          Total liabilities..........................................     9,715        8,608
Commitments
Shareholders' Equity:
  Class A Common Stock, $10 par value; authorized, 50,000 shares;
     issued and outstanding -- 32,379 and 33,819 shares in 1994 and
     1995............................................................       324          338
  Class B Common Stock, $10 par value; authorized, 157 shares, issued
     and outstanding, 69 shares......................................         1            1
  Additional paid-in capital.........................................    34,407       36,957
  Unrealized (loss)/gain on investments..............................       (93)          25
  Accumulated deficit................................................   (20,728)     (16,126)
                                                                       --------     --------
          Total shareholders' equity.................................    13,911       21,195
                                                                       --------     --------
          Total Liabilities and Shareholders' Equity.................  $ 23,626     $ 29,803
                                                                       =========    =========

                See notes to consolidated financial statements.

          NATIONAL ELECTRONIC INFORMATION CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                 (IN THOUSANDS)

                                                               1993        1994        1995
                                                              -------     -------     -------
REVENUES
Processing service revenue..................................  $20,561     $25,053     $32,574
Participation fees..........................................    3,429       3,610       4,177
Other income................................................      473         437         693
                                                              -------     -------     -------
                                                               24,463      29,100      37,444
                                                              -------     -------     -------
OPERATING EXPENSES
Cost of processing services revenue.........................   12,222      12,331      14,757
                                                              -------     -------     -------
GROSS MARGIN FROM OPERATIONS................................   12,241      16,769      22,687
                                                              -------     -------     -------
Selling, general and administrative.........................    9,178      11,204      13,862
Depreciation and amortization...............................      798         910       1,221
Acquisition expenses........................................      330         599         267
                                                              -------     -------     -------
                                                               10,306      12,713      15,350
INCOME FROM OPERATIONS......................................    1,935       4,056       7,337
                                                              -------     -------     -------
OTHER INCOME (EXPENSE)
Interest income.............................................      136         140         325
Interest expense............................................     (317)       (233)       (179)
                                                              -------     -------     -------
                                                                 (181)        (93)        146
                                                              -------     -------     -------
INCOME BEFORE INCOME TAXES..................................    1,754       3,963       7,483
INCOME TAX PROVISION (BENEFIT)..............................       75      (9,320)      2,881
                                                              -------     -------     -------
NET INCOME..................................................  $ 1,679     $13,283     $ 4,602
                                                              ========    ========    ========

                See notes to consolidated financial statements.

          NATIONAL ELECTRONIC INFORMATION CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                 (IN THOUSANDS)

                                                               1993        1994        1995
                                                              -------     -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income..................................................  $ 1,679     $13,283     $ 4,602
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Deferred income taxes.....................................    --         (9,420)      2,736
  Depreciation and amortization.............................      798         910       1,221
  Allowance for doubtful accounts...........................       41         232         117
  Gain on sale of investments...............................    --          --             (9)
  Interest expense on affiliate loans.......................      312         227         162
Decrease (increase) in assets:
  Accounts receivable.......................................     (667)         (7)     (2,141)
  Prepaid and other current assets..........................     (209)         (3)        210
Increase (decrease) in liabilities:
  Accounts payable and accrued expenses.....................    1,370         456         524
  Deferred revenue..........................................     (104)         (6)       (144)
  State and Federal income taxes payable....................       48          25         (69)
  Deferred rent.............................................     (159)       (161)       (161)
                                                              -------     -------     -------
          Net cash provided by operating activities.........    3,109       5,536       7,048
                                                              -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in Synaptek -- Net of cash acquired............    --          --         (1,313)
  Purchase of investments...................................     (196)      --         (4,184)
  Proceeds from the sale of investments.....................    --          --          2,004
  Purchase of property and equipment........................   (1,485)     (1,748)     (1,127)
                                                              -------     -------     -------
          Net cash used by investing activities.............   (1,681)     (1,748)     (4,620)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of affiliate loans..............................   (1,170)     (1,646)     (2,048)
  Issuance of capital stock.................................       17       --          --
  Principal payments on capital lease obligations...........      (32)          5        (100)
                                                              -------     -------     -------
          Net cash used by financing activities.............   (1,185)     (1,641)     (2,148)
                                                              -------     -------     -------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      243       2,147         280
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    2,011       2,254       4,401
                                                              -------     -------     -------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 2,254     $ 4,401     $ 4,681
                                                              -------     -------     -------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest....................  $     5     $     6     $    18
                                                              -------     -------     -------
  Cash paid during the year for income taxes................  $     4     $    55     $    97
                                                              -------     -------     -------
  Property and equipment financed through capital leases....  $   171     $   227     $    83
                                                              -------     -------     -------

                See notes to consolidated financial statements.

          NATIONAL ELECTRONIC INFORMATION CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                        (IN THOUSANDS EXCEPT SHARE DATA)

                                     CAPITAL STOCK      CAPITAL STOCK
                                    ----------------   ----------------               UNREALIZED
                                    CLASS A            CLASS B            PAID-IN   (LOSS)/GAIN ON   ACCUMULATED
                           TOTAL    SHARES    AMOUNT   SHARES    AMOUNT   CAPITAL    INVESTMENTS       DEFICIT
                          -------   -------   ------   -------   ------   -------   --------------   -----------
BALANCE, JANUARY 1,
  1993..................  $  (975)   30,712    $307       69      $  1    $34,407           --        $ (35,690)
  Net income............    1,679        --      --       --        --         --           --            1,679
  Stock issued for
     cash...............       17     1,667      17       --        --         --           --               --
                                                          --
                          -------   -------   ------             ------   -------   --------------   -----------
BALANCE, JANUARY 1,
  1994..................      721    32,379     324       69         1     34,407           --          (34,011)
  Net income............   13,283        --      --       --        --         --           --           13,283
  Unrealized (loss) on
     investments........      (93)       --      --       --        --         --          (93)              --
                                                          --
                          -------   -------   ------             ------   -------   --------------   -----------
BALANCE, JANUARY 1,
  1995..................   13,911    32,379     324       69         1     34,407          (93)         (20,728)
  Net income............    4,602        --      --       --        --         --           --            4,602
  Unrealized gain on
     investments........      118        --      --       --        --         --          118               --
  Stock issuance........    2,564     1,440      14       --        --      2,550           --               --
                                                          --
                          -------   -------   ------             ------   -------   --------------   -----------
BALANCE, DECEMBER 31,
  1995..................  $21,195    33,819    $338       69      $  1    $36,957       $   25        $ (16,126)
                          ========   ======   =======  ======    =======  ========  ============     ===========

                See notes to consolidated financial statements.

          NATIONAL ELECTRONIC INFORMATION CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS ORGANIZATION -- National Electronic Information Corporation ("NEIC") and Subsidiaries (the "Company") was founded in 1981 by an insurance consortium including five of the nation's largest health insurance companies to implement a claims processing system to support the submission, editing and distribution of electronic claims for hospital, medical and dental services to commercial insurance and Medicare payers. The Company currently receives claims from over 3,000 hospitals, 160,000 physicians and 20,000 dentists. Claims are processed and routed to over 200 payers, including commercial insurers, Medicare and Medicaid payers, health maintenance organizations and dental insurers. Transaction fees for the Company's core claim processing business are paid by payers, and are a function of claim volume and price per claim.

     CONSOLIDATION -- The consolidated financial statements include the accounts of NEIC, Medical Electronic Data Exchange, Inc. and Medical Electronic Index, Inc. All intercompany accounts have been eliminated.

     USE OF ESTIMATES AND CONCENTRATION -- The financial statements are prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Approximately 62 percent, 55 percent, and 40 percent of the Company's revenues were provided by the top five payers in 1993, 1994, and 1995. See note 5 to the consolidated financial statements.

     REVENUE RECOGNITION -- Processing service revenue and annual participation fees are charged to insurance carriers. Health service providers are charged annual participation fees and processing service revenue for Medicare claims. Annual participation fees are generally recognized upon billing. Participation fees not yet recognized upon billing are classified as deferred revenue. Transaction fee revenue is recognized as claims are processed. Fees earned from the licensing of software to health care providers are recognized when the licenses are granted.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is provided by the straight-line method over five to seven years. Leasehold improvements are amortized over the shorter of the duration of the lease or estimated life of the improvement.

     INVESTMENTS -- Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No.
115), requires that investments in debt and equity securities be classified in three categories (held-to-maturity, trading and available-for-sale). SFAS No. 115 has previously been adopted by the Company, and the Company classified its investment in accordance with the standard. Management has since adopted the implementation guidance contained in the November 1995 Financial Accounting Standards Board Special Report "Questions and Answers -- A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the Special Report). The Special Report permitted management to reassess the appropriateness of the classification of all securities held when such guidance was implemented (no later than December 31, 1995) and account for the reclassification at fair value. On December 29, 1995, management transferred 100 percent of its held-to-maturity securities to the available-for-sale classification at fair value. The net unrealized gains on such securities transferred is included in shareholders' equity at December 31, 1995.

     COMPUTER SOFTWARE COSTS -- The cost of purchased, licensed or internally developed computer software, incurred subsequent to establishing the technological feasibility of the software, that is to

          NATIONAL ELECTRONIC INFORMATION CORPORATION AND SUBSIDIARIES be sold or marketed, is capitalized and amortized using the straight-line method over five years. Costs incurred to establish the technological feasibility of computer software to be sold, leased or otherwise marketed are expensed as incurred. Amortization of capitalized computer software costs amounted to $76,000, $52,000 and $89,000 for the years ended December 31, 1993, 1994 and
1995.

     INCOME TAXES -- The Company follows SFAS No. 109, "Accounting for Income Taxes," which requires the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period of enactment. Additionally, SFAS No. 109 allows the recognition, in certain circumstances, of the tax benefit of net operating loss carryforwards. See Note 2.

     GOODWILL -- Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies and is amortized using the straight-line method over 20 years in accordance with APB No. 17. The Company carries its goodwill assets at purchase prices, less amortized amounts, and is subject to annual review for impairment. When reviewing for impairment, the Company's accounting policy for long-lived assets, including goodwill, requires the cost of capital to be considered in calculating the present value of the projected future cash flows expect to be generated over the estimated lives of the related assets. The discounted amount is then compared to the carrying value of the long-lived assets.

     DEFERRED RENT -- The Company has recorded a deferred rent credit for rent abatements granted under its office lease agreement. Rent expense is being charged to operations ratably over the term of the lease.

     CASH EQUIVALENTS -- The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

     RECLASSIFICATIONS -- Certain 1993 and 1994 amounts have been reclassified to conform to the 1995 presentation.

2. INCOME TAXES

     As discussed in Note 1, the Company follows SFAS No. 109 which permits the recognition of certain deferred tax assets when it is more likely than not that such income tax benefits will be realized in future years.

                                                            1993        1994          1995
                                                           -------   -----------   ----------
Current:
  Federal................................................  $32,000   $    85,000   $   85,000
  State and local........................................   43,000        15,000      115,000
                                                           -------   -----------   ----------
          Total..........................................   75,000       100,000      200,000
Deferred:
  Federal................................................    --       (8,319,000)   2,367,636
  State and local........................................    --       (1,101,000)     313,364
                                                           -------   -----------   ----------
          Total..........................................    --       (9,420,000)   2,681,000
                                                           -------   -----------   ----------
Income tax provision (benefit)...........................  $75,000   $(9,320,000)  $2,881,000
                                                           ========  ============  ==========

          NATIONAL ELECTRONIC INFORMATION CORPORATION AND SUBSIDIARIES

     As of December 31, 1993, 1994, and 1995, the Company has a deferred tax asset of $10,850,000, $9,420,000 and $6,683,000 with a related valuation allowance of $10,850,000, $0 and $0, respectively. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The significant component of the deferred tax asset relates to net operating loss carryforwards. There are no significant deferred tax liabilities. The Company has approximately $19,500,000 of net operating loss carryforwards which expire in varying amounts from 1996 through 2007. At December 31, 1994, the valuation allowance was eliminated since management believes that it is more likely than not that the Company will generate sufficient profits to enable it to realize the asset.

     The differences between income taxes computed by applying the federal statutory rate to income before income taxes in 1993 is due to the utilization of net operating loss carryforwards. In 1994, an income tax asset of $9,420,000 was established and in 1995, income tax expense reflects income taxes computed at the statutory rates.

3. DUE TO AFFILIATES

     As of January 1, 1990, the Company began charging shareholder carriers amounts in excess of the claim fee charged to other commercial carriers for processing service revenue (the "Surcharge"). The Company stopped charging these amounts on December 31, 1991.

     The repayment of the Surcharge to shareholder carriers in the form of a discounted fee per claim began in 1993. The discount is $.05 below rates charged to other commercial carriers. In 1995, two of the affiliates agreed to be repaid in four equal installments in 1996.

     The maximum amount discounted to shareholders in each calendar year cannot exceed one-third of the aggregate Surcharge and the aggregate discount per shareholder cannot exceed the aggregate Surcharge to that shareholder.

     Due to affiliates as of December 31:

                                                     1993            1994            1995
                                                  -----------     -----------     -----------
Balance, January 1..............................  $ 6,627,815     $ 5,768,994     $ 4,350,038
Interest accrued on surcharge...................      311,573         226,662         161,547
Repayment on surcharge..........................   (1,170,394)     (1,645,618)     (2,047,795)
                                                  -----------     -----------     -----------
Balance, December 31............................    5,768,994       4,350,038       2,463,790
Less current portion............................    2,001,000       2,209,271       2,385,378
                                                  -----------     -----------     -----------
                                                  $ 3,767,994     $ 2,140,767     $    78,412
                                                  ============    ============    ============

     Interest expense relating to the Surcharge was computed based upon the prime rate in effect on the final day of the preceding year. Based on this formula, an interest rate of 6.0 percent was applied for the years 1993 and 1994 and 8.0 percent was applied for 1995, respectively.

     The current portion is estimated based on a $.05 discount per claim multiplied by the 1996 estimated claims volume applicable to the shareholder carriers plus the full amount of the Surcharge for those shareholder carriers who have agreed to be repaid in equal installments during 1996.

4. SHAREHOLDERS' EQUITY

     The shares of Class A common stock and Class B common stock are identical except that the entire voting power is vested in the holders of Class A common stock. Each share of Class B common stock may be converted, at the election of the holder, into one share of Class A common stock.

          NATIONAL ELECTRONIC INFORMATION CORPORATION AND SUBSIDIARIES

5. RELATED PARTY TRANSACTIONS

     a. The Company is owned by fourteen shareholders, ten of whom are major insurance carriers. Participation fees and processing service revenue earned from these shareholders amounted to approximately $15,127,000, $16,126,000 and $14,985,000 in 1993, 1994 and 1995, respectively. Amounts receivable from shareholders for the above fees approximated $1,518,000 and $2,063,000 at December 31, 1994 and 1995, respectively.

     b. The Company incurred personnel expenses in connection with health and disability insurance supplied by shareholders of the Company approximating $515,000, $27,000 and $25,800 for the years ended December 31, 1993, 1994 and
1995, respectively.

6. RETIREMENT PLAN

     The Company sponsors a contributory 401(k) retirement plan that covers substantially all employees. The Company will match, based upon years of service, a percentage of employee contributions to a maximum of 5 percent. For 1993, 1994 and 1995, the Company's 401(k) retirement plan expense was approximately $168,000, $241,000 and $278,000, respectively.

7. COMMITMENTS AND CONTINGENCIES

     The Company leases equipment and office space under capital and operating leases. The Company has entered into various capital lease agreements and the principal payments due are as follows:

 YEAR ENDING
DECEMBER 31,                                                                           TOTAL
- -------------                                                                         --------
    1996............................................................................  $173,636
    1997............................................................................   108,967
    1998............................................................................    65,490
    1999............................................................................    49,158
                                                                                      --------
                                                                                      $397,251
                                                                                      =========

     At December 31, 1994 and 1995, assets purchased under the capital lease were $227,000 and $449,000. The related accumulated depreciation was $49,000 and $173,000, respectively.

     Minimum future cash obligations under all noncancelable operating leases at December 31, 1995 are as follows:

 YEAR ENDING
DECEMBER 31,                                                                          TOTAL
- -------------                                                                       ----------
    1996..........................................................................  $1,129,579
    1997..........................................................................     603,579
    1998..........................................................................      47,553
    1999..........................................................................          --
                                                                                    ----------
                                                                                    $1,780,711
                                                                                    ==========

     The headquarters office space rental is subject to lessor cost escalation and contains two five-year renewable options. The Company has agreed to renew this lease for a term of one year ending on June 30, 1997. Rent expense for all office space operating leases in 1993, 1994, and 1995 amounted to approximately $554,000, $938,000 and $1,012,000, respectively.

          NATIONAL ELECTRONIC INFORMATION CORPORATION AND SUBSIDIARIES

     While various claims have been asserted against the Company, management believes that the ultimate liability, if any, from the resolution of these matters will not be material to the operating income or financial position of the Company.

8. ACQUISITION

     On July 25, 1995, NEIC executed an Agreement and Plan of Merger (the "Merger Agreement") by and between the Company and Medical Electronic Data Exchange, Inc. ("Synaptek") and Medical Electronic Data Index, Inc. ("Index") and Kepa Zubeldia, Robert C. Brown and Zelda Brown (collectively the "Synaptek Shareholders"). In the merger, all of the outstanding shares of Synaptek and Index were retired in exchange for $1,000,000 cash, repayment of an obligation for $106,000 and 1,440 shares of the Company's common stock valued at approximately $2,550,000. Synaptek and Index act as a clearinghouse for commercial, Medicare and Medicaid healthcare transactions.

     In conjunction with the Merger Agreement, the Company also entered into a Put Option Agreement with the Synaptek Shareholders whereby the Synaptek Shareholders could cause the Company to repurchase the Company's common stock at the greater of the fair market value of such shares or $2,600,000 during a six month period beginning July 13, 1998. In conjunction with the sale of the Company, the Put Option Agreement has terminated (see Note 9).

     The acquisition has been accounted for using the purchase method and accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $3,975,000, has been recorded as goodwill and is being amortized on the straight-line method over 20 years. The operating results of Synaptek and Index have been included in the consolidated statement of operations from the date of acquisition. The aggregate purchase price comprising goodwill consists of the following:

Cash paid.......................................................................  $1,000,000
Stock issued....................................................................   2,550,000
Debt paid down..................................................................     106,000
Negative fair value of net assets acquired......................................      28,000
Acquisition costs...............................................................     291,000
                                                                                  ----------
          Total Goodwill........................................................  $3,975,000
                                                                                  ==========

     The allocation of the purchase price to the fair value of the assets acquired and liabilities assumed is as follows:

Cash paid.......................................................................  $   65,000
Accounts receivable.............................................................     264,000
Prepaid expenses and other assets...............................................      18,000
Property and equipment..........................................................     267,000
Goodwill........................................................................   3,975,000
Accounts payable and expenses...................................................    (369,000)
Capital lease obligations.......................................................    (273,000)
                                                                                  ----------
                                                                                  $3,947,000
                                                                                  ==========

9. SUBSEQUENT EVENTS

     On November 30, 1995, the Company entered into an agreement and plan of merger (the "Purchase Agreement") with ENVOY Corporation ("ENVOY") and ENVOY Acquisition Company

          NATIONAL ELECTRONIC INFORMATION CORPORATION AND SUBSIDIARIES

("EAC") whereby the respective Boards of Directors of ENVOY, EAC and the Company agreed to consummate a business combination, whereby, ENVOY and EAC would acquire all the issued and outstanding common stock of the Company for $2,626.29 per share, less a transaction bonus of $27.97, in cash. The common stock shares issued and outstanding for purposes of the transaction are 33,888.05 shares.

     In connection with the above transaction, the Company has offered NEIC Cumulative Redeemable Preferred Stock ("NEIC Preferred Stock") to certain Synaptek Shareholders who own 840.21 shares of NEIC Common Stock in exchange for the previously issued common shares at an exchange ratio of one share of NElC Preferred Stock for each share of NEIC Common Stock. Each holder of NEIC Preferred Stock has the option to sell their shares to the Company at a price of $2,606.94 plus any unpaid cumulative and current accrued dividends payable after August 1, 1996.

     The Put Option Agreement referred to in Note 8 has terminated as of the effective date of the merger (March 6, 1996).

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Teleclaims, Inc.
Birmingham, Alabama

     We have audited the accompanying balance sheets of Teleclaims, Inc. (an S-Corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis. evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Teleclaims, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          HARDMAN GUESS FROST & CUMMINGS, P.C.

Birmingham, Alabama
February 28, 1996

                                TELECLAIMS, INC.

                                 BALANCE SHEETS

                                                                         DECEMBER 31,
                                                                  --------------------------
                                                                     1994           1995
                                                                  ----------     -----------
                                           ASSETS
CURRENT ASSETS
  Cash..........................................................  $   11,945     $         0
  Accounts receivable, less allowance of $10,000 and $-0-,
     respectively...............................................     101,095         129,374
  Interest receivable -- shareholder............................      37,992          22,389
  Note receivable -- shareholder, current portion...............      79,992          39,996
  Prepaid expenses..............................................      12,702          18,113
                                                                  ----------     -----------
          TOTAL CURRENT ASSETS..................................     243,726         209,872
EQUIPMENT AND LEASEHOLD IMPROVEMENTS
  Equipment.....................................................     421,331         440,254
  Software......................................................     277,367         281,127
  Furniture and fixtures........................................      43,740          44,975
  Leasehold improvements........................................       5,458           5,458
                                                                  ----------     -----------
                                                                     747,896         771,814
  Less allowances for depreciation and amortization.............     343,889         515,689
                                                                  ----------     -----------
                                                                     404,007         256,125
OTHER ASSETS
  Note receivable -- shareholder, less current portion..........     319,968         279,972
  Intangible assets, net of accumulated amortization of $235,754
     and $357,679, respectively.................................     450,251         328,326
  Organizational costs, net of accumulated amortization of $555
     and $755, respectively.....................................         445             245
                                                                  ----------     -----------
                                                                     770,664         608,543
                                                                  ----------     -----------
          TOTAL ASSETS..........................................  $1,418,397     $ 1,074,540
                                                                  ==========     ============
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Cash overdraft................................................  $        0     $     1,226
  Accounts payable..............................................       2,502          16,884
  Accrued employee benefits.....................................      15,658          23,077
  Other.........................................................       1,349           6,108
                                                                  ----------     -----------
          TOTAL CURRENT LIABILITIES.............................      19,509          47,295
STOCKHOLDERS' EQUITY
  Class A common stock, par value $.01 per share -- 20,000
     shares authorized, 11,500 and 13,250 shares issued and
     outstanding, respectively..................................         115             132
  Class B non-voting common stock, par value $.01 per share --
     20,000 shares authorized, 11,500 and 13,300 shares issued
     and outstanding, respectively..............................         115             133
  Additional paid-in capital....................................   2,299,770       2,654,735
  Retained earnings (deficit)...................................    (901,112)     (1,627,755)
                                                                  ----------     -----------
          TOTAL STOCKHOLDERS' EQUITY............................   1,398,888       1,027,245
                                                                  ----------     -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............  $1,418,397     $ 1,074,540
                                                                  ==========     ============

                       See notes to financial statements.

                                TELECLAIMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                    YEARS ENDED DECEMBER 31,
                                                                    -------------------------
                                                                       1994           1995
                                                                    ----------     ----------
Net sales.........................................................  $  775,461     $  903,103
General and administrative expenses...............................   1,475,922      1,660,750
                                                                    ----------     ----------
          Operating (Loss)........................................    (700,461)      (757,647)
Other income
          Interest income.........................................      36,047         31,004
                                                                    ----------     ----------
          Net (Loss)..............................................  $ (664,414)    $ (726,643)
                                                                    ==========     ==========

                       See notes to financial statements.

                                TELECLAIMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1994 AND 1995

                                                           ADDITIONAL
                                                 CAPITAL    PAID-IN      RETAINED
                                                  STOCK     CAPITAL      EARNINGS       TOTAL
                                                 -------   ----------   -----------   ----------
Balance at January 1, 1994.....................   $ 210    $2,099,790   $  (236,698)  $1,863,302
Issuance of 2,000 shares of common stock.......      20       199,980             0      200,000
Net loss for the year..........................       0             0      (664,414)    (664,414)
                                                 -------   ----------   -----------   ----------
Balance at December 31, 1994...................     230     2,299,770      (901,112)   1,398,888
Issuance of 3,550 shares of common stock.......      35       354,965             0      355,000
Net loss for the year..........................       0             0      (726,643)    (726,643)
                                                 -------   ----------   -----------   ----------
          BALANCE AT DECEMBER 31, 1995.........   $ 265    $2,654,735   $(1,627,755)  $1,027,245
                                                 ======    ==========   ============  ==========

                       See notes to financial statements.

                                TELECLAIMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31,
                                                                   -------------------------
                                                                     1994            1995
                                                                   ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss).....................................................  $(664,414)      $(726,643)
  Adjustments to reconcile net income to net cash provided (used)
     by operating activities:
     Provision for depreciation and amortization.................    338,626         293,924
     Changes in operating assets and liabilities:
       Accounts receivable.......................................    (26,236)        (28,279)
       Interest receivable.......................................    (32,287)         15,603
       Prepaid expenses..........................................     (2,533)         (5,410)
       Accounts payable..........................................    (55,159)         14,382
       Accrued employee benefits.................................     (5,444)          7,419
       Other current liabilities.................................         (3)          4,759
                                                                   ---------       ---------
NET CASH (USED) BY OPERATING ACTIVITIES..........................   (447,450)       (424,245)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of equipment and leasehold improvements..............    (51,206)        (23,918)
  Payments received on note receivable -- shareholder............          0          79,992
                                                                   ---------       ---------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES.................    (51,206)         56,074
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock.........................    200,000         355,000
                                                                   ---------       ---------
  NET CASH PROVIDED BY FINANCING ACTIVITIES......................    200,000         355,000
                                                                   ---------       ---------
  NET (DECREASE) IN CASH.........................................   (298,656)        (13,171)
Cash at beginning of year........................................    310,601          11,945
                                                                   ---------       ---------
  CASH (OVERDRAFT) AT END OF YEAR................................  $  11,945       $  (1,226)
                                                                   ==========      ==========

                       See notes to financial statements.

                                TELECLAIMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS: Teleclaims, Inc.'s primary business activity is providing electronic document filing between physicians, medical practices, hospitals and insurance companies.

     EQUIPMENT AND LEASEHOLD IMPROVEMENTS: Equipment and leasehold improvements are recorded at cost. Expenditures for renewals and betterments which materially extend the useful lives of the assets or increase their productivity are capitalized. Expenditures for maintenance and repairs are charged to current operations.

     Depreciation of equipment and furniture and fixtures is computed on accelerated methods over the estimated useful lives of the assets. Amortization of computer software is computed on the straight-line method over lives ranging from three to five years. Amortization of leasehold improvements is computed on the straight-line method over 31.5 years.

     INTANGIBLE ASSETS: The Company acquired certain intangible assets in connection with the acquisition of the assets of the Company in 1992. These capitalized costs are amortized on the straight-line method over the estimated useful lives of the assets.

     EMPLOYEE BENEFITS: The cost of compensated leave is accrued as it is vested to the employees.

     ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INCOME TAXES: The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes on its taxable income, and the accompanying financial statements do not include a provision for income taxes. Instead, the stockholders are liable for individual income taxes on their respective share of the Company's taxable income.

     RECLASSIFICATIONS: Certain amounts in the 1994 financials have been reclassified to conform to the 1995 presentation. Such reclassifications had no effect on net income.

NOTE B -- NOTE RECEIVABLE FROM SHAREHOLDER

     The note receivable from shareholder is payable in annual principal installments of $39,996, along with interest at the prime rate of AmSouth Bank of Birmingham, Alabama plus 1/2%. These annual payments are due on March 31 of each year until March 31, 2003, at which time all remaining principal and accrued interest shall be due and payable. The nonrecourse note is secured by 4,000 shares of Class B non-voting common stock of the Company which were issued pursuant to the terms of a Subscription Agreement on the same date as the issuance of the note. It is the intent of the Company to declare a bonus to the shareholder each year to assist him in repaying the principal and interest on the note, but the Company is under no legal obligation to declare such bonuses. In the event the shareholder's employment is terminated for any reason the Company shall have the right to repurchase the shareholder's stock at its original purchase price.

     Interest income includes $32,287 and $22,389 related to this note for the years ended December 31, 1994 and 1995, respectively.

                                TELECLAIMS, INC.

NOTE C -- INTANGIBLE ASSETS

     In connection with acquisition of the assets of the Company on March 23, 1992, the Company purchased certain intangible assets as follows:

     A. Customer Contracts:

          These costs represent the portion of the purchase price allocated to the servicing rights for existing customer contracts. The capitalized costs of $284,850 are being amortized on the straight-line method over thirteen years.

     B. Preferred Provider/Non-Compete Agreement:

          These costs represent the amounts paid to Salcris Corporation, the former owner of Teleclaims, Inc., and two of its shareholders in return for a five-year non-compete and consulting agreement. The non-compete portion of capitalized costs of $100,000 is being amortized on the straight-line method over the term of the agreement. Under the agreement, the Company made an additional payment in March 1993 of $301,155 which represented payment in return for Salcris Corporation designating the Company as its preferred provider of claims processing. These costs are also being amortized on the straight-line method over five years.

NOTE D -- LEASES

     The Company is committed under a noncancelable operating lease for office space. Rent under the lease is comprised of a minimum rent and an allocation of the landlord's operating expenses. The Company also leases certain office equipment under various noncancelable operating leases. Future minimum rental commitments under these leases are as follows:

                               FOR THE YEAR ENDING                                  AMOUNT
- ---------------------------------------------------------------------------------  --------
1996.............................................................................  $ 63,107
1997.............................................................................    59,574
1998.............................................................................     9,254
1999.............................................................................         0
                                                                                   --------
          TOTAL MINIMUM LEASE PAYMENTS...........................................  $131,935
                                                                                   =========

     Total expense for all operating leases for the years ended December 31, 1994 and 1995, was $87,982 and $95,210, respectively.

NOTE E -- EMPLOYEE BENEFIT PLAN

     The Company has a qualified 401(k) profit sharing plan under which all employees who meet minimum age (21) and length of service (six months) requirements may defer a portion of their salary. The plan provides that the Company make a contribution equal to twenty-five percent (25%) of the amount contributed by an employee. The plan also provides that the Company may make an annual contribution at the discretion of the Board of Directors to be allocated among all the plan participants. Company contributions to the plan were $6,651 and $6,895 for the years ended December 31, 1994 and 1995, respectively.

                                TELECLAIMS, INC.

NOTE F -- CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to credit risk consist of cash, accounts receivable and notes receivable. Accounts receivable are due from customers located in the southeastern United States and notes receivable are due from a stockholder of the Company.

     The Company maintains bank balances with financial institutions in Alabama. Accounts at each institution are guaranteed by federal deposit insurance up to $100,000 per institution. The Company did not have any deposits in excess of the amount insured at December 31, 1994 and 1995, respectively.

NOTE G -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial Accounting Standards Board Statement (SFAS) No. 107, Disclosure About Fair Value of Financial Instruments requires disclosure of fair value information about certain financial instruments, for which it is practicable to estimate that value, whether or not such market values are recognized in the balance sheet.

     The carrying amount of the note receivable-shareholder approximates its fair value because the note's interest rate fluctuates with the prime rate.

- ------------------------------------------------------
- ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Price Range of Common Stock and
  Dividend Policy.....................   10
Use of Proceeds.......................   11
Capitalization........................   12
Certain Financial Data................   13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   15
Business..............................   21
Management............................   28
Description of Capital Stock..........   30
Principal and Selling Shareholders....   35
Underwriting..........................   37
Legal Matters.........................   38
Experts...............................   38
Available Information.................   39
Incorporation of Certain Information
  by Reference........................   39
Index to Financial Statements.........  F-1

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------
                                2,630,000 SHARES

                                  [ENVOY LOGO]

                                  COMMON STOCK



                              -------------------
                                   PROSPECTUS
                              -------------------




                               ALEX. BROWN & SONS

                                 INCORPORATED

                               HAMBRECHT & QUIST

                              J.C. BRADFORD & CO.

                               SOUTHCOAST CAPITAL
                                  CORPORATION




                                           , 1996

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee.............................................................  $ 31,288
NASD fee.........................................................................     9,574
Nasdaq filing fee................................................................    17,500
*Accounting fees and expenses....................................................   125,000
*Legal fees and expenses.........................................................   150,000
*Printing and engraving expenses.................................................   125,000
*Blue Sky fees and expenses......................................................     7,500
*Miscellaneous expenses..........................................................    34,138
                                                                                     ------
     *Total......................................................................  $500,000
                                                                                     ======

- ---------------

* Estimated.
+ To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith,
(ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     Article 8 of the Amended and Restated Charter (the "Charter") of the Company and its Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify against liability, and advance expenses to, any present or former director or officer of the Company to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule or regulation adopted in lieu thereof. Additionally, the Charter provides that no director of the Company shall be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) any unlawful distributions, or (iv) receiving any improper personal benefit. The Company has entered into indemnification agreements with each of the Company's directors and executive officers.

     The proposed form of the Underwriting Agreement filed as Exhibit 1 to this Registration Statement contains certain provisions relating to the indemnification of the Company and its controlling persons by the Underwriters and relating to the indemnification of the Underwriters by the Company and its controlling persons.

ITEM 16.  EXHIBITS.

     (a) The following exhibits are filed as part of the Registration Statement:

  EXHIBIT
  NUMBER                                     DESCRIPTION OF EXHIBIT
- -----------       -----------------------------------------------------------------------------
      +1      --  Form of Underwriting Agreement
      *2.1    --  Agreement and Plan of Distribution dated September 2, 1994, as amended through December 16, 1994
      *2.2    --  Form of Stock Purchase Agreement, Option and Management Contract dated
                  January 28, 1995, as amended, by and between Envoy Corporation and
                  StellarNet, Inc.
     **2.3    --  Agreement and Plan of Merger dated November 30, 1995 by and among the
                  Registrant, Envoy Acquisition Corporation and National Electronic Information
                  Corporation
    ***2.4    --  Share Purchase Agreement by and between the Registrant and Teleclaims, Inc., an Alabama corporation, dated March 1, 1996
 ******3.1    --  Amended and Restated Charter, as amended
      *3.2    --  Amended and Restated By-Laws
       4.1    --  Article 5 of the Registrant's Charter, as amended (Included in Exhibit 3.1)
      *4.2    --  Shareholder Rights Plan
     **4.3    --  Series B Convertible Preferred Stock Purchase Agreement among the Registrant,
                  General Atlantic Partners 25, L.P., GAP Coinvestment Partners, L.P. and First
                  Union Capital Partners, Inc. dated November 30, 1995
   ****4.4    --  Registration Rights Agreement dated March 6, 1996 by and among the
                  Registrant, General Atlantic Partners 25, L.P., GAP Coinvestment Partners,
                  L.P. and First Union Capital Partners, Inc.
   ****4.5    --  Securities Purchase Agreement dated March 6, 1996 by and among the Registrant and the Purchasers set forth on the signature pages thereto
   ****4.6    --  Registration Rights Agreement dated March 6, 1996 by and among the Registrant and the Purchasers set forth on the signature pages thereto
      *4.7    --  Specimen Common Stock certificate
      +5      --  Opinion of Bass, Berry & Sims PLC
     *10.1    --  Form of License and Transition Services Agreement by and among the
                  Registrant, Envoy Corporation and First Data Corporation
     *10.2    --  Form of Management Services Agreement by and between the Registrant and First
                  Data Corporation
     *10.3    --  Form of Human Resources Agreement between the Registrant and First Data
                  Corporation
     *10.4    --  Form of Tax Disaffiliation Agreement between Envoy Corporation and the
                  Registrant
******10.5    --  Note Purchase Agreement dated June 6, 1995 by and between the Registrant and
                  First Data Corporation

  EXHIBIT
  NUMBER                                     DESCRIPTION OF EXHIBIT
- -----------       -----------------------------------------------------------------------------
******10.6    --  Credit Agreement among First Union National Bank of North Carolina, as agent, various Lenders and the Registrant dated March 6, 1996 and the related transaction documents
     *10.7    --  Employment Agreement between the Registrant and Fred C. Goad, Jr.
     *10.8    --  Employment Agreement between the Registrant and Jim D. Kever
 *****10.9    --  1995 Employee Stock Incentive Plan, as amended
     *10.10   --  1995 Stock Option Plan for Outside Directors
     *10.11   --  1992 Incentive Plan
     *10.12   --  1992 Non-Employee Directors Stock Option Plan
     *10.13   --  1990 Officer and Employee Stock Option Plan
     *10.14   --  1990 Director Stock Option Plan
     *10.15   --  1987 Stock Option Plan.
     *10.16   --  Form of Indemnification Agreement
      23.1    --  Consent of Ernst & Young LLP
      23.2    --  Consent of Deloitte & Touche LLP
      23.3    --  Consent of Deloitte & Touche LLP
      23.4    --  Consent of Hardman Guess Frost & Cummings, P.C.
     +23.5    --  Consent of Bass, Berry & Sims PLC (included in Exhibit 5)
      24      --  Power of Attorney (included on page II-5)

- ---------------
      *Incorporated by reference to the Registrant's Form 10, as amended, No.
       0-25062.

     **Incorporated by reference to the Registrant's Current Report on Form 8-K filed December 7, 1995.

    ***Incorporated by reference to the Registrant's Current Report on Form 8-K filed March 15, 1996.

   ****Incorporated by reference to the Registrant's Current Report on Form 8-K filed March 21, 1996.

  *****Incorporated by reference to the Registrant's Proxy Statement dated
       February 5, 1996.

 ******Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 filed April 1, 1996.

      +To be filed by amendment

     (b) The schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, Tennessee on May 23, 1996.

                                          ENVOY CORPORATION

                                          By:     /s/  FRED C. GOAD, JR.
                                             -----------------------------------
                                                     Fred C. Goad, Jr.
                                                Chairman, Co-Chief Executive
                                                    Officer and Director

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fred C. Goad, Jr. and Jim D. Kever, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         /s/  FRED C. GOAD, JR.           Chairman of the Board, Co-Chief        May 23, 1996
- ----------------------------------------  Executive Officer and Director
           Fred C. Goad, Jr.

           /s/  JIM D. KEVER              Co-Chief Executive Officer, President  May 23, 1996
- ----------------------------------------  and Director
              Jim D. Kever

         /s/  KEVIN M. MCNAMARA           Chief Financial Officer and Secretary  May 23, 1996
- ----------------------------------------  (Principal Financial and Accounting
           Kevin M. McNamara              Officer)

          /s/  WILLIAM E. FORD            Director                               May 23, 1996
- ----------------------------------------
            William E. Ford

         /s/  W. MARVIN GRESHAM           Director                               May 23, 1996
- ----------------------------------------
           W. Marvin Gresham

        /s/  LAURENCE E. HIRSCH           Director                               May 23, 1996
- ----------------------------------------
           Laurence E. Hirsch

      /s/  G. WALTER LOEWENBAUM II        Director                               May 23, 1996
- ----------------------------------------
        G. Walter Loewenbaum II

         /s/  RICHARD A. MCSTAY           Director                               May 23, 1996
- ----------------------------------------
           Richard A. McStay

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                     DESCRIPTION OF EXHIBIT
- -----------       -----------------------------------------------------------------------------
      +1      --  Form of Underwriting Agreement
      *2.1    --  Agreement and Plan of Distribution dated September 2, 1994, as amended through December 16, 1994
      *2.2    --  Form of Stock Purchase Agreement, Option and Management Contract dated
                  January 28, 1995, as amended, by and between Envoy Corporation and
                  StellarNet, Inc.
     **2.3    --  Agreement and Plan of Merger dated November 30, 1995 by and among the
                  Registrant, Envoy Acquisition Corporation and National Electronic Information
                  Corporation
    ***2.4    --  Share Purchase Agreement by and between the Registrant and Teleclaims, Inc., an Alabama corporation, dated March 1, 1996
 ******3.1    --  Amended and Restated Charter
      *3.2    --  Amended and Restated By-Laws
       4.1    --  Article 5 of the Registrant's Charter, as amended (Included in Exhibit 3.1)
      *4.2    --  Shareholder Rights Plan
     **4.3    --  Series B Convertible Preferred Stock Purchase Agreement among the Registrant,
                  General Atlantic Partners 25, L.P., GAP Coinvestment Partners, L.P. and First
                  Union Capital Partners, Inc. dated November 30, 1995
   ****4.4    --  Registration Rights Agreement dated March 6, 1996 by and among ENVOY, General
                  Atlantic Partners 25, L.P., GAP Coinvestment Partners, L.P. and First Union
                  Capital Partners, Inc.
   ****4.5    --  Securities Purchase Agreement dated March 6, 1996 by and among the Registrant and the Purchasers set forth on the signature pages thereto
   ****4.6    --  Registration Rights Agreement dated March 6, 1996 by and among the Registrant and the Purchasers set forth on the signature pages thereto
      *4.7    --  Specimen Common Stock certificate
      +5      --  Opinion of Bass, Berry & Sims PLC
     *10.1    --  Form of License and Transition Services Agreement by and among the
                  Registrant, Envoy Corporation and First Data Corporation Form of Management
                  Services Agreement by and between the Registrant and First
     *10.2    --  Data Corporation
     *10.3    --  Form of Human Resources Agreement between the Registrant and First Data
                  Corporation
     *10.4    --  Form of Tax Disaffiliation Agreement between Envoy Corporation and the
                  Registrant
******10.5    --  Note Purchase Agreement dated June 6, 1995 by and between the Registrant and
                  First Data Corporation
******10.6    --  Credit Agreement among First Union National Bank of North Carolina, as agent, various Lenders and the Registrant dated March 6, 1996 and the related transaction documents
     *10.7    --  Employment Agreement between the Registrant and Fred C. Goad, Jr.
     *10.8    --  Employment Agreement between the Registrant and Jim D. Kever
 *****10.9    --  1995 Employee Stock Incentive Plan, as amended
     *10.10   --  1995 Stock Option Plan for Outside Directors

  EXHIBIT
  NUMBER                                     DESCRIPTION OF EXHIBIT
- -----------       -----------------------------------------------------------------------------
     *10.11   --  1992 Incentive Plan
     *10.12   --  1992 Non-Employee Directors Stock Option Plan
     *10.13   --  1990 Officer and Employee Stock Option Plan
     *10.14   --  1990 Director Stock Option Plan
     *10.15   --  1987 Stock Option Plan.
     *10.16   --  Form of Indemnification Agreement
      23.1    --  Consent of Ernst & Young LLP
      23.2    --  Consent of Deloitte & Touche LLP
      23.3    --  Consent of Deloitte & Touche LLP
      23.4    --  Consent of Hardman Guess Frost & Cummings, P.C.
     +23.5    --  Consent of Bass, Berry & Sims PLC (included in Exhibit 5)
      24      --  Power of Attorney (included on page II-5)

- ---------------
     *Incorporated by reference to the Registrant's Form 10, as amended, No.
      0-25062.

    **Incorporated by reference to the Registrant's Current Report on Form 8-K filed December 7, 1995.

   ***Incorporated by reference to the Registrant's Current Report on Form 8-K filed March 15, 1996.

  ****Incorporated by reference to the Registrant's Current Report on Form 8-K filed March 21, 1996.

 *****Incorporated by reference to the Registrant's Proxy Statement dated
      February 5, 1996.

******Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 filed April 1, 1996.

     +To be filed by amendment